                                   MERANT PLC
                         DIRECTORS' REMUNERATION REPORT
                                   UK FORMAT

                            YEAR ENDED APRIL 30 2000

     The MERANT remuneration committee consists of three non-executive directors, Mr. Burns (Chairman), Mr. Berty and Mr. Hughes. None of the committee members has any personal financial interests (other than as shareholders and/or optionholders), conflicts of interests arising from cross-directorships or day-to-day involvement in running the business.

     The committee ensures that remuneration is appropriate to each executive director's responsibilities, taking into consideration the overall financial and business position of the Company, the highly competitive industry of which MERANT is part, salary scales within the Company, and the importance of recruiting and retaining management of the appropriate calibre.

EXECUTIVE DIRECTORS' REMUNERATION POLICY

     Mr. Greenfield is the only executive director.

     The chief components of the executive director's remuneration are as follows:

          Basic salary: The salary rate for the executive director is determined by reference to relevant market data for the countries in which the director performs his duties, and is normally reviewed on an annual basis. In general, the committee's philosophy is to have base salary rates lower than those of others in the market, with higher rates of pay for performance. In addition, the rate for the executive director takes into account the salary levels of staff as a whole in each country.

          Performance-related pay: The executive director is eligible for annual performance-related bonuses, which are calculated based on fixed formulae measuring MERANT's performance against targets set at the beginning of each year. Such bonuses are earned on a pro-rata basis in proportion to the level of achievement relative to the performance targets set, subject to certain minimum thresholds. The philosophy is to offer greater than market opportunities in terms of bonus compensation, scaling upwards if the performance of MERANT exceeds the targets set out at the beginning of the period. In the year ended April 30 2000 such bonuses were based on audited revenues and earnings per share results compared to pre-determined targets.

          Pension contributions: MERANT does not operate a pension scheme for its directors. The executive director participates in MERANT's deferred compensation plan for U.S.-based employees (401k plan), whereby MERANT will partially match employee contributions to the plan, up to a maximum contribution of 3% of the employee's compensation, subject to IRS limitations.

          Compensation for loss of office: The level of compensation offered by the Company is determined by the need to provide the executive director with a competitive package in accordance with the criteria described elsewhere in this "Executive Directors' Remuneration Policy" section, but would not exceed the equivalent of two years' pay (salary plus calculated portion of bonus, or performance-related pay).

          Share options: The executive director is eligible to participate in the MERANT share option plans, details of which are set out in note 24 to the financial statements on page 104. The grant of share options to the executive director is designed to ensure that an element of his remuneration is directly related to long-term growth in shareholder value.

          Long term incentives: The executive director is not eligible for any other long-term incentive payments.

          Service agreements: Upon his appointment the Chief Executive Officer entered into a three-year service agreement with the Company, expiring on December 1 2001. On early termination by the Company, he is entitled to one year's salary and bonus and a further one year salary and bonus for services to be rendered to the Company over 18 months and for a non-competition covenant. The agreement stipulates that in the event of a change in control, the agreement is automatically extended for a three-year term commencing on the date of change in control.

REMUNERATION FOR NON-EXECUTIVE DIRECTORS

     Remuneration for non-executive directors is determined by the Board as a whole based upon the advice of an independent advisor who has provided details of comparables. Directors are not involved in any discussions or decisions about their own remuneration.

     Non-executive directors receive an annual retainer and earn additional fees for attendance at Board meetings and for time spent on other Company-related business. Fees are set within the limits stipulated in the Company's Articles of Association.

     Non-executive directors are eligible to participate in the MERANT share option plans, details of which are set out in note 24 to the financial statements on page 104.

     None of the non-executive directors has a service contract with a notice period in excess of one year, or with provision for predetermined compensation on termination of an amount which equals or exceeds one year's salary and benefits.

DIRECTORS' REMUNERATION

     The following table analyses the remuneration earned by each director in the year ended April 30 2000 and discloses summary information for the fifteen-month period ended April 30 1999:

                                                                 PERFORMANCE-           TOTAL   TOTAL
                                                        SALARY   RELATED PAY    FEES    2000    1999
                                                        L'000       L'000       L'000   L'000   L'000
                                                        ------   ------------   -----   -----   -----
J Michael Gullard.....................................     --          --         84      84      118
Harold Hughes.........................................     --          --         21      21       39
Michel Berty (appointed September 24 1998)............     --          --         18      18       22
Kevin Burns (appointed September 24 1998).............     --          --         21      21      144
Gary Greenfield (appointed September 24 1998).........    248         103         --     351    1,627
Barry X Lynn (appointed September 16 1999)............     --          --         11      11       --
Don C Watters (appointed December 8 1999).............     --          --          6       6       --
Martin Waters (resigned September 16 1999)............     --          --          6       6    1,465
Paul Adams (resigned September 24 1998)...............     --          --         --      --      248
Ron Forbes (resigned May 14 1998).....................     --          --         --      --       93
J Sidney Webb (died March 24 1999)....................     --          --         --      --       23
                                                         ----        ----       ----    ----    -----
                                                          248         103        167     518    3,779
                                                         ----        ----       ----    ----    -----

     The following table summarises directors' remuneration, including gains realised on exercise of share options.

                                                      YEAR ENDED    FIFTEEN MONTHS
                                                       APRIL 30     ENDED APRIL 30
                                                         2000            1999
                                                        L'000            L'000
                                                      ----------    ---------------
All directors:
Aggregate emoluments................................      518            3,779
Sums paid to third parties for directors'
  services..........................................        6                6
Gain on exercise of share options...................    2,484               28
                                                        -----            -----
                                                        3,008            3,813
                                                        -----            -----
Highest paid director:
Aggregate emoluments................................       21            1,627
Gain on exercise of share options...................    1,151               --
                                                        -----            -----
                                                        1,172            1,627
                                                        -----            -----

     Gains on exercise of share options are calculated based on the market price as at the date of exercise even though the shares may have been sold at a different price or retained.

DIRECTORS' SHAREHOLDINGS

     The beneficial interests of the current directors in the share capital of MERANT are as follows:

                                                           APRIL 30     APRIL 30
                                                             2000         1999
                                                           ---------    ---------
                                                           2p SHARES    2p SHARES
J Michael Gullard, Chairman..............................    77,500       77,500
Harold Hughes............................................   110,000      110,000
Michel Berty.............................................        --       10,000
Kevin Burns..............................................       500       60,000
Barry X Lynn.............................................        --           --(*)
Don C Watters............................................        --           --(*)
Gary Greenfield, Chief Executive Officer.................    25,155       25,155

---------------
* At date of appointment in the cases of Mr. Lynn and Mr. Watters

     Certain of these holdings are held in the form of ADSs. There have been no changes in these holdings since the year end.

DIRECTORS' SHARE OPTIONS

     The following table sets out the numbers of options to acquire ordinary shares or ADSs held by each director, and the changes in holdings during the year.

                                                                         NUMBER OF OPTIONS
                                           OPTION     -------------------------------------------------------
                           DATE OF         PRICE      APRIL 30                                      APRIL 30        LATEST
DIRECTOR                OPTION GRANT      (IN GBP)      1999      GRANTED   EXERCISED(2)   LAPSED     2000       EXERCISE DATE
--------              -----------------   --------    ---------   -------   ------------   ------   ---------  -----------------
J Michael Gullard....       June 2 1994       2.13       50,000        --        (50,000)   --             --                 --
                           June 21 1996       1.67      250,000        --       (150,000)   --        100,000       June 21 2006
                      September 16 1999       2.87           --    20,000             --    --         20,000  September 16 2009
Harold Hughes........    August 19 1992       3.00       50,000        --             --    --         50,000     August 19 2002
                           June 16 1994       2.40       10,000        --             --    --         10,000       June 16 2004
                      September 16 1999       2.87           --    10,000             --    --         10,000  September 16 2009
Michel Berty.........  November 21 1996       1.98        9,165          (1)       (9,165)  --             --                 --
                      September 24 1997       3.61       41,250          (1)      (41,250)  --             --                 --
                      September 16 1999       2.87           --    10,000        (10,000)   --             --                 --
Kevin Burns.......... September 21 1994       2.48       72,185          (1)      (72,185)  --             --                 --
                       February 15 1996       2.68      268,120          (1)     (268,120)  --             --                 --
                      September 25 1996       1.75      206,250          (1)     (206,250)  --             --                 --
                      September 16 1999       2.87           --    10,000             --    --         10,000  September 16 2009
Barry X Lynn......... September 16 1999       2.87           --    10,000             --    --         10,000  September 16 2009
Don C Watters........   December 8 1999       4.54           --    10,000             --    --         10,000    December 8 2009
Gary Greenfield......                  (1)        (1) 2,819,550          (1)     (250,000)  --      2,569,550                   (1)
                         January 4 1999       1.05    3,250,000        --              --   --      3,250,000     January 4 2009

---------------
(1) Options granted to Mr. Berty, Mr. Burns and Mr. Greenfield by INTERSOLV, Inc which were converted into options to acquire ADSs in the Company. Conversion terms are set out in note 2 to the U.S. format financial statements on page 46 and in note 3 to the U.K. format financial statements on page 90. In the case of Mr. Greenfield, the options outstanding at April 30 2000 were granted between August 20 1990 and May 1 1998 at prices between L1.47 and L3.42, and expire between August 20 2000 and May 1 2008.

(2) Gains on exercise of share options are calculated based on the market price as at the date of exercise even though the shares may have been sold at a different price or retained. The options shown in the table as "Exercised" were all exercised on December 16 1999, on which date the closing mid-market price of the ordinary shares was L4.41. On this basis, gains totalling L2,483,723 were made as follows: Mr. Gullard L524,800; Mr. Berty L70,553; Mr. Burns L1,150,870; and Mr. Greenfield L737,500.

(3) The market price of the shares at April 30 2000 was L1.56 and the range during the year was L1.47 to L4.87.

On behalf of the board

/s/ J. Michael Gullard
J Michael Gullard, chairman
September 12 2000

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                      SELECTED CONSOLIDATED FINANCIAL DATA
                                   US FORMAT

     The following selected financial data should be read in conjunction with, and is qualified in its entirety by reference to, the financial statements of MERANT, expressed in U.S. dollars, set forth on pages 36 to 60 of this report.

                                                                                 THREE MONTHS
                                                       YEAR ENDED   YEAR ENDED      ENDED          YEARS ENDED JANUARY 31,
(IN THOUSANDS OF U.S. DOLLARS -- EXCEPT PER SHARE AND  APRIL 30,    APRIL 30,     APRIL 30,     ------------------------------
ADS DATA AND PERCENTAGES)                                 2000         1999          1998         1998       1997       1996
-----------------------------------------------------  ----------   ----------   ------------   --------   --------   --------
RESULTS OF OPERATIONS:
Net revenue..................................           $365,444     $374,202      $106,987     $362,919   $283,640   $280,097
Operating income before goodwill amortization and
  non-recurring charges......................             15,141       20,189        18,959       44,997      2,280      6,734
Pre-tax income before goodwill amortization and
  non-recurring charges......................             19,928       26,523        20,100       48,932      5,226     11,441
Goodwill amortization........................             (8,316)      (3,585)         (464)      (1,391)        --         --
Non-recurring charges (see note 2, below)....            (13,500)     (49,662)      (17,292)     (17,468)   (37,603)   (23,069)
(Loss) income before income taxes............             (1,888)     (26,724)        2,344       30,073    (32,377)   (11,628)
Net (loss) income............................             (2,408)     (28,532)        1,489       20,148    (35,856)   (14,867)
Net (loss) income per share (note 4, below):
  Basic......................................              (0.02)       (0.20)         0.01         0.15      (0.27)     (0.11)
  Diluted....................................              (0.02)       (0.20)         0.01         0.14      (0.27)     (0.11)
  Basic -- per ADS...........................              (0.08)       (1.00)         0.05         0.73      (1.35)     (0.57)
  Diluted -- per ADS.........................              (0.08)       (1.00)         0.05         0.70      (1.35)     (0.57)
Weighted average number of shares outstanding, in
  thousands:
  Basic......................................            145,897      143,130       137,823      137,351    133,002    130,602
  Diluted....................................            145,897      143,130       145,618      144,326    133,002    130,602
  Basic -- ADS equivalent....................             29,179       28,626        27,565       27,470     26,600     26,120
  Diluted -- ADS equivalent..................             29,179       28,626        29,124       28,865     26,600     26,120
FINANCIAL POSITION AT END OF PERIOD:
Cash and short-term investments..............            125,678      121,384       126,907      118,572     95,876     92,077
Total assets.................................            329,016      323,082       333,715      333,074    257,887    272,523
Long term obligations........................                 --           --           648          612      1,314      3,018
Shareholders' equity.........................            161,402      152,211       179,442      172,073    123,493    157,109
FINANCIAL CONDITION:
Working capital..............................             74,188       89,619       101,727       94,230     62,421     69,005
Current ratio................................               1.48         1.57          1.64         1.64       1.52       1.71

NOTES:

(1) Data for prior periods has been restated to include business combinations that have been accounted for using the pooling-of-interests method (see note 2 to the consolidated financial statements on page 45).

(2) Details of the non-recurring charges are set out in note 5 to the consolidated financial statements on page 48.

(3) For years through January 31, 1998, annual amounts reflect the financial data of INTERSOLV, Inc on an April 30 year end. Financial data for the three months ended April 30, 1998 are included in both the three months ended April 30, 1998 and the year ended January 31, 1998.

(4) Shares and per-share data for all periods presented have been restated to reflect the 5-for-1 stock split of MERANT's ordinary shares, which was effective as of the close of business on March 13, 1998. Each American depositary share, or ADS, represents five ordinary shares.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION
                                   US FORMAT

     The following discussion should be read in conjunction with the financial statements of MERANT plc and its subsidiaries in U.S. dollars, on pages 36 to 60 of this report.

     In addition to historical information, this discussion contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed below under the section "Risk factors that may influence future operating results."

     MERANT designs, develops and markets software products and services for enterprise application development. Enterprise application development is where businesses accelerate the application of innovative information technology to create a competitive advantage. Our solution offerings empower organizations to transform their enterprise applications for the changing technology and business requirements of the e-business environment, manage the application development process, and provide integrated data connectivity across the enterprise, from the mainframe to the Internet.

     Last year we reported that we had changed our fiscal year end and accounting reference date to April 30 from January 31. References to fiscal 2000 and fiscal 1999 are to the years ended April 30, 2000 and April 30, 1999, respectively. References to fiscal 1998 are to the year ended January 31, 1998. This report also discloses results for the three-month fiscal period ended April 30, 1998 (referred to as "the 1998 transition period"), which were the basis of a Transition Report filed with the SEC on Form 20-F.

RESULTS OF OPERATIONS

     MERANT reported a net loss for fiscal 2000 of $2.4 million or $0.08 per American depositary share ("ADS"). This compares to a net loss of $28.5 million or $1.00 per ADS in fiscal 1999, net income of $1.5 million or $0.05 per ADS diluted in the 1998 transition period, and net income of $20.1 million or $0.70 per ADS diluted in fiscal 1998. These results include non-recurring charges of $13.5 million in fiscal 2000, $49.7 million in fiscal 1999, $17.3 million in the 1998 transition period and $17.5 million in fiscal 1998.

     The table below discloses results of operations as a percentage of net revenue for fiscal 2000, 1999, the 1998 transition period and fiscal 1998 and also shows the percentage change between the three fiscal years.

                                           PERCENTAGE OF NET REVENUE                       YEAR TO YEAR
                              ----------------------------------------------------       PERCENTAGE CHANGE
                                                        THREE MONTHS                 -------------------------
                              YEAR ENDED   YEAR ENDED      ENDED       YEAR ENDED    FISCAL 1999   FISCAL 1998
                              APRIL 30,    APRIL 30,     APRIL 30,     JANUARY 31,       TO            TO
                                 2000         1999          1998          1998       FISCAL 2000   FISCAL 1999
                              ----------   ----------   ------------   -----------   -----------   -----------
NET REVENUE
  License fees..............      51%          52%           57%            55%           (3)%         (3)%
  Maintenance
     subscriptions..........      30%          26%           23%            24%           11%          12%
  Training and consulting...      19%          22%           20%            21%          (15)%          8%
                                 ---          ---           ---            ---           ---           --
     TOTAL NET REVENUE......     100%         100%          100%           100%           (2)%          3%
                                 ---          ---           ---            ---           ---           --

                                           PERCENTAGE OF NET REVENUE                       YEAR TO YEAR
                              ----------------------------------------------------       PERCENTAGE CHANGE
                                                        THREE MONTHS                 -------------------------
                              YEAR ENDED   YEAR ENDED      ENDED       YEAR ENDED    FISCAL 1999   FISCAL 1998
                              APRIL 30,    APRIL 30,     APRIL 30,     JANUARY 31,       TO            TO
                                 2000         1999          1998          1998       FISCAL 2000   FISCAL 1999
                              ----------   ----------   ------------   -----------   -----------   -----------
COST OF REVENUE
  Cost of license fees......       3%           4%            3%             4%          (35)%          9%
  Cost of maintenance
     subscriptions..........       6%           7%            5%             6%           (4)%         20%
  Cost of training and
     consulting.............      16%          18%           17%            17%          (13)%          9%
                                 ---          ---           ---            ---           ---           --
     TOTAL COST OF
       REVENUE..............      25%          29%           25%            27%          (14)%         11%
                                 ---          ---           ---            ---           ---           --
Gross profit................      75%          71%           75%            73%            2%           0%
                                 ---          ---           ---            ---           ---           --
OPERATING EXPENSES
  Research and
     development............      16%          16%           14%            17%           (1)%         (2)%
  Sales and marketing.......      47%          42%           37%            37%            9%          16%
  General and
     administrative.........       8%           8%            7%             7%           (6)%         20%
  Goodwill amortization.....       2%           1%            0%             0%          132%         158%
  Non-recurring charges.....       4%          13%           16%             5%          n/m          n/m
                                 ---          ---           ---            ---           ---           --
     TOTAL OPERATING
       EXPENSES.............      77%          80%           74%            66%           (7)%         25%
                                 ---          ---           ---            ---           ---           --
(LOSS) INCOME FROM
  OPERATIONS................      (2)%         (9)%           1%             7%          n/m          n/m
                                 ---          ---           ---            ---           ---           --
Interest income, net........       1%           2%            1%             1%          (24)%         61%
                                 ---          ---           ---            ---           ---           --
(LOSS) INCOME BEFORE INCOME
  TAXES.....................      (1)%         (7)%           2%             8%          n/m          n/m
                                 ---          ---           ---            ---           ---           --
Income taxes................       0%          (1)%          (1)%           (3)%         (71)%        (82)%
                                 ---          ---           ---            ---           ---           --
NET (LOSS) INCOME...........      (1)%         (8)%           1%             6%          n/m          n/m
                                 ---          ---           ---            ---           ---           --

---------------
n/m not a meaningful number.

  Net revenue

     The Company generally license its products to end-users under license agreements. The Company also offer its customers a broad range of services, including maintenance, support, training and consulting. Maintenance services consist primarily of enhancements and upgrades to products as well as telephone support concerning the use of our products. Training and consulting services provides a range of support services and are focused on helping customers in using our products.

     In October of 1999 we introduced the MERANT Egility Framework, a series of solutions to create e-business application infrastructures for customers. These solutions combine MERANT technology and support services to provide customers with rapid development, integration and delivery of information systems. MERANT also continues to support customer demand for traditional development tools, primarily for the COBOL market.

     Total net revenue for fiscal 2000 was $365.4 million, a 2% decrease relative to fiscal 1999. During fiscal 2000, our Egility e-business revenue increased 16% and accounted for 51% of total revenue. Increased revenue generated from our Egility solutions was offset by a 16% decrease in revenue from our traditional COBOL products and services, which includes our Year 2000 solutions. Revenue from Year 2000 products and services represented 6% of total revenue, down from 15% in the year ended April 30, 1999. Total revenue, excluding revenue from Year 2000 products and services, increased 8% in fiscal 2000 relative to fiscal 1999.

     Net revenue for fiscal 1999 was $374.2 million, or 3% more than fiscal 1998. Revenues excluding Year 2000 products and services grew 6% in fiscal 1999. Revenues related to Year 2000 products and services represented 15% of total revenues in fiscal 1999 and 20% of total revenues in fiscal 1998.

  Revenue by business segment

     For most of fiscal 2000, the basis of MERANT's internal reporting continued to be the four business segments established in 1998. In accordance with Financial Accounting Standard 131 "Disclosures about Segments of an Enterprise and Related Information" we are reporting segmental data in our financial statements on the basis of our internal reporting segments in fiscal 2000, and the following comments reflect that analysis.

     Our product and service offerings were organized in these four primary solution areas:

     - Application Development Management (ADM or MERANT PVCS series). MERANT PVCS, an industry leader in Software Configuration Management, is a comprehensive suite of configuration and change management products providing a reusable team development infrastructure that can be configured for application development projects, enabling customers to reduce risk within the development lifecycle and accelerate development of quality software.

     - Enterprise Data Connectivity (EDC or MERANT DataDirect series). MERANT DataDirect is an industry standard for data connectivity, helping speed delivery of critical business information through flexible and reliable data access middleware.

     - Application Creation and Transformation (ACT or MERANT Micro Focus series). MERANT Micro Focus is a leading brand for developing and transforming applications primarily based on COBOL. MERANT Micro Focus solutions help customers extend their existing code and skills assets in three key areas: distributed computing, application transformation and mainframe development.

     - Enterprise Consulting Solutions (ECS or MERANT Consulting). MERANT Consulting provides a broad spectrum of enterprise application development services. The Company's expertise is distinguished by its focus on infrastructure modernization, application transformation (including Year 2000 transformation), enterprise application integration and e-business development

     Increased revenue for ADM and EDC products and non-Y2K ECS Services was offset by a decline in revenue for ACT products and Year 2000 services. The decrease in ACT products was primarily related to the decline in demand for Year 2000 products, compared to fiscal 1999.

     ACT and ADM revenues grew due to increased license and service fee revenues, reflecting continuing increased demand for these products. ECS revenue growth was constant reflecting increased competition for products and services to support Year 2000 renewal projects. Increases recorded by these solution areas were partially offset by a 5% decrease in revenues for EDC, where a decline in the Asia-Pacific area caused by a downturn in the general business climate was only partially offset by revenue increases in other geographic areas.

  Revenue by product/service type

     License fee revenue decreased by $6.7 million or 3% to $186.4 million in fiscal 2000 relative to fiscal 1999, and by $5.6 million or 3% to $193.1 million in fiscal 1999 relative to fiscal 1998. In fiscal 2000, increases in license fee revenue from our Egility business was more than offset by decreases in our COBOL license fee revenue, including license fees for Year 2000 products. The decrease in license fees in 1999 was primarily due to a decrease in the demand for MERANT's Year 2000 products in North America, along with integration issues related to the INTERSOLV acquisition.

     Maintenance subscriptions increased by $10.4 million or 11% to $109.3 million in fiscal 2000 relative to fiscal 1999, and by $10.8 million or 12% to $98.9 million in fiscal 1999 relative to fiscal 1998. The increases in maintenance subscriptions in fiscal 2000 and 1999 resulted from a combination of growth in the installed customer base and renewal of existing maintenance contracts for ADM and EDC products.

     Training and consulting revenue decreased by $12.5 million or 15% to $69.7 million in fiscal 2000 relative to fiscal 1999, having previously increased by $6.1 million or 8% to $82.2 million in fiscal 1999 relative to fiscal 1998. The decrease in training and consulting revenue in fiscal 2000 reflected the rapid downturn in Year 2000 transformation business. In 1999 higher demand for training and consulting services in all solution areas more than offset the slight decrease experienced in Year 2000 transformation projects.

  Revenue by geography

     We divide our operations between North America, which includes U.S.A. and Canada, and International, which encompasses the rest of our worldwide operations.

     North America revenue decreased by $11.1 million or 5% to $216.1 million in fiscal 2000 relative to fiscal 1999, and represented 59% of our total revenue, compared to 61% in 1999. In fiscal 2000 increases in North American revenue from our ADM and EDC solution areas were offset by the adverse effect of declines in revenue generated by Year 2000 and COBOL-based products and services.

     International revenue increased by $2.3 million or 2% to $149.4 million in fiscal 2000 relative to fiscal 1999, and represented 41% of our total revenue, compared to 39% in 1999. International revenue has been less dependent on Year 2000 and COBOL-based products and services, and declines in those areas were offset by increases in other areas of our business.

  Cost of revenue

     Cost of license fees is comprised principally of the cost of product materials (including the purchase of disks and CDs, the transfer of data to electronic media, and the printing of manuals), packaging and distribution costs, and royalties to third party software developers for the licensing of certain add-on software products. These costs decreased by $5.0 million or 35% to $9.4 million in fiscal 2000 relative to fiscal 1999, having increased by $1.1 million or 9% to $14.4 million in 1999 relative to 1998, and represented 5% of license fees in fiscal 2000, compared to 7% in 1999 and 7% in 1998. Reductions in fiscal 2000 principally reflect savings in product materials arising from the documentation being supplied on CD-ROM.

     Cost of maintenance subscriptions is comprised principally of compensation for technical support personnel. These costs decreased by 4% to $23.4 million in fiscal 2000 relative to fiscal 1999, having previously increased by 20% to $24.4 million in fiscal 1999 relative to fiscal 1998. Cost of maintenance subscriptions represented 21% of maintenance subscriptions in fiscal 2000, compared to 25% in 1999 and 23% in 1998. The improved margin and reduced cost recorded in 2000 reflected the benefits of the investments made in 1999 to improve the effectiveness of our telephone and on-line Internet support. The cost increases in 1999 reflected those investments, notably the addition of personnel to the telephone support functions to support the growing customer base.

     Cost of training and consulting is comprised principally of compensation and expenses of training and consulting personnel. Such costs decreased by $9.0 million or 13% to $59.1 million in fiscal 2000 relative to 1999, having increased by $5.7 million or 9% to $68.1 million in fiscal 1999 relative to 1998, and represented 85% of training and consulting revenue in fiscal 2000, compared to 83% in 1999 and 82% in 1998. In 2000 training and consulting costs were reduced in response to reduced demand for our consulting services, especially in Year 2000-related projects. The increases recorded in 1999 in amount and as a percentage of revenue were primarily the result of increased investment in personnel needed to support the growing demand for consulting and training services in all solution areas.

  Gross profit

     Gross profit represented 75% of total net revenue in 2000, compared to 71% in 1999 and 73% in 1998. The improved margin in 2000 reflects direct cost savings on our license fee and maintenance subscription revenue as well as changes in the mix of revenue, principally the reduction in training and consulting revenues. In 1999 the lower margin reflected proportionately higher maintenance subscriptions and training and consulting revenues, when compared to 1998.

     MERANT's gross margin can be affected by a number of factors, including changes in product or distribution channel mix, the mix of product, maintenance and service revenue, and competitive pressures on pricing. Gross margin is also dependent on discounts selectively provided to customers in competitive sales situations. In addition, the expansion of our consulting organization and our ability to deploy its capacity to revenue generating projects may adversely affect gross margin. As a result of the above factors, gross margin fluctuations are difficult to predict, and gross margins may decline from current levels in future periods.

  Research and development

     Research and development costs consist principally of compensation and travel expenses for software developers and related facility costs. Research and development spending supports the development and enhancement of new and existing products and is consistent with our strategy of investing heavily to improve and expand our product lines. We capitalize some of this expenditure as software product assets, in accordance with Statement of Financial Accounting Standard No. 86, and provide for amortization of each asset over its estimated life. Research and development costs include the amortization of previously capitalized software costs. The following table discloses the components of research and development costs:

                                                                               THREE MONTHS
                                                     YEAR ENDED   YEAR ENDED      ENDED       YEAR ENDED
                                                     APRIL 30,    APRIL 30,     APRIL 30,     JANUARY 31,
IN THOUSANDS OF U.S. DOLLARS                            2000         1999          1998          1998
----------------------------                         ----------   ----------   ------------   -----------
Current expenditure on research and development,
  before capitalization............................   $55,309      $53,624       $13,699       $ 56,197
Deduct: amounts capitalized........................    (3,770)      (8,524)       (2,480)       (10,285)
                                                      -------      -------       -------       --------
Current expenditure charged to income..............    51,539       45,100        11,219         45,912
Amortization of previously capitalized costs.......     7,627       14,751         3,332         14,916
                                                      -------      -------       -------       --------
Research and development costs, income statement...   $59,166      $59,851       $14,551       $ 60,828
                                                      -------      -------       -------       --------

     Research and development costs decreased by $0.7 million or 1% in fiscal 2000 relative to fiscal 1999, and by $1.0 million or 2% in fiscal 1999 relative to 1998, and represented 16% of net revenue in 2000, compared to 16% in 1999 and 17% in 1998.

     Current expenditure on internal software research and development increased by $1.7 million or 3% in fiscal 2000 relative to fiscal 1999, having decreased by $2.6 million or 5% to $53.6 million in fiscal 1999 relative to fiscal 1998, and represented 15% of net revenue in fiscal 2000, compared to 14% in 1999 and 15% in 1998. During fiscal 2000, MERANT's development efforts were redirected towards the areas with the greatest growth opportunity. Additional investments in technologies to support the MERANT Egility framework, were offset somewhat by reductions in our efforts supporting traditional development tools.

     In fiscal 2000, we capitalized 7% of these costs, or $3.8 million, as software product assets, compared to 16% in 1999 and 18% in 1998. These capitalized costs will be amortized over the respective products' estimated economic lives of three or four years. After providing for amortisation of previously capitalized costs, the net charge to income, representing the excess of amortization over capitalization, amounted to $3.9 million in fiscal 2000, compared to $6.2 million in 1999 and $4.6 million in 1998.

     MERANT believes that ongoing development of new products and features is required to maintain and enhance its competitive position. Accordingly, while we will continue to control expenses where possible, we anticipate that aggregate research and development expenses will increase over time, and may not be directly related to the level of revenue realized in future periods.

  Sales and marketing

     Sales and marketing costs include compensation, travel and related facility costs for sales, pre-sales and marketing personnel, and publicity costs such as advertising and trade shows. These costs increased by $13.9 million or 9% to $169.6 million in fiscal 2000 relative to fiscal 1999, and by $21.0 million or 16% to $155.7 million in fiscal 1999 relative to 1998, and represented 46% of net revenue in fiscal year 2000, compared to

42% in 1999 and 37% in 1998. The increase in sales and marketing costs in fiscal 2000 and 1999 reflected sales force expansion, higher commissions and higher advertising and marketing costs, including those associated with the new corporate name and product launches. The increase in costs as percentage of revenue in fiscal 1999 was the result of lower than expected revenue in the North American market relative to our investment in the sales and marketing organizations.

     MERANT believes that continued investment in sales, marketing, customer support and promotional activities is essential to maintaining its competitive position. We are expanding our sales and support staffs and, accordingly, we anticipate that sales and marketing expenses will be higher in future periods.

  General and administrative

     General and administrative costs include compensation, travel and related facility costs for MERANT's group management, finance, legal and human resources operations. These costs decreased by $1.9 million or 6% to $29.7 million in 2000 relative to 1999, having increased by $5.2 million or 20% to $31.6 million in fiscal 1999 relative to fiscal 1998, and represented 8% of net revenue in fiscal 2000, compared to 8% in 1999 and 7% in 1998. The decrease in general and administrative costs in 2000 reflected savings from the elimination of duplicate administrative functions following the merger with INTERSOLV. The increase in 1999 was due to higher costs resulting from the merger of INTERSOLV along with continued investment in infrastructure.

     We anticipate that general and administrative expenses will increase in future periods, but decrease as a percentage of net revenue.

  Goodwill amortization

     Goodwill amortization charges arise as a result of business combinations accounted for as purchases, where the excess of the purchase price over the respective estimated fair value of the net tangible assets of each company is attributed to goodwill and amortized over its economic life. These costs increased by $4.7 million or 132% to $8.3 million in 2000 relative to 1999, and by $2.2 million or 158% to $3.6 million in fiscal 1999 relative to fiscal 1998, and represented 2% of net revenue in fiscal year 2000, compared to 1% in 1999 and less than 1% in 1998. MERANT has recorded additions to goodwill of $46.1 million as a result of acquisitions in fiscal 2000 and $7.3 million as a result of acquisitions in fiscal 1999. The significant increases in goodwill amortization in 2000 and 1999 are the result of these increases in the value of goodwill.

     We anticipate that goodwill amortization charges will remain at least at current levels through fiscal 2002, and may increase, depending on any future corporate acquisitions.

  Non-recurring charges

     In the fourth quarter of fiscal 2000, we recorded a non-recurring charge of $13.5 million. This charge resulted from management actions to accelerate our transition to e-business solutions and to reduce expenses relative to the decline in demand for our Year 2000 (Y2K) and traditional COBOL-based products and services. The charge was made up of a $7.4 million non-cash write-off of previously capitalized software product assets, and a $6.1 million provision for future cash expenditures for severance costs for approximately 50 employees in our Y2K and COBOL related businesses ($3.3 million) and for the costs associated with closing of excess facilities ($2.8 million). These actions are expected to be completed in the next fiscal year and will reduce future expenses.

     In fiscal 1999, we recorded a charge of $49.7 million in respect of the merger with INTERSOLV, and the subsequent restructuring of the combined businesses. Aggregate direct transaction costs of $24.5 million represented charges for investment bankers, employee contractual obligations, stamp duties and listing fees associated with the issuance and listing of new shares on the London Stock Exchange and other professional fees. In addition, we recorded a charge of $25.2 million to reflect costs associated with integration efforts. This charge was primarily comprised of the write-off of redundant or impaired assets and severance costs. The actions were substantially completed by April 30, 2000 resulting in no material change to the amounts accrued at April 30, 1999.

     In fiscal 1998, we recognized non-recurring costs of $17.5 million, net. This charge included a $15.7 million write off of purchased research and development costs arising from the SQL acquisition, with the balance principally related to costs of $2.0 million which arose when INTERSOLV exited selected non-strategic product areas.

  Interest income, net

     Interest earned on cash and short-term investments, net of interest expense, decreased by $1.5 million or 24% to $4.8 million in fiscal 2000 relative to fiscal 1999, having increased by $2.4 million or 61% to $6.3 million in fiscal 1999 relative to 1998. The decrease in fiscal 2000 reflected lower average cash balances during the year, as well as lower interest rates. The increase in fiscal 1999 principally represented the impact of higher cash balances.

     MERANT has a hedging program whose aim is, where possible, to minimize foreign exchange gains or losses from recorded foreign-currency denominated assets and liabilities. This program involves the use of borrowings and forward foreign exchange contracts in certain European currencies, including the euro. We do not hedge anticipated foreign currency revenues and expenses not yet incurred. No hedging contracts were outstanding at the year-end.

  Income taxes

     MERANT has reported negative tax rates of 28% in fiscal 2000 and 7% in fiscal 1999. The tax rate in 1998 was 33%. The applicable U.K. statutory rate was 30% in 2000 and 31% in 1999 and 1998.

     Our tax rate in each of the past two years has been distorted by the non-recurring costs charged against income, a proportion of which were not deductible for tax purposes. The differences between the reported tax rates and the U.K. statutory rates reflect the impact of these non-deductible costs, as well as permanent differences between accounting profits and taxable profits, primarily the difference in the treatment of amortisation of goodwill. Our tax rate can also be adversely affected by the distribution of taxable profits and losses among the tax jurisdictions in which we operate. An analysis of the charge for income taxes, including an analysis of differences between the effective rate and the U.K. statutory rates, is given in note 11 to the consolidated financial statements on page 51.

     The income tax returns of some of our U.S. subsidiaries for fiscal years ended January 31, 1993 through 1997 have been examined by the Internal Revenue Service, which has proposed increases to the amount of U.S. income taxes due in respect of those fiscal years. Any adjustments that may result from this examination are not expected to have a material adverse impact on our consolidated operating results or our financial position.

  Business combinations

     During fiscal 2000, MERANT completed four acquisitions.

     On August 3, 1999, we acquired all of the outstanding stock of Essential Software, Inc (trading as The Marathon Group), a privately-held Internet professional services firm based in Raleigh, North Carolina. The total consideration for the transaction was approximately $15.8 million, the whole of which was paid in cash.

     On November 23, 1999, we acquired all of the outstanding stock of EnterpriseLink Technology Corporation, a privately held supplier of enterprise extension software based in Campbell, California. The total consideration for the transaction is up to approximately $22 million, payable as a combination of cash and assumption of debt, of which approximately $14.1 million was paid prior to April 30, 2000. We also assumed EnterpriseLink stock options outstanding as of the closing which converted into options to acquire up to 511,904 MERANT ordinary shares.

     On December 6, 1999, we acquired all of the outstanding stock of Trillium Software Corporation, a privately held supplier of change management software based in Eden Prairie, Minnesota. The total consideration for the transaction is up to approximately $7 million, payable in cash, of which approximately $4.1 million was paid prior to April 30, 2000.

     On January 8, 2000, we acquired the remaining 79.9% of the outstanding stock of Northern Software Partners AS, our distributor for the Nordic region, based in Oslo, Norway. The total consideration for the transaction is up to approximately $4 million, payable in cash, of which approximately $3.2 million was paid prior to April 30, 2000. Northern Software Partners AS changed its name to MERANT Nordic AS on January 21, 2000.

     These transactions have been accounted for using the purchase accounting method. Accordingly, we have allocated to goodwill the excess of the estimated purchase price over the respective estimated fair value of each company's net tangible assets. We will amortize this amount, which totalled $46.1 million in the aggregate, over its estimated economic life of five years.

     During fiscal 1999, MERANT completed three acquisitions.

     On May 15, 1998, we acquired all of the outstanding stock of our Italian distributor, Micro Focus Italia, s.r.l., for total consideration of approximately $4.6 million. On August 13, 1998, we acquired all of the outstanding stock of our Australian distributor, Advanced Software Engineering Pty Ltd., for total consideration of approximately $2.5 million. These transactions were accounted for using the purchase method. Accordingly, the excess of the purchase price over the respective estimated fair value of the net tangible assets of each company, which amounted to $7.3 million in the aggregate, was allocated to goodwill, and is being amortized over its estimated economic life of four years.

     On September 24, 1998, MERANT completed the merger with INTERSOLV in a transaction accounted for using the pooling-of-interests method. Accordingly our financial statements for all periods prior to the merger have been restated to reflect the merger. The merger was structured as a tax-free reorganization under U.S. tax law. We issued approximately 12.6 million new MERANT ADSs (representing approximately 63.1 million new MERANT ordinary shares) in exchange for INTERSOLV's common stock and share equivalents outstanding, which at the time of the completion of the transaction represented approximately 46% of our share capital on a fully-diluted basis. Prior to the merger, INTERSOLV was a Rockville, Maryland-based public corporation listed on the Nasdaq National Market, which provided software solutions that facilitate the development, delivery and deployment of business information systems. INTERSOLV's products and services were focused primarily in the areas of application development management, enterprise data connectivity and enterprise application renewal.

     During the three-month fiscal period ended April 30, 1998, INTERSOLV acquired all of the outstanding stock of SQL Software Limited in exchange for 1,251,450 common shares in INTERSOLV (equivalent to 3,441,488 MERANT ordinary shares). The transaction was accounted for using the purchase method. The cost of the acquisition was $19.2 million, of which $15.7 million was allocated to purchased research and development and written off on completion of the acquisition since no technological feasibility or alternative future use could be demonstrated. Additionally, $2.4 million was allocated to goodwill and other intangibles, and is being amortized over its economic life, which is estimated to be five years.

     In fiscal 1998, MERANT made two acquisitions.

     On January 20, 1998, we acquired all of the outstanding stock of XDB Systems, Inc. in exchange for 1,891,975 ordinary shares in MERANT. XDB Systems, Inc. was a privately-held corporation based in Columbia, Maryland, providing DB2 database development, maintenance and connectivity solutions. The combination was accounted for using the pooling-of-interests method.

     On April 30, 1998, we acquired all of the outstanding stock of Millennium UK Limited, a privately-held consulting firm, in exchange for 745,710 ordinary shares in MERANT and a cash payment of $3.2 million. Millennium UK Limited provided consulting and project management services and had specialized expertise in the estimating, planning and management of Year 2000 compliance projects. The transaction was accounted for using the purchase method. Accordingly, the excess of the purchase price over the estimated fair value of the net tangible assets, which amounted to $6.7 million, was allocated to goodwill, and is being amortised over its economic life, which is primarily estimated to be three years.

     Additional information on these transactions is given in note 2 to the consolidated financial statements on page 45.

FORWARD-LOOKING STATEMENTS

     The following statement is made in accordance with the U.S. Private Securities Litigation Reform Act of 1995: This Annual Report contains forward-looking statements that include statements regarding expectations for our business strategy, prospects and growth, including the growth of our e-business solutions business and related revenues, and the one-time nature of certain charges. Forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act, which provides that MERANT can be exempt from liability for making forward-looking statements if cautionary language is included with the statements. When used in this document, the words "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to MERANT or its management, are intended to identify these forward-looking statements.

     These forward-looking statements involve a number of risks and uncertainties. Actual results could differ materially from those anticipated by these forward-looking statements. Future results will be difficult to predict as MERANT transforms its business strategy to provide e-business solutions and away from certain of its past primary markets, including the market for Year 2000 products and services. Factors that could cause actual results to differ materially include, among others, our ability to effectively manage our costs against uncertain revenue expectations, the potential for a decrease in revenue or a slowdown in revenue growth which may be caused by delays in the timing of sales and the delivery of products or services, our ability to develop, release, market and sell products and services to customers in the highly dynamic market for enterprise application development and e-business solutions, the potential for a shift in demand for enterprise application development solutions and e-business solutions based on changes in technology and customer needs, the market acceptance of our e-business solutions and e-business solutions generally, the effect of competitors' efforts to enter our markets and the possible success of existing competitors in those markets, and our ability to manage and integrate recently acquired businesses or other businesses that we may acquire in the future.

     Further information on potential factors which could affect our financial results is included in MERANT's financial statements for fiscal 2000 under the heading "Factors That May Influence Future Operating Results," and elsewhere in this Annual Report, and in Quarterly Reports on Form 6-K for the quarters ended July 31, 1999, October 31, 1999, and January 31, 2000, each as submitted to the SEC and as may be updated and amended with future filings or submissions, including MERANT's Form 20-F for the year ended April 30, 2000. MERANT undertakes no obligation to release publicly any updates or revisions to any forward-looking statements contained in this announcement that may reflect events or circumstances occurring after the date of this announcement.

RISK FACTORS THAT MAY INFLUENCE FUTURE OPERATING RESULTS

     MERANT operates in a rapidly changing environment that involves a number of risks, some of which are beyond our control. This section of the discussion highlights some of these risks and their possible impact on our future results of operations and financial condition.

  Our operating results may fluctuate, and any fluctuations could adversely affect the price of our securities

     Our future operating results are subject to quarterly and annual fluctuations. If we fail to meet the expectations of securities analysts and investors as a result of any future fluctuations in our quarterly operating results, the market price of our securities would likely decrease. We expect that our results may fluctuate in the future due to a variety of factors, including:

     - demand for our products,

     - the size and timing of customer orders and the lengthy sales cycle,

     - product life cycles,

     - our ability to introduce and market new and enhanced versions of our products on a timely basis,

     - the introduction and acceptance of new products and product enhancements by us or by our competitors,

     - customer order deferrals in anticipation of new or enhanced products or technologies,

     - the timing of product introductions or enhancements by us or by our competitors,

     - technological changes in the software industry,

     - changes in the mix of distribution channels through which our products are offered,

     - purchasing patterns of distributors and retailers, including customer budgeting cycles,

     - the quality of products sold,

     - changes to our product and service offerings as a result of acquisitions of companies or technologies

     - price and other competitive conditions in the industry,

     - changes in our level of operating expenses,

     - changes in our sales incentive plans,

     - the cancellation of licenses during the warranty period,

     - non-renewal of maintenance agreements,

     - the effects of extended payment terms (particularly for international customers),

     - economic conditions generally or in various geographic areas, and

     - other factors discussed in this section.

  MERANT's insignificant backlog and long sales cycle combined with costs that are fixed, make it difficult to predict future revenue and to compensate for a revenue shortfall

     Historically, we have operated with little product backlog, because we generally ship our products when we receive an order. As a result, our license fee revenue in any quarter will depend on the volume and timing of orders received in that quarter, and our ability to fill those orders. In addition, the purchase process of our customers typically ranges from a few weeks to a few months or longer from initial inquiry to order, which makes it difficult to predict the timing of sales and license fees. Our staffing and operating expenses are based on anticipated revenue levels, and a high percentage of our costs is fixed over the short term and does not vary with revenue. Because of these factors, small variations between anticipated orders and actual orders, as well as non-recurring or large orders, have caused disproportionate variations in our operating results from quarter to quarter, and may do so in the future. As a result, and due to the typical size of customers' orders, our quarterly operating results and cash flows would suffer from a lost or delayed sale. Moreover, if significant sales occur earlier than expected, operating results for later quarters may suffer.

  Seasonality can cause our operating results to fluctuate

     Our revenue also is affected by seasonal fluctuations resulting from lower sales that typically occur during the summer months in Europe and other parts of the world. In addition, we have historically experienced lower revenue for the first quarter of a fiscal year than in the fourth quarter of the prior fiscal year. We typically recognize a high proportion of quarterly revenue during the last month of a fiscal quarter and significant fluctuations in new order revenue can occur due to the timing of customer orders. Quarterly results therefore can vary to the extent that sales for a quarter are delayed, particularly since a relatively high proportion of our expenses do not vary with revenue.

  Our revenue could decline if there is a decline in the demand for or use of the COBOL language or mainframe computers

     A substantial portion of our revenue is derived from products and related services for mainframe application development in the COBOL language and for COBOL compilers running on workstations and personal computers. We expect that a substantial portion of our revenue will continue to be derived from these products and services in the future. As a result, our future operating results depend upon continued demand for, and market acceptance and use of, the COBOL language. Any decline in that market as a result of competition, technological change or other factors could cause our revenue to decline.

  If our new products and services fail to achieve customer acceptance, or if we fail to manage product transitions, our business reputation and financial performance would suffer

     We are in a market that is subject to rapid technological change. We must continually adapt to that change by improving our products and introducing new products, technologies and services. Our growth and financial performance will depend in part on our ability to develop and introduce enhancements of existing products and new products that accommodate the latest technological advances and standards, customer requirements and market conditions on a timely and cost-effective basis. This depends in part on our ability to attract and retain qualified employees. In the past, we have experienced delays and increased expenses in developing new products. We may not be successful in marketing, on a timely basis or at all, competitive products, product enhancements and new products that respond to technological change, changes in customer requirements and emerging industry standards.

  Product defects can be expensive to fix and can cause us to lose customers

     Software products as complex as those we offer may contain undetected errors or failures when first introduced or as new versions are released. Despite our testing, as well as testing and use by current and potential customers, errors might be found in new products after commencement of commercial shipments. The occurrence of errors could result in loss of or delay in market acceptance of our products.

  Protection of our intellectual property is limited, which may affect our competitive position

     Our success depends upon our proprietary software technology. Despite the precautions we take to protect our proprietary rights, it may be possible for a third party to copy or otherwise obtain and use our products or technology without authorization, or to develop similar technology independently. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which software piracy of our products exists, software piracy can be expected to be a persistent problem. In addition, effective protection of intellectual property rights may be unavailable or limited in some countries. Patents have been granted on fundamental technologies in software, and patents may be issued that relate to fundamental technologies incorporated into our products.

  Our products may infringe the intellectual property rights of third parties, which may result in lawsuits and prevent us from selling our products

     Except for a trademark infringement claim against our distributor in Brazil, which local counsel advises is unlikely to succeed, there are currently no material notices or material pending claims that our products, trademarks or other proprietary rights infringe the proprietary rights of third parties. However, third parties have and may continue to assert infringement claims against us. If it is necessary or desirable, we may seek licenses under disputed third party intellectual property rights. However, these licenses may not be available on reasonable commercial terms, if at all. Failure to obtain a license from a third party for technology that we use could cause us to incur substantial liabilities and to suspend the production and sale of products. With regard to those technologies that we license from third parties, we must rely upon those third parties for information on the ownership of the licensed technologies. As a result, our exposure to infringement claims may increase. We generally obtain representations as to the ownership of licensed technology and indemnifica-tion to cover any breach of these representations. However, representations may not be accurate and indemnification may not provide adequate compensation or protection for breach of the representations.

     In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish their validity. Litigation to determine the validity of any claims (including infringement claims against us and claims initiated by us against third parties) could result in significant expense and divert the efforts of our technical and management personnel from operating activities, whether or not the litigation is determined in our favor. In the event of an adverse ruling in any litigation, we may be required to pay substantial damages, to discontinue the use and sale of infringing products, to expend significant resources to develop non-infringing technology or to obtain licenses to the infringed technology. Our failure to develop or license a substitute technology could prevent us from selling our products. As the number of software products in the industry increases and the functionality of these products further overlaps, software developers may become increasingly subject to infringement claims. Any claims against us, with or without merit, as well as claims we initiate against third parties, can be time consuming and expensive to defend or prosecute and to resolve.

  Competition can lead to pricing pressures and loss of market share

     Rapid technological change and aggressive competition characterize the markets in which we compete. We expect competition to increase in the future from existing competitors and from other companies that may enter our existing or future markets with similar or substitute solutions that may be less costly or provide better performance or functionality than our products. Some of our current and prospective competitors have greater financial, marketing or technical resources and may be able to adapt more quickly to new or emerging technologies, or devote greater resources to the promotion and sale of their products than we can. Other companies may develop competitive products in the future. In addition, the software industry is characterized generally by low barriers to entry, as a result of which new competitors with technological, marketing or other competitive advantages may emerge and rapidly acquire market share. Furthermore, we may not be able to compete effectively in the future in the professional services market. If price competition increases significantly, competitive pressures could cause us to reduce the prices of our products and services, which would result in reduced profit margins and could harm our ability to provide adequate service to our customers.

  International sales account for a significant portion of our revenue, which exposes us to the business and economic risks of global operations

     In fiscal 2000, sales to customers outside of the United States represented approximately 42% of our revenue, compared to 40% in 1999 and 35% in 1998. We intend to continue to expand our operations outside of the United States and enter additional international markets, and commit significant time and resources to developing international sales and support channels. Risks inherent in conducting international business generally include:

     - exposure to exchange rate fluctuations,

     - longer payment cycles,

     - greater difficulties in accounts receivable collection and enforcing agreements,

     - tariffs and other restrictions on foreign trade,

     - U.S. export requirements,

     - economic and political instability,

     - withholding and other tax consequences,

     - restrictions on repatriation of earnings, and

     - the burdens of complying with a wide variety of foreign laws.

  If we lose key personnel or are unable to hire additional qualified personnel as necessary, we may not be able to manage our business successfully or sell our products

     Several of our senior management personnel are relatively new to MERANT, and our success will depend in part on the successful assimilation and performance of these individuals. Competition for qualified personnel in the software industry is intense, and we may not be able to attract and retain a sufficient number of qualified personnel to conduct our business in the future. Our success depends to a significant degree upon the continued contributions of our key management, marketing, product development, professional services and operational personnel, including key personnel of acquired companies. We do not have employment agreements with most of our key personnel, nor do we maintain key person life insurance on any of these persons.

  If we were unable to manage growth effectively, our operations would be disrupted

     We have recently experienced a period of rapid growth, which has placed a significant strain on our financial, management, operational and other resources. If this rapid growth is maintained, these strains will continue. Our management, personnel, systems, procedures and controls may not be adequate to support existing and future operations.

  Market volatility may cause the price of our securities to decline

     The market price of our securities has experienced significant price volatility, and volatility may occur in the future. Factors that may have a significant impact on the market price of our securities include:

     - actual or anticipated fluctuations in our operating results,

     - changes in financial estimates by securities analysts,

     - announcements of technological innovations,

     - new products or new contracts announced by us or by our competitors,

     - developments with respect to patents, copyrights or proprietary rights,

     - conditions and trends in the software and other technology industries,

     - adoption of new accounting standards affecting the software industry, and

     - general market conditions.

     Furthermore, the stock market has experienced extreme volatility that has particularly affected the market prices of equity securities of many high technology companies. These market fluctuations, as well as general economic, political and market conditions, may cause the market price of our securities to be volatile.

  If we engage in future business combinations, we may fail to integrate acquired businesses effectively, which could disrupt our ongoing business and generate negative publicity

     We have completed a number of business combinations in recent years, most recently the merger with INTERSOLV in September 1998, and the acquisitions of Essential Software, Inc. in August 1999, EnterpriseLink Technology Corporation in November 1999, Trillium Software Corporation in December 1999 and Northern Software Partners AS in January 2000. We may complete additional acquisitions in the future. The process of integrating an acquired company's business into our operations may result in unforeseen operating difficulties and expenditures. It may also absorb significant management attention that would otherwise be available for the ongoing development and operation of our business. Moreover, the anticipated benefits of an acquisition might not be realized. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurring of debt and contingent liabilities, and amortization provisions related to goodwill and other intangible assets. In addition, acquisitions involve numerous risks, including:

     - difficulties in the assimilation of the operations, personnel, technologies and products of the acquired companies,

     - difficulties in managing diverse geographic sales and research and development operations,

     - the diversion of management attention from other business concerns,

     - risks of entering markets in which we have no or limited direct prior experience,

     - the potential loss of key employees of MERANT or of the acquired company, and

     - potential disputes with respect to the provisions of the acquisition agreements.

  Year 2000 and euro issues could still negatively affect our business

     We developed and implemented an enterprise-wide plan to analyze and address potential Year 2000 issues affecting our internal systems, our interaction with third party vendors and suppliers, and our products and services. As of September 30, 1999, we completed the plan in all material respects, although we have continued to address internal Year 2000 readiness issues on an ongoing basis with respect to newly-acquired systems and suppliers, regularly-scheduled system updates and upgrades, and internal operations. To date we have experienced no significant impact from the Year 2000 problem on our ability to carry on normal business operations. However, there can be no assurance that we will not experience significant unanticipated negative consequences caused by undiscovered Year 2000 problems with our internal systems, our third party vendors and suppliers, or our products and services.

     While we have not been subject to any claims or lawsuits to date relating to any Year 2000-related failures of our products or services, there can be no assurance that customers or former customers will not bring claims or lawsuits against us seeking compensation for losses associated with any such failures. A material adverse outcome in a Year 2000 claim or lawsuit could have a material adverse effect on our business, financial condition and results of operations.

     The euro now trades on currency exchanges and is available for non-cash transactions. As of May 1, 1999, MERANT's internal systems have the ability to price and invoice customers in the euro. We are also engaging in foreign exchange and hedging activities in the euro. We will continue to modify the internal systems that will be affected by this conversion, but do not expect the costs of further system modifications to be material. There can be no assurance, however, that we will be able to complete such modifications to comply with euro requirements, which could have a material adverse effect on our business, financial condition and results of operations. We will continue to evaluate the impact of the euro's introduction on our foreign exchange and hedging activities, functional currency designations and pricing strategies in the new economic environment. In addition, we face risks to the extent that banks and vendors upon whom we rely are unable to make appropriate modifications to support our operations with respect to euro transactions. While we will continue to evaluate the impact of the euro, management does not believe its introduction will have a material adverse effect upon our business, financial condition or results of operations.

  The rights of our shareholders may differ from the shareholder rights of a U.S. corporation

     The right of shareholders and, therefore, certain of the rights of holders of ADRs, are governed by English law, including the Companies Act 1985, and by MERANT's Memorandum and Articles of Association. These rights differ in many respects from the rights of shareholders in typical U.S. corporations.

  U.S. judgments may not be enforceable against us

     MERANT plc is a public limited company organized under the laws of England and Wales. Judgments of U.S. courts, including judgments against MERANT plc, predicated on the civil liability provisions of the federal securities laws of the United States, may not be enforceable in English courts.

  Exchange rate fluctuations can cause operating results to fluctuate

     The majority of our revenue arises in U.S. dollars, whereas our costs are incurred approximately equally in U.S. dollars and other currencies, predominately G.B. pounds. Consequently, fluctuations in exchange rates, particularly between the U.S. dollar and the G.B. pound, may have a significant impact on our operating results, notably when expressed in G.B. pounds. In fiscal years 2000, 1999 and 1998, fluctuations between the U.S. dollar and the G.B. pound were not significant, and net exchange rate gains or losses on operational transactions were not material.

     We prepare separate consolidated financial statements expressed in U.S. dollars and G.B. pounds. We translate revenue, costs and expenses arising in currencies other than the reporting currency using average exchange rates. We translate assets and liabilities denominated in currencies other than the reporting currency at exchange rates in effect at the balance sheet date.

LIQUIDITY AND CAPITAL RESOURCES

     MERANT continues to fund its activities through cash from operating activities. Our cash, cash equivalents and liquid short-term investments increased during the year from $121.4 million to $125.7 million.

     In fiscal 2000, operating activities generated $48.9 million in cash. We invested $56.0 million to grow our business: $41.8 million on the acquisition of the businesses referred to above under the section "Business combinations", and $14.8 million, net, was spent on property, plant and equipment and capitalized software. $18.2 million was generated from the sale of shares to option-holders on the exercise of their options and $4.2 million was used to repurchase shares for the employee share purchase plan. Overall cash, cash equivalents and liquid short-term investments increased by $4.3 million to $125.7 million.

     In fiscal 1999, operating activities generated $18.3 million in cash. We invested $7.3 million on the purchase of two of our international distributors and $15.0 million in property, plant and equipment and capitalized software. Financing activities in the form of share option exercises and purchases under the employee share purchase plan generated $1.9 million that offset the $3.1 million net repayment of various debt obligations. Overall cash, cash equivalents and liquid short-term investments decreased by $5.5 million to $121.4 million.

     In December 1999 the Board of directors authorized a loan to MERANT Trustees Limited to enable it to purchase, subject to certain market and business conditions, up to 1,000,000 MERANT ordinary shares. In accordance with this authority, MERANT Trustees Limited acquired 800,000 ordinary shares prior to April 30, 2000.

     We invest our surplus cash in liquid money market investments in the United States, primarily mutual funds, municipal bonds and government agency securities. These cash equivalents and short-term investments are classified as available-for-sale under the provisions of SFAS 115 "Accounting for Certain Investments in Debt and Equity Securities". They are carried at fair value. The unrealized gains and losses, net of tax, are included in accumulated other comprehensive income, which is disclosed as a separate component of shareholders' equity.

     MERANT has in place a line of credit under the terms of which unsecured financing of up to L5.0 million ($7.9 million at April 30, 2000) is available until January 2001. At April 30, 2000, borrowings equivalent to $2.8 million had been made against this line of credit compared to $2.7 million at April 30, 1999.

     We believe it is important to maintain a conservative capital structure and a strong cash position. Our investment policy is designed to minimize risk while maximizing return on cash given such levels of risk, and to keep uninvested cash at a minimum. Cash management is centralized, although some cash is held at various subsidiaries around the world to meet local operating requirements.

     We believe that existing cash balances in combination with internally generated funds and our available bank line of credit will be more than sufficient to meet cash requirements in fiscal 2001.

MARKET RISK

     MERANT operates internationally and we are therefore exposed to market risk from changes in interest rates and foreign currency exchange rates. In order to reduce exposures to these risks, we use derivative financial instruments. We view these instruments as risk management tools that are entered into for hedging purposes only. We do not use derivative financial instruments for speculative or trading purposes.

     The primary objective of our investment policy is to preserve principal while maximising yield without significantly increasing risk. We invest surplus cash in short-term fixed-income marketable securities and consequently we are exposed to fluctuations in interest rates on these marketable securities. At April 30, 2000, the fair value of our financial instruments with exposure to interest rate risk was $22.7 million. A hypothetical 50 basis point increase in interest rates would result in an approximate $113,000 decrease in the fair value of our securities. This sensitivity analysis is performed on our financial positions at April 30, 2000. Actual results may differ materially from this analysis.

     Our operations are based principally in the U.S.A. and the U.K. and we also operate in fifteen other countries around the world. Consequently we are exposed to the effects of foreign currency exchange rate fluctuations, particularly, but not exclusively, between the U.S. dollar and G.B. pounds sterling. We use derivative financial instruments to reduce our exposure to market risks from changes in foreign currency exchange rates. The derivative instruments used, which are foreign exchange forward contracts, are non-leveraged, over the counter instruments that involve little complexity and, typically, have maturities of 60 days or less. Gains and losses on forward foreign currency contracts are recognized in the same period as losses or gains on the underlying transactions and therefore offset. No foreign currency exchange contracts were outstanding at April 30, 2000. We prepared a sensitivity analysis for exposure for foreign net assets as of April 30, 2000 to assess the impact of hypothetical changes in foreign currency rates. Based upon the results of this analysis, a 10% adverse change in foreign currency rates from the April 30, 2000 rates would result in a currency translation loss of approximately $464,000 before taxes.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                   US FORMAT

                                                                               THREE MONTHS
                                                     YEAR ENDED   YEAR ENDED      ENDED       YEAR ENDED
                                                     APRIL 30,    APRIL 30,     APRIL 30,     JANUARY 31,
AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND ADS DATA     2000         1999          1998          1998
---------------------------------------------------  ----------   ----------   ------------   -----------
NET REVENUE
  License fees....................................    $186,444     $193,144      $ 61,384      $198,793
  Maintenance subscriptions.......................     109,260       98,858        24,533        88,015
  Training and consulting.........................      69,740       82,200        21,070        76,111
                                                      --------     --------      --------      --------
     TOTAL NET REVENUE............................     365,444      374,202       106,987       362,919
                                                      --------     --------      --------      --------
COST OF REVENUE
  Cost of license fees............................       9,418       14,390         3,392        13,255
  Cost of maintenance subscriptions...............      23,403       24,445         5,599        20,446
  Cost of training and consulting.................      59,087       68,074        17,409        62,376
                                                      --------     --------      --------      --------
     TOTAL COST OF REVENUE........................      91,908      106,909        26,400        96,077
                                                      --------     --------      --------      --------
GROSS PROFIT......................................     273,536      267,293        80,587       266,842
                                                      --------     --------      --------      --------
OPERATING EXPENSES
  Research and development (note 4)...............      59,166       59,851        14,551        60,828
  Sales and marketing.............................     169,575      155,680        40,137       134,671
  General and administrative......................      29,654       31,573         6,950        26,346
  Goodwill amortization...........................       8,316        3,585           464         1,391
  Non-recurring charges (note 5)..................      13,500       49,662        17,292        17,468
                                                      --------     --------      --------      --------
     TOTAL OPERATING EXPENSES.....................     280,211      300,351        79,394       240,704
                                                      --------     --------      --------      --------
(LOSS) INCOME FROM OPERATIONS.....................      (6,675)     (33,058)        1,193        26,138
Interest income, net..............................       4,787        6,334         1,151         3,935
                                                      --------     --------      --------      --------
(LOSS) INCOME BEFORE INCOME TAXES.................      (1,888)     (26,724)        2,344        30,073
Income taxes (note 11)............................        (520)      (1,808)         (855)       (9,925)
                                                      --------     --------      --------      --------
NET (LOSS) INCOME.................................    $ (2,408)    $(28,532)     $  1,489      $ 20,148
                                                      ========     ========      ========      ========
Net (loss) income per share: basic (note 6).......    $  (0.02)    $  (0.20)     $   0.01      $   0.15
                                                      ========     ========      ========      ========
Net (loss) income per ADS: basic (note 6).........    $  (0.08)    $  (1.00)     $   0.05      $   0.73
                                                      ========     ========      ========      ========
Shares used in computing net (loss) income per
  share: basic (note 6)...........................     145,897      143,130       137,823       137,351
ADSs used in computing net (loss) income per ADS:
  basic (note 6)..................................      29,179       28,626        27,565        27,470
Net (loss) income per share: diluted (note 6).....    $  (0.02)    $  (0.20)     $   0.01      $   0.14
                                                      ========     ========      ========      ========
Net (loss) income per ADS: diluted (note 6).......    $  (0.08)    $  (1.00)     $   0.05      $   0.70
                                                      ========     ========      ========      ========
Shares used in computing net (loss) income per
  share: diluted (note 6).........................     145,897      143,130       145,618       144,326
ADSs used in computing net (loss) income per ADS:
  diluted (note 6)................................      29,179       28,626        29,124        28,865

NOTE: Share and per share data for all periods presented has been restated to reflect the 5-for-1 stock split of MERANT's ordinary shares, which was effective as of the close of business on March 13, 1998. Each American depositary share (ADS) represents five ordinary shares.

 See accompanying notes to consolidated financial statements on pages 40 to 60.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                          CONSOLIDATED BALANCE SHEETS
                                   US FORMAT

                                                              APRIL 30,    APRIL 30,
AMOUNTS IN THOUSANDS                                            2000         1999
--------------------                                          ---------    ---------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $106,140     $ 86,580
  Short-term investments....................................    19,538       34,804
  Accounts receivable, net of allowances for doubtful
     accounts of $4,255 ($4,785 in 1999)....................    92,840      111,317
  Prepaid expenses and other assets.........................    10,127       13,485
                                                              --------     --------
     TOTAL CURRENT ASSETS...................................   228,645      246,186
                                                              --------     --------
NON-CURRENT ASSETS:
  Property, plant and equipment, net (note 7)...............    47,518       46,090
  Goodwill, net of amortization of $13,717 ($7,271 in
     1999)..................................................    44,297       10,239
  Software product assets, net of amortization of $56,654
     ($129,060 in 1999).....................................     5,569       17,007
  Other assets..............................................     2,987        3,560
                                                              --------     --------
     TOTAL ASSETS...........................................  $329,016     $323,082
                                                              ========     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Borrowings (note 8).......................................  $  2,785     $  2,716
  Accounts payable..........................................    12,208       12,150
  Accrued employee compensation and commissions.............    20,088       24,352
  Income taxes payable......................................     7,601       18,325
  Deferred revenue..........................................    69,830       69,155
  Other current liabilities.................................    41,945       29,869
                                                              --------     --------
     TOTAL CURRENT LIABILITIES..............................   154,457      156,567
                                                              --------     --------
  Deferred income taxes (note 11)...........................    13,157       14,304
                                                              --------     --------
     TOTAL LIABILITIES......................................   167,614      170,871
                                                              --------     --------
COMMITMENTS AND CONTINGENCIES (notes 9 and 10)
SHAREHOLDERS' EQUITY:
  Ordinary shares: 2 pence (G.B.) par value 212,000 shares
     authorized; 149,389 shares issued and outstanding
     (143,673 in 1999)......................................     4,876        4,691
  Additional paid-in capital................................   172,892      154,868
  Treasury shares: 4,371 shares (3,810 shares)..............   (11,742)      (7,552)
  Retained earnings.........................................     6,442        8,850
  Accumulated other comprehensive loss......................   (11,066)      (8,646)
                                                              --------     --------
     TOTAL SHAREHOLDERS' EQUITY.............................   161,402      152,211
                                                              --------     --------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.............  $329,016     $323,082
                                                              ========     ========

 See accompanying notes to consolidated financial statements on pages 40 to 60.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                      CONSOLIDATED STATEMENTS OF CASH FLOW
                                   US FORMAT

                                                                                   THREE MONTHS
                                                         YEAR ENDED   YEAR ENDED      ENDED       YEAR ENDED
                                                         APRIL 30,    APRIL 30,     APRIL 30,     JANUARY 31,
IN THOUSANDS                                                2000         1999          1998          1998
------------                                             ----------   ----------   ------------   -----------
OPERATING ACTIVITIES
  NET (LOSS) INCOME....................................   $ (2,408)   $ (28,532)     $  1,489      $ 20,148
  Adjustments to reconcile net (loss) income to cash
    provided by operations
    Depreciation of fixed assets.......................      9,549       12,571         4,166        12,276
    Amortization of software product assets............      7,627       14,751         3,332        14,916
    Amortization of goodwill...........................      8,316        3,585           464         1,391
    Write-off of software and intangible assets........      7,404        2,000            --            --
    Write-down of purchased research and development...         --           --        15,739        15,739
    Gain on sale of discontinued product lines.........         --           --           423           423
    Restructuring/acquisition charges..................         --        4,774          (496)         (496)
    Loss on sale of fixed assets.......................        230           --         1,780           207
    Deferred income taxes..............................     (1,020)        (423)       (4,426)           --
    Other..............................................        349           --            --            --
  Changes in operating assets and liabilities, net of
    effects of acquisitions:
    Accounts receivable................................     15,366       (4,134)        2,840       (42,287)
    Prepaid expenses and other assets..................      2,609       (1,614)       (1,500)         (942)
    Accounts payable...................................        427       (3,020)        5,162         2,992
    Accrued employee compensation......................     (3,647)      (1,508)       (3,403)        6,581
    Income taxes payable...............................    (10,224)       2,742         3,059         6,219
    Deferred revenue...................................      1,690       13,678          (349)        5,524
    Other current liabilities..........................     12,676        3,445         2,814         1,366
                                                          --------    ---------      --------      --------
NET CASH PROVIDED BY OPERATING ACTIVITIES..............     48,944       18,315        31,094        44,057
                                                          --------    ---------      --------      --------
INVESTING ACTIVITIES
  Purchases of property, plant and equipment, net of
    capital lease obligations incurred.................    (13,664)      (6,449)       (4,815)      (18,269)
  Software product assets..............................     (3,593)      (8,524)       (2,480)      (10,285)
  Proceeds from sale of discontinued product lines.....         --           --         1,200         1,200
  Acquisition of subsidiaries, net of cash balances
    acquired...........................................    (41,835)      (7,076)        1,589        (1,848)
  Available-for-sale securities net....................     15,266        5,649        (4,132)      (33,639)
  Disposals of property, plant and equipment...........      2,456           --            13           570
  Other................................................        601           --            --            --
                                                          --------    ---------      --------      --------
NET CASH (USED) BY INVESTING ACTIVITIES................    (40,769)     (16,400)       (8,625)      (62,271)
                                                          --------    ---------      --------      --------
FINANCING ACTIVITIES
  Issuance of ordinary shares, net of expenses.........     18,208        1,709         2,613         9,879
  Treasury shares......................................     (4,190)         217            --         1,190
  Borrowings net.......................................        177       (3,051)       (7,705)       (3,509)
  Repayment of capital leases..........................         --          (18)           (1)          (73)
                                                          --------    ---------      --------      --------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES.......     14,195       (1,143)       (5,093)        7,487
                                                          --------    ---------      --------      --------
Effect of exchange rate changes on cash and cash
  equivalents..........................................     (2,810)        (651)          247          (316)
                                                          --------    ---------      --------      --------
Increase (decrease) in cash and cash equivalents.......     19,560          121        17,623       (11,043)
Adjusted for INTERSOLV cash flow previously reported...         --           --       (13,420)           --
Cash and cash equivalents at beginning of period.......     86,580       86,459        82,256        93,299
                                                          --------    ---------      --------      --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.............   $106,140    $  86,580      $ 86,459      $ 82,256
                                                          ========    =========      ========      ========
Supplemental disclosure of cash flow information:
  Income taxes paid during the period..................   $ 10,297    $   4,317      $    207      $  1,464
                                                          ========    =========      ========      ========
  Interest paid during the period......................   $    306    $     239      $    116      $    976
                                                          ========    =========      ========      ========

 See accompanying notes to consolidated financial statements on pages 40 to 60.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                   US FORMAT

                                                                                                          ACCUMULATED
                                           ORDINARY   ADDITIONAL                         COMPREHENSIVE       OTHER
                                NUMBER      SHARES     PAID-IN     TREASURY   RETAINED      INCOME       COMPREHENSIVE
IN THOUSANDS                   OF SHARES    AMOUNT     CAPITAL      STOCK     EARNINGS      (LOSS)       INCOME (LOSS)    TOTAL
------------                   ---------   --------   ----------   --------   --------   -------------   -------------   --------
BALANCE, JANUARY 31, 1997....   134,320     $4,566     $124,741    $(10,482)  $ 11,902                     $ (7,234)     $123,493
Share options exercised......     3,204         37        8,272       2,713         --                           --        11,022
Issued for acquisitions......     4,186         37       18,741          --         --                           --        18,778
Conversion of loan notes.....        36         --           48          --         --                           --            48
Comprehensive income:
  Net income.................        --         --           --          --   $ 20,148       20,148              --        20,148
  Unrealised gain on
    marketable securities,
    net of taxes.............        --         --           --          --         --          134             134           134
  Currency translation
    adjustment...............        --         --           --          --         --       (1,550)         (1,550)       (1,550)
                                                                                            -------
  Comprehensive income.......                                                                18,732
                                -------     ------     --------    --------   --------      -------        --------      --------
BALANCE, JANUARY 31, 1998....   141,746      4,640      151,802      (7,769)    32,050                       (8,650)      172,073
Share options exercised......       266         39        1,369          --         --                           --         1,408
Comprehensive income:
  Net income.................        --         --           --          --      1,489        1,489              --         1,489
  Unrealised (loss) on
    marketable securities,
    net of taxes.............        --         --           --          --         --          (72)            (72)          (72)
  Currency translation
    adjustment...............        --         --           --          --         --          696             696           696
                                                                                            -------
  Comprehensive income.......                                                                 2,113
  Adjustments re transition
    period...................                                                    3,843                            6         3,849
                                -------     ------     --------    --------   --------      -------        --------      --------
BALANCE, APRIL 30, 1998......   142,012      4,679      153,171      (7,769)    37,382                       (8,020)      179,443
Share options exercised......     1,661         12        1,697         217                                                 1,926
Comprehensive (loss):
  Net (loss).................        --         --           --          --    (28,532)     (28,532)                      (28,532)
  Unrealised gain on
    marketable securities,
    net of taxes.............        --         --           --          --         --            5               5             5
  Currency translation
    adjustment...............        --         --           --          --         --         (631)           (631)         (631)
                                                                                            -------
  Comprehensive (loss).......                                                               (29,158)
                                -------     ------     --------    --------   --------      -------        --------      --------
BALANCE, APRIL 30, 1999......   143,673      4,691      154,868      (7,552)     8,850                       (8,646)      152,211
Share options exercised......     5,716        185       18,024         390         --           --              --        18,599
Shares acquired..............                                        (4,741)        --           --              --        (4,741)
Comprehensive (loss):
  Net (loss).................        --         --           --          --     (2,408)      (2,408)             --        (2,408)
  Unrealised (loss) on
    marketable securities,
    net of taxes.............        --         --           --          --         --         (203)           (203)         (203)
  Currency translation
    adjustment...............        --         --           --         161         --       (2,217)         (2,217)       (2,056)
                                                                                            -------
  Comprehensive (loss).......                                                                (4,828)
                                -------     ------     --------    --------   --------      -------        --------      --------
BALANCE, APRIL 30, 2000......   149,389     $4,876     $172,892    $(11,742)  $  6,442                     $(11,066)     $161,402
                                =======     ======     ========    ========   ========      =======        ========      ========

 See accompanying notes to consolidated financial statements on pages 40 to 60.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   US FORMAT

     The statutory accounts of MERANT plc for the year ended April 30, 2000, within the meaning of section 240 of the Companies Act 1985 of Great Britain, are set out on pages 74 to 106 of this Annual Report.

     Effective November 30, 1998, the Company elected to change its fiscal year end and accounting reference date to April 30 from January 31. Consequently, the prior period results shown in this report are for the fiscal year ended April 30, 1999 (fiscal 1999), the three-month fiscal period ended April 30, 1998, and the fiscal year ended January 31, 1998 (fiscal 1998).

NOTE 1  SIGNIFICANT ACCOUNTING POLICIES

  Nature of operations

     Founded in 1976, MERANT designs, develops and markets computer software products and provides related support services. The Company derives approximately 50% of its revenue from the license of software products, either directly to end-users or in the form of distribution rights to original equipment manufacturers. Product licenses are sold and supported in more than 60 countries, either through its direct sales force or through a network of indirect channels including resellers and distributors. Approximately 30% of our revenue is derived from the provision of product support and maintenance subscriptions, and the remaining 20% from the provision of training and consulting services. Our principal market is the United States, which accounts for approximately 60% of revenue; 35% of revenue is derived from customers in Europe, and the remaining 5% from customers located in the rest of the world.

  Principles of consolidation

     The accompanying consolidated financial statements include the accounts of MERANT and its wholly owned subsidiaries. They have been prepared in accordance with U.S. GAAP, which differs from U.K. GAAP, particularly as to the treatment of business combinations and goodwill and the presentation of certain items in the financial statements. All significant inter-company balances and transactions have been eliminated on consolidation.

     The Company has concluded several business combinations in the past three fiscal years. As more fully described in note 2 on page 46, these transactions have been accounted for either under the pooling-of-interests method or the purchase method, as appropriate. With respect to the merger with INTERSOLV, Inc, which was accounted for using the pooling-of-interests method, the Company restated its fiscal 1998 consolidated financial statements to include the financial results of INTERSOLV at April 30, 1998 and for the year ended April 30, 1998. Consequently, financial data for the three months ended April 30, 1998 are included in both the three months ended April 30, 1998 and in fiscal 1998.

     The Company has made certain presentational changes to the income statement in 2000, and data presented in the 1999 and 1998 financial statements have been changed to conform to the 2000 presentation. Specifically, the descriptions used to analyze revenue have been changed to license fees (previously described as product revenue), maintenance subscriptions (previously maintenance revenue), and training and consulting (previously service revenue). These new descriptions do not represent any changes to the actual numbers presented. Also, the presentation of operating costs is amended to separately identify amortization of goodwill, which previously had been included in general and administrative costs. The results of operations are not affected by these changes in presentation.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            US FORMAT -- (CONTINUED)

NOTE 1  SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Use of estimates

     The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Revenue recognition

     License fees: MERANT's standard end user license agreement provides for an initial fee to use our products in perpetuity up to a maximum number of users. The Company also enters into other types of license agreements, typically with major end user customers, which allow for the use of our products, usually restricted by the number of employees, the number of users, or the license term. The Company recognizes fees as revenue upon product shipment, provided a signed agreement is in place, fees are fixed or determinable, and collection of the resulting receivable is deemed probable. Fees from licenses sold together with consulting services are generally recognized upon shipment provided that the above criteria have been met and payment of the license fees is not dependent upon the performance of the consulting services. Where these criteria have not been met, the Company recognizes both the license and consulting fees under the percentage of completion method of contract accounting. The Company provides for sales returns based on historical rates of return.

     Maintenance subscriptions: Maintenance agreements generally call for MERANT to provide technical support and software updates to customers. Revenue is recognized on technical support and software update rights ratably over the term of the support agreement. Payments for maintenance fees are generally made in advance and are nonrefundable.

     Training and consulting: The Company recognizes revenue from consulting and education as the services are performed.

  Advertising costs

     Advertising costs are charged to operations when incurred. Advertising expense, which includes media, agency and promotional expenses, amounted to $11,496,000 in fiscal 2000, compared to $12,984,000 in 1999, $2,704,000 in the three-month fiscal period ended April 30, 1998 and $8,791,000 in fiscal 1998.

  Net income per share

     Basic net income per share is calculated as net income divided by the weighted average number of ordinary shares outstanding during the period.

     Diluted net income per share is calculated as net income divided by the weighted average number of ordinary shares outstanding during the period, including dilutive ordinary share equivalents, represented by shares issuable upon exercise of share options. The computation assumes the proceeds from the exercise of share options are used to repurchase our ordinary shares at their average market price during each period.

     Earnings per share data are set out in note 6 to the consolidated financial statements on page 49. The Company also reports net earnings per American depositary share (ADS) equivalent; each ADS represents five ordinary shares.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            US FORMAT -- (CONTINUED)

NOTE 1  SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Income taxes

     The provisions for income taxes include U.K., U.S. and other income taxes currently payable and those deferred because of temporary differences between financial and tax reporting.

  Cash, cash equivalents and short-term investments

     The Company's investment policy authorizes investment in U.S. government securities, municipal bonds, certificates of deposit with highly-rated financial institutions and other specified money market instruments of similar liquidity and credit quality. In accordance with SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company determines the appropriate classification of debt securities at the time of purchase and reviews that decision at each balance sheet date. Securities that the Company has the intent and the ability to hold until maturity are classified as held-to-maturity. The Company classifies all other debt securities as available-for-sale and carries them at fair value, based on quoted market prices. Unrealized gains and losses are reported as a separate component of shareholders' equity. Available-for-sale securities that have original maturities of less than three months at the date of acquisition are disclosed on the balance sheet as cash equivalents. The cost of securities sold is based on the specific identification method.

  Derivative financial instruments

     MERANT's operations are based principally in the United States and the United Kingdom but the Company also operates in fifteen other countries around the world. Consequently, the Company is exposed to the effects of foreign currency exchange rate fluctuations, particularly, but not exclusively, between the U.S. dollar and G.B. pounds sterling. The Company uses derivative financial instruments to reduce its exposure to market risks from changes in foreign currency exchange rates. The derivative instruments used, which are foreign exchange forward contracts, are non-leveraged, over-the-counter instruments that involve little complexity and, typically, have maturities of 60 days or less. The Company does not hold or issue derivatives for speculative trading purposes. Gains and losses on forward foreign currency contracts are recognized in the same period as losses or gains on the underlying transactions and therefore offset.

  Concentration of credit risk

     Financial instruments which potentially subject MERANT to concentrations of credit risk, as defined by SFAS 105 "Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk", consist principally of cash and cash equivalents, short-term investments, foreign exchange contracts and trade receivables.

     MERANT places its short-term investments only in high quality financial instruments and limits the amounts invested with any one issuer. The Company is exposed to credit risk in the event of default by these institutions to the extent of the amount recorded on the balance sheet. The counterparties to the agreements relating to our foreign exchange contracts are financial institutions of high credit standing. Concentrations of credit risk with respect to trade receivables are limited due to our large, widespread customer base that encompasses many different industries and countries. The Company performs ongoing credit evaluations of our customers and generally does not require collateral. The Company maintains reserves for potential losses, and such losses have been within management's expectations. No single customer represented more than 5% of our revenue in 2000, 1999 or 1998.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            US FORMAT -- (CONTINUED)

NOTE 1  SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Translation of foreign currencies

     The Company translates assets and liabilities denominated in currencies other than U.S. dollars at exchange rates in effect at the end of the period. Revenue, costs and expenses are translated using average monthly rates in effect during the period. Gains and losses resulting from the process of translating financial statements denominated in currencies other than U.S. dollars are included in shareholders' equity.

     Intercompany accounts are primarily denominated in U.S. dollars or U.K. sterling. Transaction gains or (losses) included in operations amounted to $524,000 in 2000 and $(557,000) in 1999.

  Inventories

     Inventories, consisting principally of diskettes and technical manuals, are stated at the lower of cost and market, using the first-in, first-out method. Contracts in progress, representing engineering costs associated with non-cancelable license agreements prior to delivery, are included in inventories and expensed when the related revenue is recognized. Inventories are included in the balance sheet under Prepaid Expenses and Other Assets.

  Property, plant and equipment

     Property, plant and equipment is stated at cost less accumulated provisions for depreciation and amortization. Depreciation and amortization are computed using the straight-line method over estimated economic lives from the time the asset is put into use. Present estimated economic lives are as follows:

Office buildings.........................................       40 years
Leasehold improvements...................................  over the lease term
Computer equipment.......................................       3-5 years
Office equipment.........................................      5-11 years
Transportation equipment.................................       3-4 years

  Leasing

     Assets held under leases that transfer substantially all the benefits and risks of ownership of an asset to the Company are capitalized as fixed assets. The amount capitalized is the net present value of future lease payments, this sum also being treated as a liability. Depreciation on such leased assets is provided at rates calculated to write off the capitalized cost over the shorter of the lease term and the asset's economic life. Lease payments are apportioned between finance charges (computed on the basis of implicit interest rates) and a reduction in the original liability.

     Rentals paid under operating leases are expensed on a straight-line basis over the term of the lease.

  Goodwill

     Goodwill represents the excess of the cost of acquiring a business over the aggregate fair value of the net assets acquired. Goodwill arising on a purchase is capitalized as an intangible asset and amortized over its estimated economic life. The estimated life ranges from 4 to 5 years and depends on the length of the future period expected to benefit from the purchase. Where there is a potential impairment of goodwill, based on discounted cash flow projections of the businesses acquired, goodwill will be written-down to its estimated value.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            US FORMAT -- (CONTINUED)

NOTE 1  SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Software product assets (capitalized software development costs)

     Costs related to the initial development and design of new software products prior to the establishment of technological feasibility are written off as research and development costs. Once technological feasibility has been reasonably established, either by the completion and successful testing of a detailed program design, or by the creation and testing of an operative working model, subsequent development costs incurred are capitalized software product assets, in compliance with SFAS 86 "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed".

     Software licensed for inclusion in the MERANT product set, including software acquired through acquisitions which meets the provisions for capitalization under SFAS 86 is also included in software product assets. In fiscal 1998, purchased software totaling $1.1 million was capitalized.

     Software product assets are amortized using the straight-line method over the economic life of the products, which in most cases is estimated to be three years. Where a shortfall in future revenue from a product is anticipated, the Company accelerates amortization. If the remaining estimated economic life of a product is judged to be reduced significantly, we may reduce the carrying amount of the capitalized software costs. Amortization of software product assets is included in research and development costs.

  Stock based compensation

     MERANT accounts for its stock-based employee compensation plans using the intrinsic value method prescribed by APB Opinion No. 25 "Accounting for Stock Options Issued to Employees". Accordingly, since all options are granted with an exercise price equal to the fair value of the shares at the date of grant, the Company recognizes no compensation expense for share option grants.

     Pro-forma disclosures of net income (loss) and net income (loss) per share computed as if the fair-value-based method had been applied are made in accordance with SFAS 123 "Accounting for Stock Based Compensation" and disclosed in note 13 to the consolidated financial statements on page 57.

  Other recent pronouncements

     In December 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-9 "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions. (SOP 98-9). SOP 98-9 amends SOP 97-2 and requires recognition of revenue using the residual method, where the total fair value of any undelivered elements is deferred and recognised in accordance with SOP 97-2. The Company will adopt SOP 98-9 in fiscal 2001, but does not expect adoption to have a material effect on results from operations or financial position.

     In June 1998, the Financial Accounting Standards Board issued SFAS 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities and requires us to recognize all derivatives as either assets or liabilities on the balance sheet and measure them at fair value. In June 1999 SFAS 137 was issued, delaying the effective implementation of SFAS 133. The company will be required to implement SFAS 133 in fiscal 2002. Compliance is not expected to have a material effect on results from operations or financial position.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            US FORMAT -- (CONTINUED)

NOTE 2  BUSINESS COMBINATIONS

  During fiscal 2000, MERANT completed four acquisitions.

     On August 3, 1999, the Company acquired all of the outstanding stock of Essential Software, Inc (trading as The Marathon Group), a privately-held Internet professional services firm based in Raleigh, North Carolina. The total consideration for the transaction was approximately $15.8 million, the whole of which was paid in cash.

     On November 23, 1999, the Company acquired all of the outstanding stock of EnterpriseLink Technology Corporation, a privately-held supplier of enterprise extension software based in Campbell, California. The total consideration for the transaction is up to approximately $22 million, payable as a combination of cash and assumption of debt, of which approximately $14.1 million was paid prior to April 30, 2000. MERANT also assumed EnterpriseLink stock options outstanding as of the closing which converted into options to acquire up to 511,904 MERANT ordinary shares.

     On December 6, 1999, the Company acquired all of the outstanding stock of Trillium Software Corporation, a privately-held supplier of change management software based in Eden Prairie, Minnesota. The total consideration for the transaction is up to approximately $7 million, payable in cash, of which approximately $4.1 million was paid prior to April 30, 2000.

     On January 8, 2000, the Company acquired the remaining 79.9% of the outstanding stock of Northern Software Partners AS, the Company's distributor for the Nordic region, based in Oslo, Norway. The total consideration for the transaction is up to approximately $4 million, payable in cash, of which $3.2 million was paid prior to April 30, 2000. Northern Software Partners AS changed its name to MERANT Nordic on January 21, 2000.

     The terms of acquisition of Essential Software, EnterpriseLink and Trillium Software include earn-out provisions that may result in additional payments of $8.6 million. These amounts will be recorded as additional purchase price in the event that they become payable.

     Other current liabilities includes $6.0 million in deferred purchase price payments.

     These transactions have been accounted for using the purchase method. Accordingly, the excess of the purchase price over the respective estimated fair value of the net tangible assets of each of the acquired companies, which amounted to $46.1 million in the aggregate, has been allocated to goodwill and is being amortized over its estimated economic life of five years. The net assets of the acquired companies have been combined with those of MERANT as of the respective dates of acquisition, and their results of operations have been combined with those of MERANT for the periods subsequent to acquisition. The results of operations of the acquired companies prior to the acquisitions were not material, and thus pro forma information has not been provided.

  During fiscal 1999, MERANT completed three acquisitions.

     On May 15, 1998, the Company acquired all of the outstanding stock of its Italian distributor, Micro Focus Italia, s.r.l. for total consideration of $4,600,000. Micro Focus Italia, s.r.l. changed its name to MERANT s.r.l. on March 1, 1999.

     On August 13, 1998 the Company acquired all of the outstanding stock of our Australian distributor, Advanced Software Engineering Pty., Limited for total consideration of $2,480,000. Advanced Software Engineering Pty., Limited changed its name to MERANT Pty., Limited on February 16, 1999.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            US FORMAT -- (CONTINUED)

NOTE 2  BUSINESS COMBINATIONS -- (CONTINUED)
     Both transactions were accounted for using the purchase method. Accordingly, the excess of the purchase price over the respective estimated fair value of the net tangible assets of each of the acquired companies, which amounted to $7,304,000 in the aggregate, was allocated to goodwill and is being amortised over its estimated economic life of five years. The net assets of both companies were combined with those of MERANT as of the respective dates of acquisition, and their results were combined with MERANT's results for the periods subsequent to acquisition.

     On September 24, 1998, the Company acquired all of the outstanding stock of INTERSOLV, Inc ("INTERSOLV") in exchange for 63,084,000 ordinary shares in MERANT which represented a value of $272,000,000 on the date the merger was completed. INTERSOLV, a publicly-held corporation based in Maryland, U.S.A., and listed on the Nasdaq National Market, was a provider of software solutions that facilitate the development, delivery and deployment of business information systems. INTERSOLV's products and services were focused primarily in the areas of application development management, enterprise data connectivity and enterprise application renewal. Immediately prior to the transaction, INTERSOLV had a total of 22,940,000 outstanding shares. Under the terms of the agreement, each share of INTERSOLV common stock was exchanged for 0.55 MERANT American depositary shares (or ADSs). In addition, each outstanding option or right to purchase or acquire shares of INTERSOLV stock was assumed by MERANT and became an option or right to purchase or acquire MERANT ADSs, with appropriate adjustments to the price and number of shares based on the exchange ratio of
0.55 ADSs per INTERSOLV share. The merger was structured as a tax-free reorganization under U.S. tax law. The Company issued 12,617,000 new MERANT ADSs (representing 63,084,000 new MERANT ordinary shares) in exchange for INTERSOLV's common stock and share equivalents outstanding, which at the time of the completion of the transaction represented approximately 46% of MERANT's share capital on a fully-diluted basis.

     The combination was accounted for using the pooling-of-interests method, and previously reported consolidated financial statements have been restated to include the financial position and results of operations of INTERSOLV.

     The Company recorded a charge of $49,662,000 in the second quarter of 1999 in connection with the INTERSOLV merger (see note 5 to the consolidated financial statements on page 48).

     During the three-month fiscal period ended April 30, 1998, the Company's subsidiary, INTERSOLV, Inc. acquired all of the outstanding stock of SQL Software Limited ("SQL") in exchange for the equivalent of 3,441,488 ordinary shares in MERANT. SQL was a privately-held UK-based provider of process automation tools. The transaction was accounted for using the purchase method. The cost of the transaction was $19,200,000, of which $15,739,000 was allocated to purchased research and development and was written off at the time of acquisition since no technological feasibility or alternative future use could be demonstrated. Additionally, $2,400,000 was allocated to goodwill and other intangibles, and is being amortized over its estimated economic life of five years.

  In fiscal 1998 MERANT completed two acquisitions.

     On January 20, 1998, the Company acquired all of the outstanding stock of XDB Systems, Inc ("XDB") in exchange for 1,891,975 ordinary shares in MERANT which represented a value of $14,243,000 on the date the merger was completed. The combination was accounted for using the pooling-of-interests method. XDB, a privately-held corporation based in Columbia, Maryland, was a provider of DB2 database development, maintenance and connectivity solutions. The Company incurred charges in the third quarter of 1998 of approximately $1.6 million in connection with activities to complete this acquisition.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            US FORMAT -- (CONTINUED)

NOTE 2  BUSINESS COMBINATIONS -- (CONTINUED)
     On April 30, 1997, the Company acquired all of the outstanding stock of Millennium UK Limited ("Millennium"), a privately-held consulting firm, for a total consideration of $6,400,000, satisfied by a cash payment of $3,200,000 and the issue of 745,710 ordinary shares in MERANT. Millennium provided specialized consulting and project management services. The transaction was accounted for using the purchase method. Accordingly, the excess of the purchase price over the estimated fair value of the net tangible assets, which amounted to $6,737,000, was allocated to goodwill and is being amortised over its estimated economic life of four years.

NOTE 3  FINANCIAL INSTRUMENTS

  Cash equivalents and short term investments

     The following table summarises, by major security type, the fair value of our cash equivalents and short-term investments. Our short term investments generally have maturity dates less than one year.

                                                                    GROSS
                                                                  UNREALIZED      ESTIMATED
(IN THOUSANDS)                                        COST      GAINS (LOSSES)    FAIR VALUE
--------------                                       -------    --------------    ----------
AT APRIL 30, 2000:
Money market funds.................................  $ 2,210           --          $ 2,210
Commercial paper...................................    2,099        $   3            2,102
Variable rate notes................................    1,001                         1,001
Federal agency issues..............................    7,780         (168)           7,612
Corporate bonds and notes..........................   10,011         (188)           9,823
                                                     -------        -----          -------
                                                     $23,101        $(353)         $22,748
                                                     -------        -----          -------
Classified as:
Cash equivalents...................................                                $ 3,210
Short term investments.............................                                 19,538
                                                                                   -------
                                                                                   $22,748
                                                                                   -------
AT APRIL 30, 1999:
Money market funds.................................  $   173           --          $   173
Commercial paper...................................    9,062        $   1            9,063
Variable rate notes................................    4,409           --            4,409
Federal agency issues..............................    8,306          (21)           8,285
Corporate bonds and notes..........................   22,595           (3)          22,592
                                                     -------        -----          -------
                                                     $44,545        $ (23)         $44,522
                                                     -------        -----          -------
Classified as:
Cash equivalents...................................                                $ 9,718
Short term investments.............................                                 34,804
                                                                                   -------
                                                                                   $44,522
                                                                                   -------

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            US FORMAT -- (CONTINUED)

NOTE 3  FINANCIAL INSTRUMENTS -- (CONTINUED)
  Financial instruments with derivative risk

     No foreign currency contracts were outstanding at April 30, 2000 or at April 30, 1999.

  Sale of receivables

     In fiscal 1998 the Company entered into agreements to sell $2,536,000 in accounts receivable at a net discount of approximately 7.25%, which was charged to operations as incurred. $2,161,000 of these accounts receivable were sold on a recourse basis, of which $200,000 remains outstanding at April 30, 2000 for which the Company remains liable in the event of default.

NOTE 4  RESEARCH AND DEVELOPMENT COSTS

                                                                           THREE MONTHS    YEAR ENDED
                                               YEAR ENDED    YEAR ENDED       ENDED         JANUARY
                                               APRIL 30,     APRIL 30,      APRIL 30,         31,
(IN THOUSANDS)                                    2000          1999           1998           1998
--------------                                 ----------    ----------    ------------    ----------
Research and development costs, before
  capitalization.............................   $55,309       $53,624        $13,699        $ 56,197
Costs capitalized as software product
  assets.....................................    (3,770)       (8,524)        (2,480)        (10,285)
Amortization of capitalized costs............     7,627        14,751          3,332          14,916
                                                -------       -------        -------        --------
                                                $59,166       $59,851        $14,551        $ 60,828
                                                -------       -------        -------        --------

NOTE 5  NON-RECURRING ITEMS

     In the fourth quarter of fiscal 2000, the Company recorded a non-recurring charge of $13,500,000. This charge resulted from actions that recognize an accelerated transition to e-business solutions and the relative decline in demand for Year 2000 and traditional COBOL-based products and services. The charge included a $7,404,000 non-cash write-off of previously capitalized software product assets related primarily to COBOL, a $3,218,000 provision for severance costs for approximately 50 employees in COBOL related business and $2,878,000 of other costs primarily associated with closure of excess facilities. These actions are expected to be completed in the next fiscal year and to reduce future expenses. The employee severance program was completed in the first fiscal quarter of the year ended April 30, 2001.

     During the second quarter of fiscal 1999, the Company incurred charges amounting to $49,662,000 in respect of the acquisition of INTERSOLV and the subsequent restructuring of the combined businesses. The Company incurred direct transaction costs totaling $24,549,000 for investment banker fees, employee contractual obligations, the cost of listing new shares on the London Stock Exchange and other professional fees. The Company incurred costs associated with subsequent integration efforts totaling $25,113,000, which were primarily comprised of severance costs, distributor agreement buyouts, and the write-off of duplicative facilities and other redundant assets. The severance costs totaled $982,000 and related to approximately 75 employees in the administrative functions. Amounts paid in fiscal 2000 related to severance and distributor buyouts totaled $1,380,000 and $ nil, respectively. All employees were terminated and there was no material adjustment to the accrued expenses.

     Unpaid amounts relating to these non-recurring charges, which totaled $6,913,000 at April 30, 2000 and $5,910,000 at April 30, 1999, are included in other current liabilities.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            US FORMAT -- (CONTINUED)

NOTE 5  NON-RECURRING ITEMS -- (CONTINUED)
     In the three-month transition period to April 30, 1998, the Company recorded non-recurring costs of $17,468,000, net, in the subsidiary company, INTERSOLV. This charge included a $15,739,000 write-off of purchased research and development costs arising from the acquisition of SQL Software Limited, and costs of $1,800,000 upon exit of non-strategic product lines.

NOTE 6  EARNINGS PER SHARE

     The following table discloses the net (loss) income per share and net
(loss) income per ADS equivalent; each ADS represents five ordinary shares. In 2000 and 1999, ordinary share equivalents of approximately 18,625,000 and 1,597,000, respectively, were antidilutive and therefore excluded from the computation.

                                                               THREE MONTHS   YEAR ENDED
                                     YEAR ENDED   YEAR ENDED      ENDED        JANUARY
                                     APRIL 30,    APRIL 30,     APRIL 30,        31,
IN THOUSANDS                            2000         1999          1998          1998
------------                         ----------   ----------   ------------   ----------
Net (loss) income per share:
Numerator for basic and diluted net
  (loss) income per share:
  -- net (loss) income.............   $ (2,408)    $(28,532)     $  1,489      $ 20,148
                                      --------     --------      --------      --------
Denominator for basic net (loss)
  income per share -- weighted
  average shares outstanding.......    145,897      143,130       137,823       137,351
Dilutive share options.............         --           --         7,795         6,975
                                      --------     --------      --------      --------
Denominator for diluted net (loss)
  income per share.................    145,897      143,130       145,618       144,326
                                      --------     --------      --------      --------
Net (loss) income per ADS:
Numerator for basic and diluted net
  (loss) income per ADS:
  -- net (loss) income.............   $ (2,408)    $(28,532)     $  1,489      $ 20,148
                                      --------     --------      --------      --------
Denominator for basic net (loss)
  income per ADS -- weighted
  average ADSs outstanding.........     29,179       28,626        27,565        27,470
Dilutive share options.............         --           --         1,559         1,395
                                      --------     --------      --------      --------
Denominator for diluted net (loss)
  income per ADS...................     29,179       28,626        29,124        28,865
                                      --------     --------      --------      --------

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            US FORMAT -- (CONTINUED)

NOTE 7  PROPERTY, PLANT AND EQUIPMENT

                                                           APRIL 30,   APRIL 30,
(IN THOUSANDS)                                               2000        1999
--------------                                             ---------   ---------
Land and buildings.......................................  $ 21,856    $ 22,263
Leasehold improvements...................................    10,633       9,964
Computer and communications equipment & software.........    78,371      70,845
Office equipment.........................................    13,879      13,387
Transportation equipment.................................       340         383
                                                           --------    --------
Property, plant and equipment -- at cost.................   125,079     116,842
Less: accumulated depreciation and amortization..........   (77,561)    (70,752)
                                                           --------    --------
Property, plant and equipment -- net.....................  $ 47,518    $ 46,090
                                                           --------    --------

     Depreciation expense totaled $9,549,000 in fiscal 2000, compared to $12,571,000 in 1999, $4,166,000 in the three-month fiscal period ended April 30, 1998 and $12,276,000 in fiscal 1998.

NOTE 8  BORROWINGS

     MERANT has an unsecured revolving multi-currency facility, under the terms of which financing of up to L5,000,000 ($7,900,000 at April 30, 2000) or its equivalent in such other currency as MERANT may determine, is available. This facility expires in January 2001. Borrowings under this facility bear interest at 0.75% above the London Interbank Offered Rate ("LIBOR"). At April 30, 2000 and April 30, 1999, the amounts outstanding against this credit line represented loans totaling 2.6 million euros, which were incurring interest at rates of 4.5% and 3.5%, respectively.

NOTE 9  COMMITMENTS

     The Company leases office space and equipment under operating leases expiring at various dates through 2013. In most cases, it is anticipated that these leases will be renewed or replaced by other leases in the normal course of business. Future minimum lease commitments as at April 30, 2000 are as follows:

(IN THOUSANDS)
YEARS ENDED APRIL 30
--------------------
2001........................................................  $12,505
2002........................................................    9,815
2003........................................................    8,491
2004........................................................    6,601
2005 and thereafter.........................................   16,898
                                                              -------
Total minimum lease payments................................  $54,310
                                                              -------

     Rent expense totaled $14,346,000 in fiscal 2000, $12,086,000 in 1999,
$2,592,000 in the three-month fiscal period ended April 30, 1998 and $10,206,000 in fiscal 1998.

NOTE 10  CONTINGENCIES

     In December 1998 and January 1999, seven class action securities complaints were filed in the U.S. District Court for the Southern District of New York against MERANT plc ("MERANT") and certain of its officers and directors. The Court ordered the seven cases consolidated, appointed lead plaintiffs and lead

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            US FORMAT -- (CONTINUED)

NOTE 10  CONTINGENCIES -- (CONTINUED)
counsel, and ordered the filing of a consolidated amended complaint, which was filed on June 9, 1999. The lead plaintiffs sought to have the matter certified as a class action of purchasers of the American depositary shares of MERANT during the period from June 17, 1998 to November 12, 1998, including the former shareholders of INTERSOLV, Inc. who acquired American depositary shares of MERANT in connection with the merger involving the two companies. The consolidated complaint alleges various violations of the Securities Act of 1933 and the Securities Exchange Act of 1934 and sought unspecified compensatory damages for alleged failure to disclose material nonpublic information concerning MERANT's business condition and prospects. In May 1999, MERANT filed a motion to transfer the matter to the Northern District of California, and the Court granted MERANT's motion in November 1999. The action was transferred in December 1999 to the Northern District of California. After the action was transferred to California, plaintiffs again amended their complaint alleging the same claims as described in the prior amended complaint but without the 1934 Act claims or the class period. MERANT filed a motion to dismiss the newly-amended complaint in June 2000.

     MERANT intends to defend this litigation vigorously. However, due to the inherent uncertainties of litigation, MERANT cannot accurately predict the ultimate outcome of the litigation. Any unfavorable outcome of the litigation could have an adverse impact on MERANT's business, financial condition and results of operations.

     MERANT and its subsidiaries are also involved in legal proceedings, claims and litigation arising in the ordinary course of business. Although the ultimate results of these legal proceedings, claims and litigation are not currently determinable, in the opinion of management these matters will not materially affect MERANT's financial position, results of operations, or liquidity.

NOTE 11  INCOME TAXES

     (Loss) income before income taxes consisted of the following:

                                                           THREE MONTHS
                               YEAR ENDED    YEAR ENDED       ENDED        YEAR ENDED
                               APRIL 30,     APRIL 30,      APRIL 30,      JANUARY 31,
       (IN THOUSANDS)             2000          1999           1998           1998
       --------------          ----------    ----------    ------------    -----------
U.K. ........................   $(3,754)      $(30,738)       $1,604         $ 1,744
U.S. ........................    (2,878)       (13,087)       (4,142)         12,304
Other........................     4,744         17,101         4,882          16,025
                                -------       --------        ------         -------
                                $(1,888)      $(26,724)       $2,344         $30,073
                                -------       --------        ------         -------

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            US FORMAT -- (CONTINUED)

NOTE 11  INCOME TAXES -- (CONTINUED)
     Income taxes consist of:

                                                           THREE MONTHS
                               YEAR ENDED    YEAR ENDED       ENDED        YEAR ENDED
                               APRIL 30,     APRIL 30,      APRIL 30,      JANUARY 31,
(IN THOUSANDS)                    2000          1999           1998           1998
--------------                 ----------    ----------    ------------    -----------
Current:
  U.K. ......................   $   695       $(1,535)        $(726)         $5,319
  U.S. federal...............        --            --            --           1,910
  U.S. state.................       131           250           118             669
  Other......................       840         3,711         1,755           1,917
                                -------       -------         -----          ------
                                  1,666         2,426         1,147           9,815
                                -------       -------         -----          ------
Deferred:
  U.K. ......................    (2,982)         (618)         (292)            110
  U.S. federal...............     1,836            --            --              --
                                -------       -------         -----          ------
                                 (1,146)         (618)         (292)            110
                                -------       -------         -----          ------
Total:.......................   $   520       $ 1,808         $ 855          $9,925
                                -------       -------         -----          ------

     The following table analyzes the differences between taxes at the U.K. statutory tax rate and taxes at the effective tax rate for the periods shown:

                                                           THREE MONTHS
                               YEAR ENDED    YEAR ENDED       ENDED        YEAR ENDED
                               APRIL 30,     APRIL 30,      APRIL 30,      JANUARY 31,
       (IN THOUSANDS)             2000          1999           1998           1998
       --------------          ----------    ----------    ------------    -----------
Expected taxes...............   $  (566)      $(8,107)         $703          $9,022
Changes in valuation
  allowance..................     1,536         5,149            --              --
Permanent differences and
  other items................     3,093         4,766           152             903
Benefit of net operating loss
  carry forwards.............    (3,543)           --            --              --
                                -------       -------          ----          ------
Effective tax rate...........   $   520       $ 1,808          $855          $9,925
                                -------       -------          ----          ------

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            US FORMAT -- (CONTINUED)

NOTE 11  INCOME TAXES -- (CONTINUED)
     Deferred income taxes, all of which are non-current, and the tax jurisdictions to which they relate, are as follows:

                                                         APRIL 30,    APRIL 30,
(IN THOUSANDS)                                             2000         1999
--------------                                           ---------    ---------
Assets:
  Property.............................................  $ (3,215)    $ (4,329)
  Tax losses...........................................    (9,123)      (9,123)
  Research and development credits.....................    (2,554)      (2,554)
  Restructuring provision..............................    (4,657)      (1,856)
  Bad debts............................................      (136)        (287)
                                                         --------     --------
Total assets...........................................   (19,685)     (18,149)
                                                         --------     --------
Liabilities:
  Capitalized software.................................     4,007        4,813
  Mark-to-market, deferred compensation and other......    22,150       22,491
                                                         --------     --------
Total liabilities......................................  $ 26,157     $ 27,304
                                                         --------     --------
Valuation allowance....................................     6,685        5,149
                                                         --------     --------
Net deferred income taxes..............................  $ 13,157     $ 14,304
                                                         --------     --------
U.K. ..................................................  $  7,280     $  8,323
U.S.A. ................................................     5,877        5,981
                                                         --------     --------
                                                         $ 13,157     $ 14,304
                                                         --------     --------

     At April 30, 2000, the Company had foreign net operating loss carry forwards of approximately $23 million which expire, if unused, in various years through 2014.

     The corporate income tax returns of certain U.S. subsidiaries have been under examination by the Internal Revenue Service, which has proposed certain adjustments. The Company believes that the outcome of the examination will not give rise to any material adjustment to the financial statements.

NOTE 12  BUSINESS SEGMENT INFORMATION

     For fiscal 2000, MERANT operated in four business segments. The products and services of each segment are marketed throughout the world. The major product and service lines by segment are as follows:

     Application Creation and Transformation (ACT)
     Application Development Management (ADM)
     Enterprise Data Connectivity (EDC)
     Enterprise Consulting Solutions (ECS)

     The accounting policies of each business segment are the same as those described in the summary of significant accounting policies. Intersegment sales and transfers are priced as if the sales or transfers were to third parties. The Company evaluates business segment performance on operating income before income taxes and exclusive of non-recurring items. Currently, the Company does not separately accumulate and report asset information by market segment.

     No single customer accounts for more than 5% of revenue.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            US FORMAT -- (CONTINUED)

NOTE 12  BUSINESS SEGMENT INFORMATION -- (CONTINUED)
     The following table summarises operations by business segment, net of inter-segment trading, and reconciles segmental operating income before non-recurring charges, to (loss) income before income taxes:

                                                           THREE MONTHS
                               YEAR ENDED    YEAR ENDED       ENDED        YEAR ENDED
                               APRIL 30,     APRIL 30,      APRIL 30,      JANUARY 31,
(IN THOUSANDS)                    2000          1999           1998           1998
--------------                 ----------    ----------    ------------    -----------
Net revenues
ACT..........................   $159,459      $179,423       $ 49,640       $173,293
ADM..........................    129,026       115,382         34,425        107,463
EDC..........................     45,742        41,610         12,850         43,878
ECS..........................     31,217        35,975          9,525         35,845
Discontinued products........         --         1,812            547          2,440
                                --------      --------       --------       --------
                                $365,444      $374,202       $106,987       $362,919
                                --------      --------       --------       --------
Operating income, before non-
  recurring charges:
ACT..........................     31,032        53,923         18,342         63,581
ADM..........................     29,043        25,882         11,766         31,038
EDC..........................      7,150         7,810          3,248          5,760
ECS..........................     (4,114)          875            452          4,935
Discontinued products........         --          (802)          (652)        (1,974)
                                --------      --------       --------       --------
Segment operating income.....   $ 63,111      $ 87,688       $ 33,156       $103,340
                                --------      --------       --------       --------
Corporate non-allocated
  costs......................    (47,970)      (67,499)       (14,207)       (58,343)
Goodwill.....................     (8,316)       (3,585)          (464)        (1,391)
Non-recurring charges........    (13,500)      (49,662)       (17,292)       (17,468)
Interest income, net.........      4,787         6,334          1,151          3,935
                                --------      --------       --------       --------
(Loss) income before income
  taxes......................   $ (1,888)     $(26,724)      $  2,344       $ 30,073
                                --------      --------       --------       --------

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            US FORMAT -- (CONTINUED)

NOTE 12  BUSINESS SEGMENT INFORMATION -- (CONTINUED)
     The following table analyzes revenue and long-lived assets, based on the location of the selling organization:

                                                           THREE MONTHS
                               YEAR ENDED    YEAR ENDED       ENDED        YEAR ENDED
                               APRIL 30,     APRIL 30,      APRIL 30,      JANUARY 31,
(IN THOUSANDS)                    2000          1999           1998           1998
--------------                 ----------    ----------    ------------    -----------
Revenue:
  United States..............   $213,036      $222,967       $ 66,818       $235,549
  United Kingdom.............     67,438        72,090         24,189         57,627
  Europe (excluding U.K.)....     65,433        61,986         10,387         46,306
  Other......................     19,537        17,159          5,593         23,437
                                --------      --------       --------       --------
                                $365,444      $374,202       $106,987       $362,919
                                --------      --------       --------       --------
Long-lived assets:
  United States..............   $ 20,875      $ 20,760       $ 28,692       $ 28,341
  United Kingdom.............     74,939        53,341         61,232         55,511
  Europe (excluding U.K.)....      2,844         2,183          2,473          2,419
  Other......................      2,367           612            693          5,678
                                --------      --------       --------       --------
                                $101,025      $ 76,896       $ 93,090       $ 91,949
                                --------      --------       --------       --------

NOTE 13  EMPLOYEE BENEFIT PLANS

  Share option plans

     MERANT's share option plans provide for the grant of options to acquire shares to persons who devote substantially all their working time to MERANT and other eligible persons as determined by the Board. The exercise price of options issued under these plans is 100% of the fair market value at the time the options are granted. Options are generally exercisable in monthly or annual installments commencing one year after the date of grant. Unexercised options lapse as a consequence of the termination of the optionholder's employment by MERANT, for whatever reason, or at a predetermined expiry date (of up to ten years from the date of grant), whichever occurs first.

     In September 1998, shareholders approved the 1998 Share Option Plan, which authorized MERANT to grant options over a maximum of 21,352,000 shares under the 1998, 1996 and 1991 Share Option Plans. This authority will expire on September 24, 2008. Under this plan, 25% of each grant generally becomes exercisable one year from the date of grant and the remaining 75% become exercisable in equal monthly installments over the following three years. As of April 30, 2000, options outstanding under this plan were 15,261,640.

     Options are also outstanding as a result of grants made under MERANT's previous share option plans and under share option plans adopted by MERANT as a result of recent corporate acquisitions. Authority to grant new options under these plans has expired, but options granted under those plans continue to be exercisable in accordance with the original grant rules, or the acquisition agreements.

     When the Company acquired EnterpriseLink in November 1999, it assumed obligations under EnterpriseLink's share option plans that entitled EnterpriseLink's former option-holders to exercise their options in return for MERANT shares. When the Company merged with INTERSOLV in September 1998, it adopted INTERSOLV's stock option plans, including the option plans previously assumed by INTERSOLV from

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            US FORMAT -- (CONTINUED)

NOTE 13  EMPLOYEE BENEFIT PLANS -- (CONTINUED)
companies that it had acquired. When the Company acquired XDB in January 1998, it assumed obligations under XDB's share option plans that entitled XDB's former option-holders to exercise their options in return for MERANT shares. These agreements generally entitle option-holders to acquire MERANT ADSs or shares at U.S. dollar-denominated amounts. For the purposes of the disclosures set out in the tables below, the Company has converted option prices from U.S. dollars to pounds sterling using the exchange rate at April 30, 2000, which was L1.00 = $1.58; and where appropriate the Company converted numbers of options and prices to share-equivalents.

     In addition to options which the Company grants, MERANT Trustees Limited ("MTL") is permitted to acquire MERANT ordinary shares and to grant options over them, under the terms of the MERANT Employee Benefit Trust 1994 ("the Trust"). The Trust was established to further the policy of encouraging employee share ownership. At April 30, 2000, MTL owned 4,371,269 shares. Options granted by MTL and outstanding at April 30, 2000 totaled 2,660,055, and a further 110,000 shares were reserved for options granted before MTL purchased the shares. The remaining 1,601,214 shares were available for the grant of further options and for the MERANT 1999 Employee Share Purchase Plan. The shares held by the Trust are shown in the balance sheet as treasury stock within shareholders' equity.

     The following table summarizes share option activity under all of MERANT's share option plans:

                                                                   OPTION PRICE
                                                      NUMBER        PER SHARE
                                                    OF SHARES     IN G.B. POUNDS
                                                    ----------    --------------
Outstanding, January 31, 1997.....................  20,478,062     L0.11-L4.32
Options granted...................................  10,738,678     L0.97-L7.41
Options exercised.................................  (2,597,688)    L0.11-L3.70
Options cancelled.................................  (6,639,266)    L0.11-L4.52
                                                    ----------     -----------
Outstanding, January 31, 1998.....................  21,979,786     L0.11-L7.41
Options granted...................................     947,870     L6.25-L7.15
Options exercised.................................    (398,843)    L0.11-L3.49
Options cancelled.................................    (625,429)    L0.11-L4.20
                                                    ----------     -----------
Outstanding, April 30, 1998.......................  21,903,384     L0.11-L7.41
Options granted...................................  10,648,660     L1.05-L6.28
Options exercised.................................    (807,512)    L0.11-L3.70
Options cancelled.................................  (6,066,428)    L0.11-L4.52
                                                    ----------     -----------
Outstanding, April 30, 1999.......................  25,678,104     L0.11-L7.41
Options granted...................................  11,628,119     L2.46-L4.54
Options assumed...................................     481,731     L0.34-L1.02
Options exercised.................................  (5,954,997)    L0.11-L7.41
Options cancelled.................................  (3,544,707)    L1.06-L6.28
                                                    ----------     -----------
Outstanding, April 30, 2000.......................  28,288,250     L0.34-L7.15
                                                    ----------     -----------

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            US FORMAT -- (CONTINUED)

NOTE 13  EMPLOYEE BENEFIT PLANS -- (CONTINUED)
     The following tables summarize information about share options outstanding at April 30, 2000:

                                                      OPTION PRICE    WEIGHTED AVERAGE
AUTHORITY FOR                             NUMBER       PER SHARE       EXERCISE PRICE
ISSUANCE OF OPTIONS                     OF SHARES    IN G.B. POUNDS   (IN G.B. POUNDS)
-------------------                     ----------   --------------   ----------------
1991 Share Option Plan................   1,111,322    L1.13-L3.49          L1.40
1996 Share Option Plan................   1,609,341    L1.47-L7.15          L3.63
1998 Share Option Plan................  15,261,640    L1.05-L4.54          L2.01
XDB plans.............................      42,750    L3.41-L4.69          L4.55
INTERSOLV plans.......................   7,058,105    L1.50-L3.68          L2.70
EnterpriseLink plans..................     435,037    L0.34-L1.02          L0.71
                                        ----------
Options over unissued shares..........  25,518,195    L0.34-L7.15          L2.26
The Trust.............................   2,770,055    L1.05-L4.85          L1.41
                                        ----------    -----------          -----
                                        28,288,250    L0.34-L7.15          L2.18
                                        ----------    -----------          -----

                                            WEIGHTED AVERAGE   WEIGHTED AVERAGE                        WEIGHTED AVERAGE
RANGES OF              NUMBER OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE    NUMBER EXERCISABLE    EXERCISE PRICE
EXERCISE PRICES        AT APRIL 30, 2000        (MONTHS)       (IN G.B. POUNDS)   AT APRIL 30, 2000    (IN G.B. POUNDS)
---------------        ------------------   ----------------   ----------------   ------------------   ----------------
L0.10-L2.00..........      14,425,209              99                1.17              6,198,755             1.22
L2.01-L3.00..........       6,512,236              86                2.57              3,718,641             2.48
L3.01-L7.41..........       7,350,805             107                3.80              1,547,018             3.94
                           ----------             ---                ----             ----------             ----
                           28,288,250              98                2.18             11,464,414             1.99
                           ----------             ---                ----             ----------             ----

     The weighted average exercise price of options exercisable at April 30, 2000 is $3.14.

  Pro-forma data

     The Company has elected to follow APB 25 and related Interpretations in accounting for its employee share options because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires the use of option valuation models that were not developed for use in valuing employee share options. Under APB 25, no compensation expense is recognized because the exercise price of the options equals the market price of the underlying shares on the date of grant.

     SFAS 123 requires disclosure of pro forma information regarding net income
(loss) and net income (loss) per share. This has been determined as if we had accounted for employee share options granted since January 31, 1995 under the fair value method of SFAS 123. The Company estimated the fair value for these options at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: 5.5% in 2000 and 5.5% in 1999 risk-free interest rate based on Treasury Strip, No Principal from the Wall Street Journal for maturity of six years, based on the date of grant; dividend yields of 0%; volatility factors of the expected market price of 0.638 in 2000, 0.647 in 1999 and 0.378 in 1998; and an average expected life of the option of six years. The estimated fair market value of share options granted in 2000 and 1999 amounted to $33,250,000 and $26,845,000, respectively.

     The Black-Scholes valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, it requires the input of highly subjective assumptions including the expected share price volatility. Because the Company's options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            US FORMAT -- (CONTINUED)

NOTE 13  EMPLOYEE BENEFIT PLANS -- (CONTINUED)
can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of the fair value of MERANT's options.

     The following table sets out our pro forma net income (loss) and diluted net income (loss) per share data:

                                                               THREE MONTHS
                                     YEAR ENDED   YEAR ENDED      ENDED       YEAR ENDED
                                     APRIL 30,    APRIL 30,     APRIL 30,     JANUARY 31,
                                        2000         1999          1998          1998
                                     ----------   ----------   ------------   -----------
Net loss (income) (in thousands)...   $(12,479)    $(37,646)      $ (380)       $14,012
Net loss (income) per share........   $  (0.09)    $  (0.26)      $(0.00)       $  0.10

     For purposes of these disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The effects on pro forma disclosures of applying SFAS 123 are not representative of the effects in future years since SFAS 123 applies only to options granted since January 31, 1995. The effect will not be fully reflected in the pro forma disclosures until 2001.

  Employee stock purchase plans

     At our annual general meeting of shareholders held on September 16, 1999, shareholders approved adoption of the MERANT 1999 Employee Share Purchase Plan
(ESPP). All full-time employees are eligible to participate in the ESPP, and up to 1,000,000 ordinary shares will initially be made available from Treasury stock to participating employees. Under the terms of the ESPP, payroll deductions are made during six-month offering periods for the purpose of purchasing ordinary shares at the end of an offering period. Participants may purchase shares at a price equivalent to 85% of the market value at either the beginning or the end of the offering period, whichever is the lower. The initial offering period runs from December 1999 to June 2000. At April 30, 2000, amounts totaling $1,777,000 had been collected under the plan. At the end of the first offering period, on June 19, 2000, participating employees acquired approximately 850,000 ordinary shares from Treasury stock.

     Most INTERSOLV employees were eligible to participate in the INTERSOLV employee stock purchase plan, which was constituted under similar rules. The INTERSOLV plan was terminated effective September 24, 1998. During fiscal 1999, employees purchased units of INTERSOLV common stock equivalent to 465,515 MERANT ordinary shares, compared to none in the three-month fiscal period ended April 30, 1998 and 787,480 in fiscal 1998.

  Warrants

     In fiscal 1997, INTERSOLV issued warrants to purchase 140,000 INTERSOLV shares at an exercise price of $10.375. These warrants were assumed by MERANT and became warrants to acquire 77,000 MERANT ADSs at $18.864 per ADS. At April 30, 2000, the warrants had been fully exercised.

  Post-retirement benefits

     MERANT has entered into arrangements to provide retirement benefits for its employees on a defined contribution basis. Contributions are independently administered by insurance companies and other financial institutions, and are expensed in the year in which they become payable.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            US FORMAT -- (CONTINUED)

NOTE 13  EMPLOYEE BENEFIT PLANS -- (CONTINUED)
     In the United States, MERANT's plan qualifies under Section 401(k) of the Internal Revenue Code. Under the plan, MERANT contributes to employee plans on a percentage-of-salary basis. Arrangements for employees in other countries have been established on similar bases, subject to local conditions and practices in the countries concerned.

     Contributions which total $4,642,000 in fiscal 2000, $1,934,000 in fiscal 1999, $483,000 in the three-month fiscal period ended April 30, 1998 and $1,202,000 in fiscal 1998, have been expensed.

NOTE 14  COMPREHENSIVE INCOME (LOSS)

     Cumulative components of other comprehensive income (loss) consists of the following:

                                                               THREE MONTHS
                                     YEAR ENDED   YEAR ENDED      ENDED       YEAR ENDED
                                     APRIL 30,    APRIL 30,     APRIL 30,     JANUARY 31,
          (IN THOUSANDS)                2000         1999          1998          1998
          --------------             ----------   ----------   ------------   -----------
Foreign currency translation
  adjustments......................   $(10,846)    $(8,629)      $(7,998)       $(8,694)
Unrealized gain (loss) on
  marketable securities, net of
  tax..............................       (226)        (23)          (28)            44
Other..............................          6           6             6             --
                                      --------     -------       -------        -------
                                      $(11,066)    $(8,646)      $(8,020)       $(8,650)
                                      --------     -------       -------        -------

     The benefit related to annualized loss in marketable securities are not material. As net earnings from foreign affiliates are considered primarily reinvested, no deferred taxes are provided in foreign currency translation adjustment.

NOTE 15  RELATED PARTY TRANSACTION

     Included in Prepaid expenses and other debtors is a loan to the executive director amounting to $1,219,600 (1999: $nil).

     In August of 1999, one of the Company's subsidiaries, MERANT Inc., a California corporation, entered into a loan agreement with Mr. Greenfield. The loan was made in conjunction with a home purchase by Mr. Greenfield and is secured by that property. The loan accrues interest at a rate of 7.5% per annum, which is comparable to mortgage interest rates in the United States and higher than the rate that the Company generally earned on invested cash. At the beginning of fiscal year 2000 no amount was outstanding, and the maximum principal outstanding during the fiscal year was $1,247,000. The outstanding balance as of April 30 2000 was $1,219,587, including $29,587 of accrued interest. The maturity date is August 30 2001. The Company has made no provision (within the meaning of Schedule 4 to the U.K. Companies Act) in respect of delinquency in repayment of the loan, as the Company has every expectation that the loan will be repaid in accordance with its terms. As of the date of this filing, Mr. Greenfield is current on all interest payments. The directors believe the loan is appropriate for a company whose business is primarily in the United States and whose executive director is living in the United States, where loans of this type are not uncommon.

NOTE 16  SUBSEQUENT EVENT

     In June 2000, our Indian subsidiary, MERANT Solutions, Pvt., Ltd., terminated its business as a distributor of our products in India. MERANT has entered into an agreement with a third party to distribute

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            US FORMAT -- (CONTINUED)

NOTE 16  SUBSEQUENT EVENT -- (CONTINUED)
its products in India and does not expect these events to have any material adverse impact on its operating results or financial condition.

     On August 24, 2000, MERANT purchased for cancellation 14,408,798 ordinary shares at 95 pence (sterling) per share for an aggregate consideration of L13,688,000 (equivalent to $20,258,000 at the exchange rate ruling on the date of the transaction). Authority to make this purchase was granted by shareholders at the annual general meeting held on September 16, 1999. The purchase represented 9.7% of the issued share capital as of the date of the transaction. The shares were purchased on the London Stock Exchange and were cancelled effective September 1, 2000.

NOTE 17  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Quarterly financial information for fiscal 2000 and 1999 is as follows:

                                     FIRST     SECOND     THIRD     FOURTH
IN THOUSANDS (EXCEPT PER ADS DATA)  QUARTER   QUARTER    QUARTER   QUARTER     TOTAL
----------------------------------  -------   --------   -------   --------   --------
YEAR ENDED APRIL 30, 2000:
Net revenue.....................    $87,595   $ 92,167   $88,590   $ 97,092   $365,444
Gross profit....................     64,430     69,153    66,842     73,111    273,536
Non-recurring charges...........         --         --        --    (13,500)   (13,500)
Operating income (loss).........        318      5,915     1,090    (13,998)    (6,675)
Net income (loss)...............        852      4,283     1,572     (9,115)    (2,408)
Net income (loss) per ADS: basic..     0.03       0.15      0.05      (0.31)     (0.08)
Net income (loss) per ADS:
  diluted.......................       0.03       0.14      0.05      (0.31)     (0.08)
                                    -------   --------   -------   --------   --------
YEAR ENDED APRIL 30, 1999:
Net revenue.....................    $95,275   $ 87,159   $95,717   $ 96,051   $374,202
Gross profit....................     68,994     61,273    67,819     69,207    267,293
Non-recurring charges...........         --    (49,662)       --         --    (49,662)
Operating income (loss).........      9,591    (49,497)    6,104        744    (33,058)
Net income (loss)...............      7,229    (42,304)    5,212      1,331    (28,532)
Net income (loss) per ADS: basic..     0.25      (1.47)     0.18       0.05      (1.00)
Net income (loss) per ADS:
  diluted.......................       0.24      (1.47)     0.18       0.05      (1.00)
                                    -------   --------   -------   --------   --------

     Data for all periods presented has been restated to reflect the pooling-of-interest accounting for the merger with INTERSOLV, Inc. which was completed in the second quarter of fiscal 1999 (see note 2 to the consolidated financial statements on page 46). Net income (loss) per ADS is calculated on the basis of discrete periods; the sum of the four quarters may not equal the calculated full year amount.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                         REPORT OF INDEPENDENT AUDITORS
                                   US FORMAT

To the Board of Directors and Shareholders of MERANT plc

     We have audited the accompanying consolidated balance sheets of MERANT plc as of April 30, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended April 30, 2000 and 1999, the three-month period ended April 30, 1998 and for the year ended January 31, 1998 on pages 36 to 60. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

     We did not audit the financial statements of INTERSOLV, Inc., a wholly-owned subsidiary, which statements reflect total assets constituting 39% of the related consolidated financial statement total at April 30, 1998, and total revenue of approximately 55% and 54% of the related consolidated financial statement totals for the three month period ended April 30, 1998 and for the year ended January 31, 1998, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for INTERSOLV, Inc., is based solely on the report of the other auditors.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MERANT plc at April 30, 2000 and 1999, and the consolidated results of its operations and its cash flows for the years ended April 30, 2000 and 1999, the three-month period ended April 30, 1998 and for the year ended January 31, 1998, in conformity with accounting principles generally accepted in the United States.

Ernst & Young LLP
McLean, Virginia, U.S.A.
June 26, 2000, except paragraph 2 of Note 16, as to which the date is September 1, 2000

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                      SELECTED CONSOLIDATED FINANCIAL DATA
                                   UK FORMAT

     The following selected financial data should be read in conjunction with, and is qualified in its entirety by reference to, the financial statements of MERANT, expressed in G.B. pounds, set out on pages 74 to 106 of this report.

                                                      FIFTEEN MONTHS                YEAR ENDED
                                         YEAR ENDED       ENDED        ------------------------------------
IN THOUSANDS OF G.B. POUNDS               APRIL 30       APRIL 30      JANUARY 31   JANUARY 31   JANUARY 31
(EXCEPT PER SHARE DATA AND PERCENTAGES)     2000           1999           1998         1997         1996
---------------------------------------  ----------   --------------   ----------   ----------   ----------
OPERATING RESULTS FOR THE PERIOD:
Revenue...............................    227,283        215,473         97,015       73,089       77,258
Operating profit/(loss) excluding
  amortisation of goodwill and non-
  recurring charges...................      9,509         17,886         12,736       (2,313)      (2,633)
Amortisation of goodwill                  (39,150)       (21,915)            --           --           --
Non-recurring charges.................     (8,491)       (11,831)            --       (5,195)      (6,001)
(Loss)/profit before taxation.........    (35,369)       (11,572)        15,217       (5,809)      (6,542)
Retained (loss)/profit for the
  period..............................    (35,461)       (15,279)        10,426       (7,281)      (6,470)
(Loss)/earnings per share: basic......     (24.9P)        (14.3p)         14.0p       (10.2p)       (8.7p)
(Loss)/earnings per share: diluted....     (24.9P)        (14.3p)         13.3p       (10.2p)       (8.7p)
Average number of shares in issue
  (thousands).........................    145,958        110,714         78,735       75,780       74,215
FINANCIAL POSITION AT END OF PERIOD:
Cash and bank deposits................     79,543         75,394         51,518       44,725       38,972
Total assets..........................    304,559        322,361        123,824      100,204      111,828
Creditors: amounts falling due after
  more than one year..................         --              6             12           15           66
Total shareholders funds..............    198,484        217,109         70,892       61,124       70,187
FINANCIAL CONDITION:
Working capital.......................     60,219         62,370         36,195       26,611       27,306
Current ratio.........................       1.58           1.67           1.78         1.81         1.76

---------------
NOTES:

(1) Details of the non-recurring charges are set out in note 8 to the consolidated financial statements on page 92.

(2) Shares and per-share data for prior periods has been restated to reflect the 5-for-1 sub-division of the Company's ordinary shares, which took effect from the close of business on March 13 1998.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION
                                   UK FORMAT

     This discussion has been prepared in accordance with U.S. reporting practice and is presented here so that readers of the U.K. format financial statements have the same information as readers of the U.S. format financial statements. It should be read in conjunction with the financial statements of MERANT plc and its subsidiary undertakings (collectively "MERANT") in G.B. pounds, on pages 74 to 106.

     In addition to historical information, this discussion contains forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. (See below under the section "Risk factors that may influence future operating results.")

     MERANT designs, develops and markets software products and services for enterprise application development. Enterprise application development is where businesses accelerate the application of innovative information technology to create a competitive advantage. MERANT's solution offerings empower organisations to transform their enterprise applications for the changing technology and business requirements of the e-business environment, manage the application development process, and provide integrated data connectivity across the enterprise, from the mainframe to the Internet.

     Last year the Company reported that it had elected to change its financial year-end and accounting reference date to April 30 from January 31. Comparative figures are therefore reported for the fifteen-month period ended April 30 1999. Throughout this discussion, references to financial year 2000 are to the year ended April 30 2000, references to 1999 are to the fifteen-month period ended April 30 1999, and references to 1998 are to the year ended January 31 1998.

RESULTS OF OPERATIONS

     For the year ended April 30 2000 the Company has reported a loss after taxation of L35.5 million or 24.9 pence per share as compared to a loss after taxation of L15.3 million or 14.3 pence per share for the fifteen-month period ended April 30 1999. The loss for the current year includes a pre-tax non-recurring charge of L8.5 million which has arisen as a result of a planned realignment of the Company's business.

     Last year the Company reported its acquisition of INTERSOLV, Inc. ("INTERSOLV"), a transaction that approximately doubled the size of the Company in terms of revenue, costs and employees. The current year is the first in which the revenue and costs of INTERSOLV are included for the full year. The Company is providing for amortisation of the goodwill which arose on the acquisition over four years, resulting in an annual charge against income of approximately L35 million, subject to any future reviews for impairment.

     The profit before taxation for the year ended April 30 2000, excluding non-recurring charges and the amortisation of goodwill, was L12.3 million, compared to L17.1 million for the fifteen-month period ended April 30 1999.

     The following table analyses the Company's profit and loss account for each of last three financial periods on a percentage-of-revenue basis and shows the annualised percentage changes over the past three financial periods.

                                             PERCENTAGE OF REVENUE
                                    ----------------------------------------          YEAR TO YEAR
                                                 FIFTEEN MONTHS      YEAR           PERCENTAGE CHANGE
                                    YEAR ENDED       ENDED          ENDED      ---------------------------
                                     APRIL 30       APRIL 30      JANUARY 31     1999 TO        1998 TO
                                       2000           1999           1998          2000           1999
                                    ----------   --------------   ----------   ------------   ------------
                                                                               (ANNUALISED)   (ANNUALISED)
REVENUE
  Licence fees....................      51%            55%            62%            23%            56%
  Maintenance subscriptions.......      30%            26%            29%            50%            60%
  Training and consulting.........      19%            19%             9%            32%           293%
                                       ---            ---            ---          -----           ----
     TOTAL REVENUE................     100%           100%           100%            32%            78%
                                       ---            ---            ---          -----           ----
COST OF REVENUE
  Cost of licence fees............       3%             4%             8%           (22)%            7%
  Cost of maintenance
     subscriptions................       6%             8%             7%             7%            95%
  Cost of training and
     consulting...................      16%            14%             9%            57%           164%
                                       ---            ---            ---          -----           ----
     TOTAL COST OF REVENUE........      25%            26%            24%            28%            95%
                                       ---            ---            ---          -----           ----
GROSS PROFIT......................      75%            74%            76%            33%            72%
                                       ---            ---            ---          -----           ----
OPERATING EXPENSES
  Research and development........      18%            16%            20%            51%            40%
  Sales and marketing.............      48%            41%            37%            53%           101%
  General and administrative......       8%             9%             6%            26%            66%
  Amortisation of goodwill........      18%            10%            --            123%            --
                                       ---            ---            ---          -----           ----
     TOTAL OPERATING EXPENSES.....      92%            76%            63%            59%           113%
                                       ---            ---            ---          -----           ----
OPERATING (LOSS)/PROFIT...........     (17)%           (2)%           13%         1,083%          (125)%
Exceptional item -- fundamental
  restructuring...................      --             (5)%           --             --             --
                                       ---            ---            ---          -----           ----
(LOSS)/PROFIT AFTER EXCEPTIONAL
  ITEM............................     (17)%           (7)%           13%           201%          (200)%
Interest income...................       1%             2%             3%           (17)%           39%
Interest expense..................      --             --             --             64%            66%
                                       ---            ---            ---          -----           ----
(LOSS)/PROFIT BEFORE TAXATION.....     (16)%           (5)%           16%           282%          (161)%
Taxation..........................      --             (2)%           (5)%          (97)%          (38)%
                                       ---            ---            ---          -----           ----
RETAINED (LOSS)/PROFIT FOR THE
  PERIOD..........................     (16)%           (7)%           11%           190%          (217)%
                                       ---            ---            ---          -----           ----

  Revenue

     The Company generally licenses its products to end-users under licence agreements. The Company also offers its customers a broad range of services, including maintenance, support, training and consulting. Maintenance services consist primarily of enhancements and upgrades to products as well as telephone support concerning the use of the Company's products. Training and consulting services provides a range of support services and are focused on helping customers in using the Company's products.

     In October 1999, the Company announced the MERANT Egility Framework, a series of solutions to create e-business application infrastructures for customers. These solutions combine MERANT technology and support services to provide customers with rapid development, integration and delivery of information systems.

     Total revenue for 2000 was L227.3 million, which represents a 5% increase relative to the fifteen-month period ended April 30 1999, or 23% on an annualised basis. The increase results from the partial inclusion of revenue from the INTERSOLV business in the prior period. During the current year, Egility e-business revenue accounted for 51% of total revenue. Increased revenue generated from Egility solutions was offset by a

14% decrease in revenue from traditional COBOL products and services, which includes Year 2000 solutions. Revenue from Year 2000 products and services represented 6% of total revenue, down from 15% relative to the previous twelve months. Total revenue, excluding revenue from Year 2000 products and services, increased 8% on an annualised basis.

     Total revenue for the fifteen-month period ended April 30 1999 was L215.5 million, an increase of L118.5 million or 122% relative to the year ended January 31 1998. Most of the 1999 increase was the result of the INTERSOLV acquisition combined with the additional three months in 1999. Revenue from the existing business increased by 9% in 1999 on an annualised basis.

  Revenue by solution area

     In the year ended April 30 2000 the basis of MERANT's internal reporting continued to be the four business units established in 1998. The Company's Egility solutions span all of these business units, as do its traditional COBOL products and services, and in future the Company will focus on analysing products and services between Egility and COBOL solutions. Segmental data is reported in the financial statements on the basis of our historical reporting segments, and the following comments reflect that analysis.

     The four primary solution areas into which our product and service offerings are organised are as follows:

     - Application Development Management (ADM or MERANT PVCS series). MERANT PVCS, the industry leader in Software Configuration Management, is a complete suite of configuration and change management products providing a reusable team development infrastructure that can be configured for any project, enabling customers to reduce risk within the development lifecycle and accelerate development of quality software.

     - Enterprise Data Connectivity (EDC or MERANT DataDirect series). MERANT DataDirect is an industry standard for data connectivity, helping speed delivery of critical business information through flexible and reliable data access middleware.

     - Application Creation and Transformation (ACT or MERANT Micro Focus series). MERANT Micro Focus is a leading brand for developing and transforming applications. MERANT Micro Focus solutions help customers extend their existing code and skills assets in three key areas: distributed computing, application transformation and mainframe development.

     - Enterprise Consulting Solutions (ECS or MERANT Consulting). MERANT Consulting provides a broad spectrum of enterprise application development services. The Company's expertise is distinguished by its focus on infrastructure modernization, application transformation, enterprise application integration and e-business development.

     In the year ended April 30 2000 the respective contributions to revenue from these solution areas was as follows: ADM 35%, ACT 44%; EDC 13%; and ECS 8%.

  Revenue by product type

     Licence fee revenue totalled L116.2 million, a decrease of L2.0 million or 2% relative to 1999. On an annualised basis, licence fee revenue in 2000 increased by 23% relative to 1999. The increase in 2000 reflected full inclusion of revenue from the former INTERSOLV business. Increases in licence fee revenue from the Egility business was more than offset by decreases in revenues derived from COBOL business. In 1999 licence fee revenue increased by L57.8 million or 96% to L118.2 million, principally as a result of the INTERSOLV acquisition combined with the additional three months in 1999. Growth in European markets in 1999 more than offset weakness in North American revenue caused by a decrease in the Company's Year 2000 business, the effects of the Company's sales force reorganization and integration issues related to the INTERSOLV acquisition.

     Maintenance subscriptions increased L11.4 million or 20% to L67.9 million in 2000 relative to 1999 and by L28.2 million or 100% to L56.5 million in 1999 relative to 1998. On an annualised basis, maintenance subscriptions in 2000 increased by 50% relative to 1999. These year-on-year increases resulted from a combination of growth in the installed customer base and renewal of existing maintenance contracts for all key products, as well as the acquisition of INTERSOLV, Inc.

     Training and consulting revenue totalled L43.2 million, an increase of L2.4 million or 6% relative to 1999. On an annualised basis, training and consulting in 2000 increased by 32% relative to 1999. In 1999 training and consulting revenue increased by 293% on an annualised basis. This significant growth in training and consulting revenue is largely attributable to the INTERSOLV acquisition, which traditionally earned a higher proportion of its revenue from service business.

  Revenue by geography

     In 2000, U.S. revenue decreased by 1% or L0.8 million to L132.5 million relative to the fifteen-month period ended April 30 1999 and represented 58% of total revenue, compared to 62% in 1999 and 51% in 1998. On an annualised basis, U.S. revenue increased by 24%, which reflects the full inclusion of revenue from the former INTERSOLV business. U.K. revenue decreased by 5% or L1.4 million to L28.7 million relative to the fifteen-month period ended April 30 1999, but increased by 19% on an annualised basis, and represented 13% of total revenue, compared to 14% in 1999 and 12% in 1998. European revenue (excluding U.K.) increased by 33% or L11.8 million to L47.9 million relative to the fifteen-month period ended April 30 1999, and represented 21% of total revenue, compared to 17% in 1999 and 19% in 1998. Revenue from other territories increased by 14% or L2.2 million to L18.2 million relative to the fifteen-month period ended April 30 1999 and represented 8% of total revenue, compared to 7% in 1999 and 18% in 1998.

  Cost of revenue

     Cost of license fees is comprised principally of the cost of product materials (including the purchase of disks and CDs, transfer of data to electronic media, and printing of manuals), packaging and distribution costs, and royalties to third party software developers for the licencing of certain add-on software products. These costs decreased by L3.5 million or 37% to L5.8 million in 2000 relative to 1999, having increased by L2.4 million or 34% to L9.4 million in 1999 relative to 1998 and represented 5% of licence fee revenue in 2000 (1999: 8%; 1998: 12%). These percentage reductions principally reflect savings in product materials arising from the documentation being supplied on CD-ROM. On an annualised basis cost of licence fees were reduced by 22% in 2000 relative to 1999, and increased by 7% in 1999 relative to 1998.

     Cost of maintenance subscriptions is comprised principally of remuneration for technical support personnel. These costs decreased by L2.4 million or 14% to L14.6 million in 2000 relative to 1999, having increased by L10.0m or 143% to L17.0m in 1999 relative to 1998 and represented 21% of maintenance subscriptions in 2000 (1999: 30%; 1998: 25%). On an annualised basis such costs increased by 7% in 2000 relative to 1999, and by 95% in 1999 relative to 1998. The cost decreases in 2000 principally reflect savings in product materials arising from documentation being supplied on CD-ROM. The cost increases in 1999 reflected the growth in maintenance subscriptions as well as the addition of personnel to the telephone support functions to support the growing customer base.

     Cost of training and consulting is comprised principally of remuneration and expenses of training and consulting personnel. These costs increased by L7.5 million or 26% to L36.7 million in 2000 relative to 1999, and by L20.4 million or 230% to L29.2 million in 1999 relative to 1998 and represented 85% of training and consulting revenue in 2000 (1999: 72%; 1998: 107%). On an annualised basis these costs increased by 57% in 2000 relative to 1999, and by 164% in 1999 relative to 1998. The increases in amount and as a percentage of revenue reflect the inclusion of INTERSOLV, but also reflect increased investment in personnel needed to support the growing demand for consulting and training services in all solution areas.

  Gross profit

     The Company's gross profit represented 75% of revenue in 2000, which is consistent with the gross profit achieved in the previous two reporting periods (1999: 74%, 1998: 76%).

     The Company's gross margin can be affected by a number of factors, including changes in product or distribution channel mix, the mix of product and service revenue, and competitive pressures on pricing. Gross margin is also dependent on discounts selectively provided to customers in competitive sales situations. In addition, gross margin may be adversely affected by expansion of the Company's consulting organisation and the ability to deploy its capacity to revenue generating projects. As a result of the above factors, gross margin fluctuations are difficult to predict, and gross margins may decline from current levels in future periods.

  Research and development

     Research and development costs consist principally of remuneration and travel expenses for software developers and related costs less the proportion of those costs which are capitalised, plus the charge for amortisation of previously capitalised costs. Research and development spending supports the development and enhancement of new and existing products and is consistent with the Company's strategy of investing heavily to improve and expand its product lines. Certain project costs are capitalised as software product assets and amortised over the estimated life of the resulting product. Research and development costs include the amortisation of previously capitalised software costs. The following table discloses the components of research and development costs:

                                                        FIFTEEN MONTHS
                                          YEAR ENDED        ENDED         YEAR ENDED
                                          APRIL 30,       APRIL 30,       JANUARY 31,
                                             2000            1999            1998
                                            L'000           L'000            L'000
                                          ----------    --------------    -----------
Current expenditure on research and
  development, before capitalisation....    34,485          30,455          17,602
Deduct: amounts capitalised.............    (2,356)         (5,853)         (5,688)
                                            ------          ------          ------
Current expenditure charged to income...    32,129          24,602          11,914
Amortisation of previously capitalised
  costs.................................     4,740           9,717           7,765
Non-recurring charges...................     4,657              --              --
                                            ------          ------          ------
Research and development costs, profit
  and loss account......................    41,526          34,319          19,679
                                            ------          ------          ------

     In 2000 and 1999 research and development has been principally directed towards improvement and enhancements to Egility solution technology. Efforts are generally focused in areas of most potential.

     Expenditure on internal software research and development increased by L4.0 million or 13% to L34.5 million in 2000 relative to 1999, having increased by L12.9 million or 73% to L30.5 million in 1999 relative to 1998 and represented 15% of revenue in 2000 (1999: 16%; 1998: 20%). On an annualised basis such costs increased by 34% in 2000 relative to 1999, and by 40% in 1999 relative to 1998. The increases in 2000 and 1999 were primarily the result of the INTERSOLV acquisition.

     In 2000 L2.4 million, representing 7% of these costs, were capitalised as software product assets (1999: 19%, 1998: 32%) and will be amortized over their estimated economic lives of three or four years. After providing for amortisation of previously capitalised costs, the net charge to profit and loss in respect of capitalisation and amortisation of software in 2000 is L2.4 million (1999: L3.8 million, 1998: L2.1 million).

     The Company reported non-recurring charges in the year ended April 30 2000 in connection with a realignment of its business, as described below under "Non-recurring charges". An impairment charge totalling L4.7 million, which represent provisions against the carrying value of previously capitalised software product assets, has been included in research and development costs.

     The Company believes that ongoing development of new products and features is required to maintain and enhance its competitive position. Accordingly, while the Company will continue to control expenses where possible, the Company anticipates that aggregate research and development expenses will increase over time, and may not be directly related to the level of revenue realised in future periods.

  Sales and marketing

     Sales and marketing costs include remuneration, travel and related facility costs for sales, pre-sales and marketing personnel, and publicity costs such as advertising and trade shows. In the year ended April 30 2000, sales and marketing costs also includes non-recurring charges totalling L3.5 million, as described below under "Non-recurring charges". These costs represent provisions for excess sales facility costs and severance costs. Including those non-recurring charges, sales and marketing costs increased by L19.8 million or 22% to L109.0 million in 2000 relative to 1999, having increased by L53.7m or 151% to L89.2m in 1999 relative to 1998 and represented 48% of revenue in 2000 (1999: 41%; 1998: 37%). On an annualised basis sales and marketing costs increased by 53% in 2000 relative to 1999, and by 101% in 1999 relative to 1998. Most of the increase in 2000 was the result of including a full year's sales and marketing costs of the former INTERSOLV business, following the acquisition of INTERSOLV during the previous year. Higher costs were also attributable to the non-recurring charges, as well as higher commissions and increased advertising and marketing costs, including those associated with the new corporate name and product launches.

     The Company believes that continued investment in sales, marketing, customer support and promotional activities is essential to maintaining its competitive position. The Company is expanding its sales and support staffs and, accordingly, anticipates that sales and marketing expenses will be higher in future periods.

  General and administrative

     General and administrative costs include remuneration, travel and related costs for the Company's group management, finance, legal and human resources operations. In the year ended April 30 2000, general and administrative costs also includes severance costs totalling L0.3 million, as described below under "Non-recurring charges". As presented in the profit and loss account on page 74, general and administrative costs also include current provisions for amortisation of goodwill which has arisen on acquisitions made since January 31 1998. However, to provide a better understanding of the underlying levels of general and administrative costs, amortisation of goodwill is identified separately in the table on page 57 and in this discussion. Excluding goodwill amortisation charges, general and administrative costs increased by L0.1 million or 1% to L18.6 million in 2000 relative to 1999, having increased by L12.2 million or 192% to L18.5 million in 1999 relative to 1998 and represented 8% of revenue in 2000 (1999: 9%; 1998: 6%). On an annualised basis these costs increased by 26% in 2000 relative to 1999, and by 135% in 1999 relative to 1998. The underlying increase in general and administrative costs in 2000 reflected the full inclusion of the INTERSOLV business. The increase in 1999 was due to higher costs resulting from the merger of INTERSOLV along with continued investment in infrastructure.

     The Company anticipates that general and administrative expenses will increase in future periods, but, excluding provisions for amortisation of goodwill, will decrease as a percentage of revenue.

  Amortisation of goodwill

     Goodwill amortisation charges arise as a result of corporate acquisitions, where the excess of the purchase price over the respective estimated fair value of the net tangible assets of each company is attributed to goodwill and amortised over its estimated economic life. Amortisation of goodwill represents current provisions for amortisation of goodwill which has been capitalised since January 31 1998 in accordance with FRS 10 "Goodwill and Intangible Assets". In 2000 the Company has capitalised goodwill totalling L31.4 million (1999: L144.4 million, 1998: Lnil). Provisions for amortisation of goodwill increased by L17.3 million or 79% to L39.2 million in 2000 relative to 1999, which was the first year in which amortisation was recorded under the rules of FRS 10, and represented 18% of net revenue, compared to 10% in 1999.

     The Company anticipates that amortisation of goodwill will remain at least at current levels until September 2002, and may increase, depending on any future corporate acquisitions.

     In the profit and loss account on page 74, amortisation of goodwill is included in general and administrative costs.

  Non-recurring charges

     In April 2000 the Company announced a realignment of its business and recorded one-time charges totalling L8.5 million against current income. The charges resulted from management actions to accelerate the Company's transition to e-business solutions and to reduce expenses relative to the decline in demand for its Year 2000 (Y2K) and traditional COBOL-based products and services. Of this total, L4.7 million represents provisions for impairment of previously capitalised software product assets, where the book values attributed to certain products could not be justified by the future revenue streams projected for those products. The balance of L3.8 million relates to provision for severance costs for approximately 50 employees in the Company's Y2K and COBOL related business and for costs associated with closing of excess facilities. These actions are expected to reduce future expenses and will significantly reduce the carrying value of the Company's software product assets. These non-recurring charges have been charged to the profit and loss account as follows:

                                                              L'000
                                                              -----
Research and development....................................  4,657
Sales and marketing.........................................  3,502
General and administrative..................................    332
                                                              -----
                                                              8,491
                                                              =====

  Exceptional items

     In 1999 the Company provided for costs of L11.8 million in connection with a fundamental restructuring of its operations. Following the acquisition of INTERSOLV in September 1998, senior management realigned the Company to complete the integration of the combined operations. As part of this realignment, the Company incurred charges consisting principally of the write-off of redundant or impaired assets and severance costs. Because of the fundamental nature of this reorganisation, the related costs are disclosed as an exceptional item on the face of the profit and loss account.

  Interest income

     Interest earned on cash and short-term investments decreased by L1.5 million or 33% to L3.0 million in 2000 relative to 1999, having increased by L1.9 million or 74% to L4.4 million in 1999 relative to 1998 and represented 1% of revenue in 2000 (1999: 2%; 1998: 3%). On an annualised basis interest income decreased by 17% in 2000 relative to 1999, having increased by 39% in 1999 relative to 1998. The decrease in 2000 reflected lower average cash balances during the year, as well as lower interest rates. The increase in 1999 primarily represented the impact of higher cash balances.

  Taxation

     The Company has recorded tax charges in 2000 and 1999 on pre-tax losses. The tax charge in 2000 was L0.1 million which represents less than 1% of the pre-tax loss for the year. In 1999 the tax charge of L3.7 million represented 32% of the pre-tax loss. In both years the effective tax rate is significantly distorted by the impact of provisions for amortisation of goodwill, which is generally not an allowable expense for tax purposes. The rates in 2000 and 1999 are also impacted by the distribution of corporate profits and losses among the tax jurisdictions in which the Company operates. The Company anticipates that its effective tax rate will be significantly impacted by provisions for amortisation of goodwill for the next three years.

     In 1998 the effective tax rate was distorted by the impact of disallowable exceptional items, and losses incurred in the United States which can only be offset against profits arising in the United States in future periods.

     The income tax returns of certain of the Company's U.S. subsidiary undertakings for the years ended January 31 1993 to 1997 have been under examination by the U.S. Internal Revenue Service, which has proposed increases to the amount of U.S. income taxes due in respect of those years. Any adjustments that may result from this examination are not expected to have a material adverse impact on the Company's consolidated operating results or its financial position.

     An analysis of the charge for income taxes is given in note 10 to the financial statements on page 94.

  Acquisitions

     In the year ended April 30 2000 MERANT completed four acquisitions at a total cost of L30.1 million.

     On August 3 1999 the Company acquired all of the share capital of Essential Software, Inc (trading as The Marathon Group), a privately-owned Internet professional services firm based in Raleigh, North Carolina, U.S.A. The total consideration for the transaction was approximately $15.8 million (L9.8 million), payable in cash.

     On November 23 1999 the Company acquired all of the share capital of EnterpriseLink Technology Corporation, a privately-owned supplier of enterprise extension software based in Campbell, California, U.S.A. The total consideration for the transaction is up to approximately $22.0 million (L14.0 million), depending on certain earnings targets being met, payable in cash. The Company also assumed EnterpriseLink stock options which converted into options to acquire up to 511,904 MERANT ordinary shares.

     On December 6 1999 the Company acquired all of the share capital of Trillium Software Corporation, a privately-owned supplier of change management software based in Eden Prairie, Minnesota, U.S.A. The total consideration for the transaction is up to approximately $6.5 million (L4.0 million), depending on certain earnings targets being met, payable in cash.

     On January 8 2000 the Company acquired the remaining 79.9% of the share capital of Northern Software Partners AS, MERANT's distributor for the Nordic region, based in Oslo, Norway. The total consideration for the transaction is up to approximately $4.0 million (L2.3 million), depending on certain earnings targets being met, payable in cash.

     These transactions have been accounted for using the acquisition method. Accordingly, the excess of the estimated purchase price over the respective estimated fair value of the net tangible assets of each company, which amounted to L31.4 million in total, was allocated to goodwill, and is being amortised over its estimated economic life of five years.

     In 1999 MERANT completed three acquisitions at a total cost of L165.0 million.

     On May 15 1998 the Company acquired all of the share capital of its Italian distributor, Micro Focus Italia, s.r.l. ("MF Italia"), for total consideration of approximately L2.6 million. The Company made an initial cash payment of L2.4 million, with the balance payable in cash, dependent on future results of MF Italia. In the year ended April 30 2000 L0.3 million was paid under the terms of the acquisition agreement, and no additional payments are anticipated. MF Italia changed its name to MERANT s.r.l. on March 1, 1999.

     On August 13 1998 the Company acquired all of the share capital of its Australian distributor, Advanced Software Engineering Pty., Ltd. ("ASE"), for total consideration of approximately L1.5 million. The Company made an initial cash payment of L1.0 million, with the balance payable in cash, dependent on future results of ASE. In the year ended April 30 2000 L0.1 million was paid under the terms of the acquisition agreement, and no additional payments are anticipated. ASE changed its name to MERANT Pty., Ltd. on February 16 1999.

     On September 24 1998 the Company completed the acquisition of INTERSOLV, a U.S. public corporation based in Maryland, and listed on the Nasdaq National Market. The merger was structured as a tax-free reorganization under U.S. tax law. The Company issued approximately 12.6 million new MERANT ADSs (representing approximately 63.1 million new MERANT ordinary shares) in exchange for INTERSOLV's common stock and share equivalents outstanding, which at the time of the completion of the transaction represented approximately 46% of MERANT's share capital on a fully-diluted basis. INTERSOLV was a provider of software solutions that facilitate the development, delivery and deployment of business information systems.

     Goodwill which arose on the acquisition, representing the excess of the consideration over the net value of the assets acquired, totalled L140.1 million. This amount has been capitalised as an intangible asset, and amortisation is being provided through the profit and loss account over a four-year period. Amortisation of this goodwill is expected to result in an annual charge of approximately L35 million, subject to any future reviews for impairment. The Company's results include the results of INTERSOLV from the date of acquisition.

     In the year ended January 31 1998 the Company completed two acquisitions.

     On April 30 1997 the Company acquired all of the share capital of Millennium UK Limited, a privately-owned consulting firm, for a consideration of L4.0m paid in a combination of L2.0m in cash and the issue of 747,060 ordinary shares in the Company. Millennium UK Limited was a consulting and project management services company which brought to MERANT specialised expertise in the estimating, planning and management of Year 2000 compliance projects.

     On January 20 1998 the Company acquired all of the share capital of XDB Systems, Inc., in exchange for 1,891,975 ordinary shares in the Company, which represented a value of L8.7m on the date of the acquisition. XDB Systems Inc., a privately-owned corporation based in Maryland, U.S.A., was a provider of DB2 database development, maintenance and connectivity solutions.

     Further information on these transactions is given in note 3 to the financial statements on page 86.

  Year 2000 considerations

     The Company developed and implemented an enterprise-wide plan to analyze and address potential Year 2000 issues affecting its internal systems, its interaction with third party vendors and suppliers, and its products and services. By September 30 1999 the plan was completed in all material respects, although the Company has continued to address internal Year 2000 readiness issues on an ongoing basis with respect to newly-acquired systems and suppliers, regularly-scheduled system updates and upgrades, and internal operations. To date the Company has experienced no significant impact from the Year 2000 problem on its ability to carry on normal business operations. However, there can be no assurance that the Company will not experience significant unanticipated negative consequences caused by undiscovered Year 2000 problems with its internal systems, its third party vendors and suppliers, or its products and services.

     While MERANT has not been subject to any claims or lawsuits to date relating to Year 2000-related failures of its products or services, there can be no assurance that customers or former customers will not bring claims or lawsuits against the Company seeking compensation for losses associated with those failures. A material adverse outcome in a Year 2000 claim or lawsuit could have a material adverse effect on the Company's business, financial condition and results of operations.

  Euro considerations

     The euro now trades on currency exchanges and is available for non-cash transactions. As at May 1 1999 the Company's internal systems have the ability to price and invoice customers in the euro. The Company is also engaging in foreign exchange and hedging activities in the euro. The Company will continue to modify the internal systems that will be affected by this conversion, but does not expect the costs of further system modifications to be material. There can be no assurance, however, that the Company will be able to complete such modifications to comply with euro requirements, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company will continue to evaluate the impact of the euro's introduction on its foreign exchange and hedging activities, functional currency designations and pricing strategies in the new economic environment. In addition, the Company faces risks to the extent that banks and vendors upon whom the Company relies and their suppliers are unable to make appropriate modifications to support the Company's operations with respect to euro transactions. While the Company will continue to evaluate the impact of the euro, management does not believe its introduction will have a material adverse effect upon the Company's business, financial condition or results of operations.

  Risk factors that may influence future operating results

     The Company operates in a rapidly changing environment that involves a number of risks, some of which are beyond the Company's control. In accordance with U.S. practice, the Company highlights some of these risks, and their possible impact on its future results of operations and financial condition, in the U.S. format financial statements on page 28 of this report. Interested readers are encouraged to study these comments.

  Derivatives and other financial instruments

     MERANT's principal financial instruments, other than derivatives, comprise bank loans, cash and short-term deposits. The main purpose of these financial instruments is to fund the operations of the business. The Company has various other financial instruments, such as trade debtors and trade creditors, that arise directly from its operations.

     MERANT also enters into derivative transactions (principally forward currency contracts). The purpose is to manage the currency risks arising from the group's operations and its sources of finance.

     It is, and has been throughout the period under review, the group's policy that no trading in financial instruments shall be undertaken.

     The main risks arising from the group's operations are liquidity risk and foreign currency risk. The Board reviews and agrees policies for managing each of these risks and they are summarised below. These policies have remained unchanged during the period under review.

  Liquidity risk

     The group's objective is to maintain a balance between maximisation of investment returns and liquidity by restriction of the permitted investments and the duration to maturity of those investments.

  Foreign currency risk

     As a result of the significant investment in overseas operations, movements in foreign currency exchange rates can significantly affect the group's balance sheet. The group seeks to mitigate the effect of this structural currency exposure by entering into foreign exchange hedges and by using its borrowing facilities. In managing its structural currency exposures, the group's objectives are to maintain a low cost of borrowings and to retain some potential for currency-related appreciation while partially hedging against currency depreciation. At April 30 2000 no hedging contracts were outstanding; borrowings, denominated in euros, totalled L1.6 million.

     The group also has transactional currency exposures. Such exposures arise from sales or purchases by an operating unit in currencies other than that unit's functional currency. The group uses its multi-currency bank facility to minimise such currency exposures.

  Exchange rate fluctuations

     MERANT prepares separate consolidated financial statements expressed in U.S. dollars and G.B. pounds. Revenue, costs and expenses arising in currencies other than the reporting currency are translated using average monthly exchange rates. Assets and liabilities denominated in currencies other than the reporting currency are translated at exchange rates in effect at the balance sheet date. The majority of the Company's revenue arises in U.S. dollars (approximately two-thirds in 1999), whereas its costs are incurred approximately equally in U.S. dollars and other currencies, predominately G.B. pounds. Consequently fluctuations in exchange rates, particularly between the U.S. dollar and the G.B. pound, may have a significant impact on the Company's operating results, notably when expressed in G.B. pounds. In 2000, 1999 and 1998, fluctuations between the U.S. dollar and the G.B. pound have not been significant, and net exchange rate gains or losses on operational transactions have been immaterial.

     The Company has a hedging programme that aims, where possible, to minimise foreign exchange gains or losses from recorded foreign-currency denominated assets and liabilities. This programme involves the use of borrowings and forward foreign exchange contracts in certain European currencies, including the euro. The

Company does not hedge anticipated foreign currency revenues and expenses not yet incurred. No hedging contracts were outstanding at April 30 2000.

  Liquidity and capital resources

     MERANT continues to fund its activities through cash from operating activities. During the year, cash balances increased from L75.4 million to L79.5 million.

     In the year ended April 30 2000 operating activities generated L36.8 million in cash. In addition, L8.5 million, net, was generated by corporate share plans, representing the excess of proceeds from the sale of shares to option-holders on the exercise of their options over the cost of shares acquired by the Company. L37.7 million was invested in the business during the year:
L27.8 million was spent on the acquisition of the businesses referred to above under the section "Business combinations", and L9.9 million, net, was invested in computer and telecommunications equipment and other fixed assets, and in developing new software. After payment of corporate taxes of L6.4 million, and other cash inflows totalling L1.4 million, net, cash balances increased during the year by L4.1 million.

     In 1999 cash provided by operating activities was L33.9 million. During the year MERANT invested L8.9 million in computer equipment and other tangible fixed assets and L5.9 million in software product assets. Net of these expenditures, cash and short-term investments increased by L23.9 million to L75.4 million.

     Cash in excess of operating requirements is invested in liquid money market investments in the United States, primarily mutual funds, municipal bonds and government agency securities.

     In December 1999 the Board of directors authorised a loan of L2.5 million to MERANT Trustees Limited, to enable it to purchase, subject to certain market and business conditions, up to 1,000,000 MERANT ordinary shares. Following receipt of this loan, MERANT Trustees Limited acquired 800,000 ordinary shares prior to April 30 2000.

     The Company has in place a line of credit under the terms of which unsecured financing of up to L5.0 million is available until January 2001. At April 30 2000 borrowings equivalent to L1.8 million had been made against this line of credit compared to L1.7 million at April 30 1999.

     MERANT believes it is important to maintain a conservative capital structure and a strong cash position. The Company's investment policy is designed to minimise risk while maximizing return on cash given such levels of risk, and to keep uninvested cash at a minimum. Cash management is centralised, although some cash is held at various subsidiaries around the world to meet local operating requirements. All cash is freely remittable.

     The Company believes that existing cash balances in combination with internally generated funds and its available bank lines of credit will be more than sufficient to meet cash requirements in 2001.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                      CONSOLIDATED PROFIT AND LOSS ACCOUNT
                                   UK FORMAT

                                                   YEAR ENDED APRIL 30 2000
                                              -----------------------------------   FIFTEEN MONTHS   YEAR ENDED
                                              CONTINUING   ACQUISITIONS                 ENDED        JANUARY 31
                                              OPERATIONS     (NOTE 3)      TOTAL    APRIL 30 1999       1998
                                      NOTES     L'000         L'000        L'000        L'000          L'000
                                      -----   ----------   ------------   -------   --------------   ----------
REVENUE
  Licence fees......................           114,140        2,088       116,228      118,245         60,480
  Maintenance subscriptions.........            67,492          368        67,860       56,454         28,233
  Training and consulting...........            39,740        3,455        43,195       40,774          8,302
                                               -------        -----       -------      -------         ------
     TOTAL REVENUE..................    2      221,372        5,911       227,283      215,473         97,015
                                               -------        -----       -------      -------         ------
COSTS OF REVENUE
  Cost of licence fees..............             5,756          112         5,868        9,365          6,990
  Cost of maintenance
     subscriptions..................            14,449          103        14,552       16,998          6,984
  Cost of training and consulting...            32,702        4,016        36,718       29,247          8,861
                                               -------        -----       -------      -------         ------
     TOTAL COST OF REVENUE..........            52,907        4,231        57,138       55,610         22,835
                                               -------        -----       -------      -------         ------
GROSS PROFIT........................           168,465        1,680       170,145      159,863         74,180
                                               -------        -----       -------      -------         ------
OPERATING EXPENSES
  Research and development..........    4       41,040          486        41,526       34,319         19,679
  Sales and marketing...............           107,592        1,367       108,959       89,161         35,477
  General and administrative........    5       57,736           56        57,792       40,412          6,288
                                               -------        -----       -------      -------         ------
     TOTAL OPERATING EXPENSES.......           206,368        1,909       208,277      163,892         61,444
                                               -------        -----       -------      -------         ------
OPERATING (LOSS)/PROFIT.............    6      (37,903)        (229)      (38,132)      (4,029)        12,736
                                               -------        -----
Exceptional item -- fundamental
  restructuring.....................    8                                      --      (11,831)            --
                                                                          -------      -------         ------
(LOSS)/PROFIT AFTER EXCEPTIONAL
  ITEM..............................                                      (38,132)     (15,860)        12,736
Interest income.....................                                        2,953        4,433          2,551
Interest expense....................    9                                    (190)        (145)           (70)
                                                                          -------      -------         ------
(LOSS)/PROFIT ON ORDINARY ACTIVITIES
  BEFORE TAXATION...................                                      (35,369)     (11,572)        15,217
Taxation............................   10                                     (92)      (3,707)        (4,791)
                                                                          -------      -------         ------
RETAINED (LOSS)/PROFIT FOR THE
  PERIOD............................                                      (35,461)     (15,279)        10,426
                                                                          =======      =======         ======
(LOSS)/EARNINGS PER SHARE: BASIC....   11                                  (24.9p)      (14.3p)         14.0p
(LOSS)/EARNINGS PER SHARE:
  DILUTED...........................   11                                  (24.9p)      (14.3p)         13.3p
                                                                          -------      -------         ------

NOTE: (Loss)/earnings per share data for prior periods have been restated to reflect the 5-for-1 sub-division of the Company's ordinary shares, which took effect on March 13, 1998.

        The notes on pages 81 to 106 form part of these financial statements.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                           CONSOLIDATED BALANCE SHEET
                                   UK FORMAT

                                                                       APRIL 30    APRIL 30
                                                                         2000        1999
                                                              NOTES     L'000       L'000
                                                              -----    --------    --------
FIXED ASSETS
  Intangible fixed assets...................................   12      120,205     133,976
  Tangible fixed assets.....................................   13       30,075      28,633
  Investments...............................................   14        7,431       4,691
                                                                       -------     -------
     TOTAL FIXED ASSETS.....................................           157,711     167,300
                                                                       -------     -------
CURRENT ASSETS
  Stocks....................................................   15        1,444       1,780
  Debtors...................................................   16       65,861      77,887
  Cash and bank deposits....................................            79,543      75,394
                                                                       -------     -------
     TOTAL CURRENT ASSETS...................................           146,848     155,061
                                                                       -------     -------
CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR..............   17       86,629      92,691
                                                                       -------     -------
NET CURRENT ASSETS..........................................            60,219      62,370
                                                                       -------     -------
     TOTAL ASSETS LESS CURRENT LIABILITIES..................           217,930     229,670
CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR.....   18           --           6
PROVISIONS FOR LIABILITIES AND CHARGES......................   21       19,446      12,555
                                                                       -------     -------
NET ASSETS..................................................           198,484     217,109
                                                                       =======     =======
CAPITAL AND RESERVES
  Called up share capital...................................             2,988       2,873
  Share premium account.....................................           200,421     189,261
  Profit and loss account...................................            (4,925)     24,975
                                                                       -------     -------
     TOTAL SHAREHOLDERS' FUNDS..............................           198,484     217,109
                                                                       =======     =======

The financial statements on pages 74 to 106 were approved by the Board of directors on September 12 2000


/s/ GARY GREENFIELD                            /s/ J. MICHAEL GULLARD
Gary Greenfield                                J. Michael Gullard
Director                                       Director

     The notes on pages 81 to 106 form part of these financial statements.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                        CONSOLIDATED CASH FLOW STATEMENT
                                   UK FORMAT

                                                                        FIFTEEN MONTHS
                                                          YEAR ENDED        ENDED         YEAR ENDED
                                                           APRIL 30        APRIL 30       JANUARY 31
                                                             2000            1999            1998
                                                            L'000           L'000            L'000
                                                          ----------    --------------    -----------
NET CASH INFLOW FROM OPERATING ACTIVITIES (NOTE i)......    36,756          33,864           17,767
                                                           -------         -------          -------
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
  Interest received.....................................     2,936           4,433            2,519
  Interest paid.........................................      (190)           (145)             (70)
                                                           -------         -------          -------
NET CASH INFLOW FROM RETURNS ON INVESTMENTS AND
  SERVICING OF FINANCE..................................     2,746           4,288            2,449
                                                           -------         -------          -------
TAXATION
  U.K. corporation tax/(paid) refunded..................    (5,542)          1,297             (599)
  Overseas tax (paid)...................................      (854)           (582)            (262)
                                                           -------         -------          -------
TAX PAID................................................    (6,396)            715             (861)
                                                           -------         -------          -------
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
  Purchase of tangible fixed assets.....................    (9,041)         (8,906)          (8,263)
  Capitalised software product assets...................    (2,361)         (5,853)          (5,688)
  Investment in own shares, net.........................    (2,741)            195              748
  Disposal of tangible fixed assets.....................     1,523              --              447
                                                           -------         -------          -------
NET CASH OUTFLOW FROM CAPITAL EXPENDITURE AND FINANCIAL
  INVESTMENT............................................   (12,620)        (14,564)         (12,756)
                                                           -------         -------          -------
ACQUISITIONS AND DISPOSALS
  Investment in subsidiary undertakings.................   (28,276)         16,048           (2,000)
  Net cash acquired with subsidiaries...................       518         (17,928)             961
                                                           -------         -------          -------
NET CASH OUTFLOW FROM ACQUISITIONS AND DISPOSALS........   (27,758)         (1,880)          (1,039)
                                                           -------         -------          -------
CASH (OUTFLOW)/INFLOW BEFORE FINANCING..................    (7,272)         22,423            5,560
                                                           -------         -------          -------
FINANCING
  Issue of ordinary shares..............................    11,285           2,139            1,517
  Expenses attributable to issue of ordinary shares.....        --          (2,654)              --
  Capital element of finance lease obligations..........        --              (9)             (65)
  Bank loan.............................................        72             689            1,007
                                                           -------         -------          -------
NET CASH INFLOW FROM FINANCING..........................    11,357             165            2,459
                                                           -------         -------          -------
INCREASE IN CASH........................................     4,085          22,588            8,019
                                                           =======         =======          =======

     The notes on pages 81 to 106 form part of these financial statements.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                   NOTES TO CONSOLIDATED CASH FLOW STATEMENT
                                   UK FORMAT

                                                                        FIFTEEN MONTHS
                                                          YEAR ENDED        ENDED         YEAR ENDED
                                                           APRIL 30        APRIL 30       JANUARY 31
                                                             2000            1999            1998
                                                            L'000           L'000            L'000
                                                          ----------    --------------    -----------
(i) RECONCILIATION OF OPERATING (LOSS)/PROFIT TO "NET
CASH INFLOW FROM OPERATING ACTIVITIES"
Operating (loss)/profit.................................   (38,132)         (4,029)          12,736
Depreciation charges....................................     5,931           8,512            4,534
Amortisation charges....................................    43,890          30,390            7,765
Loss on sale of tangible fixed assets...................       146           3,032               72
Exceptional item........................................    (2,737)         (6,918)              --
Decrease/(increase) in stocks...........................       379          (1,419)             154
Decrease/(increase) in debtors..........................    12,148          (7,229)         (14,460)
Increase in creditors...................................    15,131          11,525            6,966
                                                           -------          ------          -------
NET CASH INFLOW FROM OPERATING ACTIVITIES...............    36,756          33,864           17,767
                                                           -------          ------          -------
(ii) RECONCILIATION TO NET FUNDS
Increase in cash in the period..........................     4,085          22,588            8,019
Cash (outflow) from (decrease) in debt and lease
  financing.............................................       (84)           (680)            (942)
                                                           -------          ------          -------
                                                             4,001          21,908            7,077
Translation difference..................................        90           1,288           (1,226)
                                                           -------          ------          -------
                                                             4,091          23,196            5,851
Net funds, beginning of period..........................    73,689          50,493           44,642
                                                           -------          ------          -------
NET FUNDS, END OF PERIOD................................    77,780          73,689           50,493
                                                           =======          ======          =======

                                                     BALANCES AT                            BALANCES AT
                                                      APRIL 30      CASH      EXCHANGE       APRIL 30
                                                        1999        FLOW     DIFFERENCES       2000
                                                     -----------    -----    -----------    -----------
(iii) ANALYSIS OF NET FUNDS:
Cash...............................................    75,394       4,085        64           79,543
Short term loans...................................    (1,696)        (93)       26           (1,763)
Finance lease obligations..........................        (9)          9        --               --
                                                       ------       -----        --           ------
                                                       73,689       4,001        90           77,780
                                                       ------       -----        --           ------

     The notes on pages 81 to 106 form part of these financial statements.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                             COMPANY BALANCE SHEET
                                   UK FORMAT

                                                                       APRIL 30     APRIL 30
                                                                         2000         1999
                                                              NOTES      L'000        L'000
                                                              -----    ---------    ---------
FIXED ASSETS
  Tangible fixed assets.....................................   13         2,924        2,945
  Investments...............................................   14       222,070      206,479
                                                                        -------      -------
     TOTAL FIXED ASSETS.....................................            224,994      209,424
                                                                        -------      -------
CURRENT ASSETS
  Amounts owed by subsidiary undertakings...................             24,264        9,353
  Other debtors.............................................                352           --
  Cash and bank deposits....................................              8,184           68
                                                                        -------      -------
     TOTAL CURRENT ASSETS...................................             32,800        9,421
                                                                        -------      -------
CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR
  Amounts owed to subsidiary undertakings...................             27,110        7,548
  Trade creditors...........................................                 --            3
  Accrued expenses..........................................                278          580
                                                                        -------      -------
                                                                         27,388        8,131
                                                                        -------      -------
NET CURRENT ASSETS..........................................              5,412        1,290
                                                                        -------      -------
NET ASSETS..................................................            230,406      210,714
                                                                        =======      =======
CAPITAL AND RESERVES
  Called up share capital...................................              2,988        2,873
  Share premium account.....................................            200,420      189,261
  Profit and loss account...................................             26,998       18,580
                                                                        -------      -------
     TOTAL SHAREHOLDERS' FUNDS..............................            230,406      210,714
                                                                        =======      =======

The financial statements on pages 74 to 106 were approved by the Board of directors on September 12 2000.


/s/ GARY GREENFIELD                            /s/ J. MICHAEL GULLARD
Gary Greenfield                                J. Michael Gullard
Director                                       Director

This is the balance sheet of MERANT plc, the holding company of the MERANT group of companies, which is presented in accordance with section 226 of the Companies Act 1985 of Great Britain. No profit or loss account is presented for MERANT plc as provided by section 230 of the same Act.

     The notes on pages 81 to 106 form part of these financial statements.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

          CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES
                                   UK FORMAT

                                                                           FIFTEEN MONTHS
                                                              YEAR ENDED       ENDED        YEAR ENDED
                                                               APRIL 30       APRIL 30      JANUARY 31
                                                                 2000           1999           1998
                                                                L'000          L'000          L'000
                                                              ----------   --------------   ----------
(Loss)/profit for the period................................   (35,461)       (15,279)        10,426
Currency translation adjustment.............................     5,561          1,146         (1,122)
                                                               -------        -------         ------
     TOTAL RECOGNISED GAINS AND LOSSES FOR THE PERIOD.......   (29,900)       (14,133)         9,304
                                                               -------        -------         ------

     The notes on pages 81 to 106 form part of these financial statements.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                        MOVEMENT IN SHAREHOLDERS' FUNDS
                                   UK FORMAT

                                            ORDINARY SHARES OF 2P EACH:
                                           -----------------------------    SHARE    RETAINED
                                           AUTHORISED   ISSUED    AMOUNT   PREMIUM   EARNINGS    TOTAL
                                              '000       '000     L'000     L'000     L'000      L'000
                                           ----------   -------   ------   -------   --------   -------
BALANCE, JANUARY 31 1997.................   112,500      75,840   1,517     18,071    41,536     61,124
Issued on acquisitions...................        --       2,635      52     10,627        --     10,679
Goodwill arising on acquisitions.........        --          --      --         --   (11,732)   (11,732)
Share options exercised..................        --         940      19      1,498        --      1,517
Profit for the year......................        --          --      --         --    10,426     10,426
Currency translation adjustment..........        --          --      --         --    (1,122)    (1,122)
                                            -------     -------   -----    -------   -------    -------
BALANCE, JANUARY 31 1998.................   112,500      79,415   1,588     30,196    39,108     70,892
Increase in authorised share capital.....    99,500          --      --         --        --         --
Issued on acquisitions...................        --      63,084   1,262    159,603        --    160,865
Acquisition costs........................        --          --      --     (2,654)       --     (2,654)
Share options exercised..................        --       1,174      23      2,116        --      2,139
(Loss) for the period....................        --          --      --         --   (15,279)   (15,279)
Currency translation adjustment..........        --          --      --         --     1,146      1,146
                                            -------     -------   -----    -------   -------    -------
BALANCE, APRIL 30 1999...................   212,000     143,673   2,873    189,261    24,975    217,109
Share options exercised..................        --       5,716     115     11,160        --     11,275
(Loss) for the period....................        --          --      --         --   (35,461)   (35,461)
Currency translation adjustment..........        --          --      --         --     5,561      5,561
                                            -------     -------   -----    -------   -------    -------
BALANCE, APRIL 30 2000...................   212,000     149,389   2,988    200,421    (4,925)   198,484
                                            -------     -------   -----    -------   -------    -------

---------------
NOTES:

(1) The authorised share capital was increased in 1999 by L1,990,000 by the creation of 99,500,000 ordinary shares of 2p each.

(2) The issued ordinary shares are allotted, called up and fully paid.

(3) MERANT plc has been authorised by its members to make market purchases of its own shares (within the meaning of section 163(3) of the Companies Act
    1985). The Company purchased shares after the year-end under the terms of this authority -- see note 26 to the financial statements on page 106.

(4) Where appropriate, share data has been restated to reflect the 5-for-1 sub-division of the Company's ordinary shares which took effect on March 13, 1998.

(5) The cumulative value of goodwill written off on acquisitions between December 23 1989 and April 30 2000 was L11,732,000. The amount of goodwill written off prior to December 23 1989 is not readily ascertainable and has been omitted on the grounds that it is not likely to be material.

     The notes on pages 81 to 106 form part of these financial statements.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                       NOTES TO THE FINANCIAL STATEMENTS
                                   UK FORMAT

     The statutory financial statements of MERANT plc ("the Company"), within the meaning of section 240 of the Companies Act 1985 of Great Britain, for the year ended April 30 2000, are contained on pages 74 to 106.

NOTE 1  SIGNIFICANT ACCOUNTING POLICIES

  Basis of preparation

     The financial statements have been prepared under the historical cost convention and in accordance with applicable United Kingdom Accounting Standards, which differ in certain respects from United States GAAP, particularly as to the treatment of acquisitions and goodwill and the presentation of certain items in the financial statements.

     On November 30 1998, the Company announced a change of its financial year-end and accounting reference date to April 30 from January 31. Consequently, the comparative results shown in this report are for the fifteen-month period ended April 30 1999 and for the twelve-month period ended January 31 1998.

     The Company has made some presentational changes in 2000 and, where appropriate, reclassification of data presented in the 1999 and 1998 financial statements and related notes has been made to conform with the 2000 presentation. Specifically, the descriptions used to analyse revenue have been changed to licence fees (previously described as product revenue), maintenance subscriptions (previously maintenance revenue), and training and consulting (previously service revenue). These new descriptions do not represent any changes to the actual numbers presented or to the results of operations of the Company.

  Basis of consolidation

     The consolidated financial statements are those of MERANT plc and all of its subsidiary undertakings (collectively "MERANT") for the year ended April 30 2000. All significant inter-company balances and transactions have been eliminated on consolidation.

     Acquisitions are accounted for using the acquisition method of accounting. Accordingly the results of operations and cash flows of an acquired business are included in the consolidated results of MERANT for the period since its acquisition. The cost of acquisition represents the cash value of the consideration and/or the market value of the shares issued on the date the offer became unconditional and/or the discount on share options assumed, plus expenses. The purchase consideration is allocated between the identifiable tangible assets and liabilities on the basis of fair value at the date of acquisition. The excess of the consideration over the fair value of the net assets acquired is attributed to goodwill and is amortised over its estimated economic life.

  Revenue recognition

     Licence fees: the Company's standard end user licence agreement for the Company's products provides for an initial fee to use the product in perpetuity up to a maximum number of users. The Company also enters into other types of licence agreement, typically with major end user customers, which allow for the use of the Company's products, usually restricted by the number of employees, the number of users, or the licence term. Licence fees are recognised as revenue upon product shipment, provided a signed agreement is in place, fees are fixed or determinable, no significant vendor obligations remain and collection of the resulting debt is deemed probable. Fees from licences sold together with consulting services are generally recognised upon shipment provided that the above criteria have been met and payment of the licence fees is not dependent upon the performance of the consulting services. Where these criteria have not been met, both the licence and

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                       NOTES TO THE FINANCIAL STATEMENTS
                            UK FORMAT -- (CONTINUED)

NOTE 1 SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) consulting fees are recognised under the percentage of completion method of contract accounting. The Company provides for sales returns based on historical rates of return.

     Maintenance subscriptions: maintenance agreements generally call for the Company to provide technical support and software updates to customers. Revenue on technical support and software update rights is recognized over the term of the support agreement on a pro-rata basis. Payments for maintenance fees are generally made in advance and are nonrefundable.

     Training and consulting: the Company provides consulting and education services to its customers. Revenue from such services is generally recognised as the services are performed.

  Software product assets -- development costs

     Costs related to the initial development and design of new software products prior to the establishment of technological feasibility are written off as research and development costs. Once technological feasibility has been reasonably established, either by the completion and successful testing of a detailed program design, or by the creation and testing of an operative working model, further development costs incurred are capitalised as software product assets.

     Software purchased for inclusion in the MERANT product set, including software acquired on acquisitions, is also included in software product assets.

     Software product assets are amortised using the straight-line method over the economic life of the products, which is generally three to four years. Where a shortfall in future revenue from a product is anticipated, amortisation is accelerated. Software product assets are reviewed for impairment if events or circumstances indicate that the carrying value may not be recoverable. Amortisation of software product assets is included in research and development costs.

  Goodwill

     Goodwill is stated at cost, less accumulated amortisation. Cost represents the excess of amounts paid on the acquisition of businesses over the aggregate fair value of the net assets acquired. Amortisation is computed using the straight-line method over the estimated economic life of the asset, which will depend on the length of the future period expected to benefit from the purchase. Present estimated economic lives are between three and five years. Goodwill is reviewed for impairment if events or circumstances indicate that the carrying value may not be recoverable.

     Prior to January 31 1998 goodwill was written off directly to reserves as incurred. If a subsidiary or business is subsequently sold or closed, any goodwill arising on acquisition that was written off directly to reserves or has not been fully amortised through the profit and loss account is taken into account in determining the profit or loss on the sale or closure.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                       NOTES TO THE FINANCIAL STATEMENTS
                            UK FORMAT -- (CONTINUED)

NOTE 1  SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Tangible fixed assets

     Tangible fixed assets are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over estimated economic lives from the time the asset is put into use. Present estimated economic lives are as follows:

Freehold office buildings................................       40 years
Leasehold improvements...................................  over the lease term
Computer equipment.......................................       3-5 years
Office equipment.........................................      5-11 years
Transportation equipment.................................       3-4 years

  Leasing

     Assets held under leases which transfer substantially all the risks and rewards of ownership of an asset to MERANT are capitalised as fixed assets. The amount capitalised is the net present value of the future lease payments, this sum also being treated as a liability. Depreciation on such leased assets is provided at rates calculated to write off the capitalised cost over the shorter of the lease term and the asset's economic life. Lease payments are apportioned between finance charges (computed on the basis of implicit interest rates) and a reduction in the original liability.

     Rentals paid under operating leases are charged to income on a straight-line basis over the term of the lease.

  Deferred taxation

     Deferred taxation is provided on the liability method on all timing differences to the extent that they are expected to reverse in the future without being replaced, calculated at the rate at which it is anticipated the timing differences will reverse.

  Stocks

     Stocks, consisting principally of diskettes and technical manuals, are stated at the lower of cost and net realisable value, using the first-in, first-out method. Contracts in progress, representing engineering costs associated with non-cancellable licence agreements prior to delivery, are included in stocks and charged to income when the related revenue is recognised.

  Cash and bank deposits

     Cash and bank deposits include cash placed on deposit where the maturity date is between three and twelve months from the initial date of deposit. All such cash balances are repayable on demand and can be withdrawn at any time without notice or penalty.

  Investments

     Investments are recorded at cost less any provision for impairment.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                       NOTES TO THE FINANCIAL STATEMENTS
                            UK FORMAT -- (CONTINUED)

NOTE 1  SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Derivative instruments

     MERANT uses forward foreign currency contracts to reduce exposure to changes in foreign exchange rates. The criteria for forward foreign currency contracts are that the instrument must:

     - be related to a foreign currency asset or liability that is probable and whose characteristics have been identified

     - involve the same currency as the hedged item (except that euros may be used to hedge the currencies directly linked to the euro by fixed rates)

     - reduce the risk of foreign currency exchange movements on the group's operations.

     The rates under such contracts are used to record the hedge item. As a result, gains and losses are offset against the foreign exchange gains and losses on the related financial assets and liabilities.

  Translation of foreign currencies

     Assets and liabilities denominated in currencies other than G.B. pounds are translated at exchange rates in effect at balance sheet date. Revenue, costs and expenses are translated using average monthly rates. Translation adjustments resulting from the process of translating financial statements denominated in currencies other than G.B. pounds are dealt with through reserves.

  Earnings/(loss) per share

     Basic earnings/(loss) per share is computed as the profit/(loss) for the period after taxation, divided by the weighted average number of ordinary shares outstanding during the period, excluding shares held by the employee share ownership trust (see note 14, below).

     Diluted earnings per share is computed based on basic earnings per share, as adjusted for shares issuable upon exercise of dilutive share options. The computation assumes the proceeds from the exercise of dilutive share options are used to repurchase the Company's ordinary shares at their average market price during each period.

  Pensions

     MERANT has entered into arrangements under which it makes defined contributions to personal pension schemes operated by its employees. Contributions, which are independently administered by insurance companies and other financial institutions, are charged to income in the year in which they become payable.

  New accounting standards

     During 1999 the Accounting Standards Board issued two new financial reporting standards. FRS 15 "Tangible Fixed Assets" deals with the cost, depreciation and valuation of tangible fixed assets. FRS 16 "Current tax" codifies tax disclosure requirements. Compliance with these standards, which the Company has adopted in the current year, has not had a significant impact on results of operations or financial condition of the Company.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                       NOTES TO THE FINANCIAL STATEMENTS
                            UK FORMAT -- (CONTINUED)

NOTE 2  SEGMENTAL INFORMATION

     MERANT operates in one business segment -- the development and licencing of computer software products and related services. The following table analyses revenue by geographical area, based on customer location:

                                                        FIFTEEN MONTHS
                                          YEAR ENDED        ENDED         YEAR ENDED
                                           APRIL 30        APRIL 30       JANUARY 31
                                             2000            1999            1998
                                            L'000           L'000           L'000
                                          ----------    --------------    ----------
United Kingdom..........................    28,735          30,123          11,864
United States...........................   132,458         133,269          49,037
Europe (excluding U.K.).................    47,857          36,095          18,498
Japan...................................     7,556           6,371           3,964
Other...................................    10,677           9,615          13,652
                                           -------         -------          ------
                                           227,283         215,473          97,015
                                           -------         -------          ------

     The following table analyses worldwide operations by geographical area, based on the location of MERANT facilities.

                                                        FIFTEEN MONTHS
                                          YEAR ENDED        ENDED         YEAR ENDED
                                           APRIL 30        APRIL 30       JANUARY 31
                                             2000            1999            1998
                                            L'000           L'000           L'000
                                          ----------    --------------    ----------
Total revenue:
  United Kingdom........................    54,289          59,512          43,249
  United States.........................   132,407         141,734          56,846
  Europe (excluding U.K.)...............    42,246          55,286          23,554
  Other.................................    12,699          13,953           7,858
                                           -------         -------         -------
                                           241,641         270,485         131,507
                                           -------         -------         -------
Inter-segment revenue:
  United Kingdom........................   (12,308)        (14,613)        (21,003)
  United States.........................        --         (20,402)         (4,199)
  Europe (excluding U.K.)...............    (1,513)        (17,062)         (9,077)
  Other.................................      (537)         (2,935)           (213)
                                           -------         -------         -------
                                           (14,358)        (55,012)        (34,492)
                                           -------         -------         -------
Third party revenue:
  United Kingdom........................    41,981          44,899          22,246
  United States.........................   132,407         121,332          52,647
  Europe (excluding U.K.)...............    40,733          38,224          14,477
  Other.................................    12,162          11,018           7,645
                                           -------         -------         -------
                                           227,283         215,473          97,015
                                           -------         -------         -------

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                       NOTES TO THE FINANCIAL STATEMENTS
                            UK FORMAT -- (CONTINUED)

NOTE 2  SEGMENTAL INFORMATION -- (CONTINUED)

                                                        FIFTEEN MONTHS
                                          YEAR ENDED        ENDED         YEAR ENDED
                                           APRIL 30        APRIL 30       JANUARY 31
                                             2000            1999            1998
                                            L'000           L'000           L'000
                                          ----------    --------------    ----------
Operating (loss)/profit:
  United Kingdom........................   (48,762)        (24,308)          5,498
  United States.........................     1,178             495           1,041
  Europe (excluding U.K.)...............     7,674          15,608             896
  Other.................................     1,778           4,176           5,301
                                           -------         -------         -------
                                           (38,132)         (4,029)         12,736
                                           -------         -------         -------
Net operating assets/(liabilities):
  United Kingdom........................   130,064         114,399          14,174
  United States.........................   (19,087)         11,856           2,930
  Europe (excluding U.K.)...............     1,555           5,489          (4,112)
  Other.................................       741           6,985           2,521
                                           -------         -------         -------
                                           113,273         138,729          15,513
                                           -------         -------         -------

     Inter-segment revenue principally represents licence fees and charges for research and development between locations. Operating (loss)/profit excludes interest income and expense and, correspondingly, net operating assets/(liabilities) exclude interest-bearing assets and liabilities. The following table reconciles net operating assets/(liabilities) as shown above to net assets as shown in the balance sheet:

                                           APRIL 30        APRIL 30       JANUARY 31
                                             2000            1999            1998
                                            L'000           L'000           L'000
             (IN THOUSANDS)               ----------    --------------    ----------
Net operating assets....................   113,273         138,729          15,513
Cash and bank deposits..................    77,780          73,698          50,511
Investment in own shares................     7,431           4,691           4,886
Finance lease obligations...............        --              (9)            (18)
                                           -------         -------         -------
Net assets..............................   198,484         217,109          70,892
                                           -------         -------         -------

NOTE 3  ACQUISITIONS

     During fiscal 2000 MERANT completed four acquisitions at an estimated total cost of L30,074,000. Each transaction has been accounted for as an acquisition in accordance with the policy set out in Note 1 to the financial statements on page 73. Goodwill is being amortised over its estimated economic life of five years.

     On August 3 1999 the Company acquired all of the share capital of Essential Software, Inc., a privately-owned Internet professional services firm based in Raleigh, North Carolina, U.S.A., trading as The Marathon Group ("Marathon"). The total consideration for the transaction was paid in cash. The following table sets

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                       NOTES TO THE FINANCIAL STATEMENTS
                            UK FORMAT -- (CONTINUED)

NOTE 3  ACQUISITIONS -- (CONTINUED)
out the allocation of the cost of acquisition between the tangible assets and liabilities of Marathon, and the resultant goodwill.

                                           NET ASSETS    FAIR VALUE     FAIR VALUES ON
                                            ACQUIRED     ADJUSTMENTS     ACQUISITION
                                             L'000          L'000           L'000
                                           ----------    -----------    --------------
Tangible fixed assets....................      406                            406
Stock....................................       49                             49
Trade debtors............................      760          (279)             481
Other debtors and prepaid expenses.......       38                             38
Cash.....................................       28                             28
Bank overdraft...........................      (14)                           (14)
Current liabilities......................     (509)                          (509)
                                              ----          ----            -----
Total net assets.........................      758          (279)             479
                                              ----          ----
Goodwill arising.........................                                   9,310
                                                                            -----
Cost of acquisition......................                                   9,789
                                                                            -----
Represented by:
Purchase consideration payable to
  vendors................................                                   8,385
Transaction costs........................                                   1,404
                                                                            -----
                                                                            9,789
                                                                            -----

     Fair value adjustments related to an allowance against Marathon's trade debtors. Marathon reported a loss after taxation of L132,000 in its financial year ended December 31 1998. In the subsequent period to August 3 1999, the date of its acquisition, Marathon recorded a loss after taxation of L712,000.

     On November 23 1999 the Company acquired all of the share capital of EnterpriseLink Technology Corporation ("EnterpriseLink"), a privately-owned supplier of enterprise extension software based in Campbell, California, U.S.A. The total consideration for the acquisition is estimated at L14,011,000, of which L8,713,000 was paid in cash. The balance of the consideration is contingent on the future operating results of EnterpriseLink. The maximum consideration has been provided in these financial statements, this being the current best estimate of the amount which will be payable. The Company also assumed EnterpriseLink stock options which converted into options to acquire up to 511,904 MERANT ordinary shares. The following table

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                       NOTES TO THE FINANCIAL STATEMENTS
                            UK FORMAT -- (CONTINUED)

NOTE 3  ACQUISITIONS -- (CONTINUED)
sets out the allocation of the estimated cost of acquisition between the tangible assets and liabilities of EnterpriseLink, and the resultant goodwill:

                                           NET ASSETS    FAIR VALUE     FAIR VALUES ON
                                            ACQUIRED     ADJUSTMENTS     ACQUISITION
                                             L'000          L'000           L'000
                                           ----------    -----------    --------------
Tangible fixed assets....................        69                             69
Trade debtors............................        18          (12)                6
Other debtors and prepaid expenses.......        22                             22
Cash.....................................        64                             64
Bank overdraft...........................      (195)                          (195)
Current liabilities......................    (1,223)                        (1,223)
Long-term liabilities....................    (1,069)          --            (1,069)
                                             ------          ---            ------
Total net liabilities....................    (2,314)         (12)           (2,326)
                                             ------          ---
Goodwill arising.........................                                   16,337
                                                                            ------
Cost of acquisition......................                                   14,011
                                                                            ------
Represented by:
Purchase consideration payable to
  vendors................................                                   13,487
Transaction costs........................                                      524
                                                                            ------
                                                                            14,011
                                                                            ------

     Fair value adjustments related to an allowance against EnterpriseLink's trade debtors. EnterpriseLink reported a loss after taxation of L1,384,000 in its financial year ended March 31 1999. In the subsequent period to November 23 1999, the date of its acquisition, EnterpriseLink recorded a loss after taxation of L499,000.

     On December 6 1999, the Company acquired all of the share capital of Trillium Software Corporation ("Trillium"), a privately-owned supplier of change management software based in Eden Prairie, Minnesota, U.S.A. The total consideration for the acquisition is estimated at L3,994,000, of which L2,306,000 was paid in cash. The balance of the consideration is contingent on the future operating results of Trillium. The maximum consideration has been provided in these financial statements, this being the current best estimate of the

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                       NOTES TO THE FINANCIAL STATEMENTS
                            UK FORMAT -- (CONTINUED)

NOTE 3  ACQUISITIONS -- (CONTINUED)
amount which will be payable. The following table sets out the allocation of the estimated cost of acquisition between the tangible assets and liabilities of Trillium, and the resultant goodwill:

                                           NET ASSETS    FAIR VALUE     FAIR VALUES ON
                                            ACQUIRED     ADJUSTMENTS     ACQUISITION
                                             L'000          L'000           L'000
                                           ----------    -----------    --------------
Fixed assets.............................       20                             20
Trade debtors............................      116                            116
Prepaid expenses and other assets........        1                              1
Cash.....................................       39                             39
Current liabilities......................     (122)                          (122)
                                              ----         -------          -----
Total net assets.........................       54                             54
                                              ----
Goodwill arising.........................                                   3,940
                                                                            -----
Cost of acquisition......................                                   3,994
                                                                            -----
Represented by:
Purchase consideration payable to
  vendors................................                                   3,796
Transaction costs........................                                     198
                                                                            -----
                                                                            3,994
                                                                            -----

     No fair value adjustments were made to the assets and liabilities of Trillium. Trillium recorded a profit after taxation of L128,000 in its ten-month financial period ended October 31 1999. In the subsequent period to December 6 1999, the date of its acquisition, Trillium's profit after taxation was immaterial.

     On January 8 2000 the Company acquired the remaining 79.9% of the share capital of Northern Software Partners AS ("NSP"), MERANT's distributor for the Nordic region, based in Oslo, Norway. The total consideration for the acquisition is estimated at L2,280,000, of which L1,974,000 was paid in cash. The balance of the consideration is contingent on the future operating results of NSP. The maximum consideration has been provided in these financial statements, this being the current best estimate of the amount which will be

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                       NOTES TO THE FINANCIAL STATEMENTS
                            UK FORMAT -- (CONTINUED)

NOTE 3  ACQUISITIONS -- (CONTINUED)
payable. The following table sets out the allocation of the estimated cost of acquisition between the tangible assets and liabilities of NSP, and the resultant goodwill:

                                           NET ASSETS    FAIR VALUE     FAIR VALUES ON
                                            ACQUIRED     ADJUSTMENTS     ACQUISITION
                                             L'000          L'000           L'000
                                           ----------    -----------    --------------
Fixed assets.............................        49                             49
Trade debtors............................     1,397                          1,397
Prepaid expenses and other assets........        90                             90
Cash.....................................       387                            387
Current liabilities......................    (1,456)                        (1,456)
                                             ------        -------          ------
Total net assets.........................       467                            467
                                             ------        -------
Goodwill arising.........................                                    1,813
                                                                            ------
Cost of acquisition......................                                    2,280
                                                                            ------
Represented by:
Purchase consideration payable to
  vendors................................                                    2,214
Transaction costs........................                                       66
                                                                            ------
                                                                             2,280
                                                                            ------

     No fair value adjustments were made to the assets and liabilities of NSP. NSP reported a profit after taxation of L267,000 in its financial year ended December 31 1999. In the subsequent period to January 8 2000, the date of its acquisition, NSP's profit after taxation was immaterial. NSP changed its name to MERANT Nordic AS on January 21 2000.

     The companies acquired during the year ended April 30 2000 have been absorbed into the Company's operations, and it is not possible to separately identify the cash flows from the acquired businesses.

     In 1999 MERANT completed three acquisitions at a total estimated cost of L165,012,000.

     On May 15 1998 the Company acquired all of the share capital of its Italian distributor, Micro Focus Italia, s.r.l., ("MF Italia"), for a total consideration estimated at L2,644,000. The Company made an initial cash payment of L2,470,000, with the balance payable in cash dependent on future results of MF Italia. In the year ended April 30 2000 amounts totalling L252,000 were paid under the terms of the acquisition agreement. No additional payments are anticipated. MF Italia changed its name to MERANT s.r.l. on March 1 1999.

     On August 13 1998 the Company acquired all of the share capital of its Australian distributor, Advanced Software Engineering Pty., Ltd. ("ASE"), for a total consideration estimated at L1,503,000. The Company made an initial cash payment of L970,000, with the balance dependent on future results of ASE. In the year ended April 30 2000 amounts totalling L142,000 were paid under the terms of the acquisition agreement. No additional payments are anticipated. ASE changed its name to MERANT Pty., Ltd. on February 16 1999.

     On September 24 1998 the Company acquired all of the share capital of INTERSOLV, Inc. in exchange for 63,084,000 ordinary shares in the Company, which represented a value of L160,865,000 on the date the acquisition was completed. INTERSOLV Inc., a provider of database development, maintenance and connectivity solutions, was a publicly-owned corporation based in Maryland, U.S.A. Under the terms of the agreement, each share of INTERSOLV common stock was exchanged for
0.55 MERANT American depositary shares (or ADSs). In addition, each outstanding option or right to purchase or acquire shares of

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                       NOTES TO THE FINANCIAL STATEMENTS
                            UK FORMAT -- (CONTINUED)

NOTE 3  ACQUISITIONS -- (CONTINUED)
INTERSOLV stock was assumed by MERANT and became an option or right to purchase or acquire MERANT ADSs, with appropriate adjustments to the price and number of shares based on the exchange ratio of 0.55 ADSs per INTERSOLV share. At the time of this acquisition, provision was made for costs amounting to L11,831,000 in connection with the fundamental reorganisation of the businesses of the combined companies. These costs were disclosed as an exceptional item in 1999, as described more fully in note 8 on page 92.

     In accordance with the accounting policy described in note 1, goodwill arising on these acquisitions has been capitalised as an intangible asset (see note 1 on page 81).

NOTE 4  RESEARCH AND DEVELOPMENT COSTS

                                          YEAR ENDED    FIFTEEN MONTHS    YEAR ENDED
                                           APRIL 30     ENDED APRIL 30    JANUARY 31
                                             2000            1999            1998
                                            L'000           L'000           L'000
                                          ----------    --------------    ----------
Research and development costs, before
  capitalisation........................    34,485          30,455          17,602
Costs capitalised as software product
  assets................................    (2,356)         (5,853)         (5,688)
Amortisation of capitalised costs.......     4,740           9,717           7,765
Non-recurring charge for impairment
  (note 8)..............................     4,657              --              --
                                            ------          ------          ------
                                            41,526          34,319          19,679
                                            ------          ------          ------

NOTE 5  GENERAL AND ADMINISTRATIVE COSTS

     General and administrative costs includes provisions for amortisation of the goodwill arising on corporate acquisitions amounting to L39,150,000 (1999:
L21,915,000; 1998: Lnil).

NOTE 6  OPERATING (LOSS)/PROFIT

     Operating (loss)/profit is stated after charging (or crediting):

                                          YEAR ENDED    FIFTEEN MONTHS    YEAR ENDED
                                           APRIL 30     ENDED APRIL 30    JANUARY 31
                                             2000            1999            1998
                                            L'000           L'000           L'000
                                          ----------    --------------    ----------
Auditors' remuneration:
  audit services: U.K. .................       133             204            117
  audit services: overseas..............       379             333            110
  non-audit services: U.K. .............       392             740            230
  non-audit services: overseas..........       292             531            289
Operating lease rentals: equipment......     3,102           2,639            756
Operating lease rentals: land and
  buildings.............................     5,808           3,799          1,780
Operating lease rental income:
  buildings.............................      (358)           (461)          (424)
Depreciation of tangible fixed assets:
  owned.................................     5,932           8,512          4,495
  leased................................        --              --             39
Amortisation of intangible fixed
  assets................................    43,890          31,632          7,765

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                       NOTES TO THE FINANCIAL STATEMENTS
                            UK FORMAT -- (CONTINUED)

NOTE 6  OPERATING (LOSS)/PROFIT -- (CONTINUED)
     The profit attributable to the ordinary shareholders of MERANT plc, dealt with in the financial statements of MERANT, is L8,418,000 (1999: L2,050,000, 1998: L805,000). There were no other movements on reserves other than the movement on share premium shown in the Movement in Shareholders' Funds on page 80.

NOTE 7  DIRECTORS AND EMPLOYEES

     An analysis of the directors' remuneration, pension entitlements and share options and the relevant disclosures specified for audit by the Listing Rules of the U.K. Financial Services Authority are set out under the headings "Directors' remuneration" and "Directors share options" within the directors' remuneration report on pages 15 to 18.

     The average monthly numbers of staff employed by MERANT was as follows:

                                          YEAR ENDED    FIFTEEN MONTHS    YEAR ENDED
                                           APRIL 30     ENDED APRIL 30    JANUARY 31
                                             2000            1999            1998
                                             NO.             NO.             NO.
                                          ----------    --------------    ----------
U.K. ...................................      450             393            252
U.S. ...................................    1,111             785            355
Other...................................      420             283            112
                                            -----           -----            ---
                                            1,981           1,461            719
                                            -----           -----            ---

     Staff costs, which include salaries, bonus and commissions, amounted to:

                                          YEAR ENDED    FIFTEEN MONTHS    YEAR ENDED
                                           APRIL 30     ENDED APRIL 30    JANUARY 31
                                             2000            1999            1998
                                            L'000           L'000           L'000
                                          ----------    --------------    ----------
U.K. ...................................    22,082          21,707          10,324
U.S. ...................................    66,131          45,371          22,803
Other...................................    18,822          15,689           5,184
                                           -------          ------          ------
                                           107,035          82,767          38,311
Social security costs...................     9,805           9,514           2,979
Other pension costs.....................     2,884           2,417             432
                                           -------          ------          ------
                                           119,724          94,698          41,722
                                           -------          ------          ------

     Other pension costs principally represent amounts paid by MERANT to personal pension schemes operated by its employees. In the United Kingdom, MERANT contributes to employee pensions on a percentage-of-salary basis, subject to certain predetermined limits. Arrangements for employees in other countries have been established on similar bases, subject to local regulations and practices in the countries concerned.

NOTE 8  NON-RECURRING CHARGES

     In April 2000 the Company recorded one-time charges totalling L8,491,000 against current income. The charges resulted from management actions which recognise the Company's accelerated transition to e-business solutions and the relative decline in demand for Year 2000 and traditional COBOL-based products and services. Of this total, L4,657,000 represents provisions for impairment of previously capitalised software

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                       NOTES TO THE FINANCIAL STATEMENTS
                            UK FORMAT -- (CONTINUED)

NOTE 8  NON-RECURRING CHARGES -- (CONTINUED)
]product assets, where the book values attributed to certain products could not be justified by the future revenue streams projected for those products. The balance of L3,834,000 relates to provisions for severance costs for approximately 50 employees in our COBOL related business and for the costs associated with closing of excess facilities. These charges have been included in the appropriate cost category within operating expenses in the profit and loss account as follows:

                                                                L'000
Research and development....................................    4,657
Sales and marketing.........................................    3,502
General and administrative..................................      332
                                                                -----
                                                                8,491
                                                                -----

As at April 30 2000 L3,304,000 remained payable.

     In 1999 the Company provided for costs of L11,831,000 in connection with a fundamental restructuring of its operations. Following the acquisition of INTERSOLV, Inc in September 1998, management realigned the Company's operations into four business units, one of which closely aligned the pre-acquisition operations of the Company. As part of this realignment, the Company incurred charges consisting principally of the write-off of redundant or impaired assets and severance costs. Because of the fundamental nature of this reorganisation, the related costs have been disclosed as an exceptional item in the profit and loss account. As at April 30 2000 outstanding amounts totalling L1,070,000 remained payable.

NOTE 9  INTEREST EXPENSE

                                          YEAR ENDED    FIFTEEN MONTHS    YEAR ENDED
                                           APRIL 30     ENDED APRIL 30    JANUARY 31
                                             2000            1999            1998
                                            L'000           L'000           L'000
                                          ----------    --------------    ----------
On bank loans and overdrafts............     125             123              65
On late payment of taxes................      63              21              --
Other...................................       2              --              --
Finance charges payable under finance
  leases................................      --               1               5
                                             ---             ---              --
                                             190             145              70
                                             ---             ---              --

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                       NOTES TO THE FINANCIAL STATEMENTS
                            UK FORMAT -- (CONTINUED)

NOTE 10  TAXATION

     The taxation charge consists of the following:

                                          YEAR ENDED    FIFTEEN MONTHS    YEAR ENDED
                                           APRIL 30     ENDED APRIL 30    JANUARY 31
                                             2000            1999            1998
                                            L'000           L'000           L'000
                                          ----------    --------------    ----------
U.K. corporation tax....................      612            2,645          3,244
Deferred taxation.......................     (701)          (1,198)           (71)
Double taxation relief..................       --               --           (162)
Overseas taxation:
  US federal............................       --            1,079            542
  US state..............................       82               63            128
Other...................................      525            2,180            958
                                             ----           ------          -----
                                              518            4,769          4,639
Taxation (overprovided)/under-provided
  in previous years:
Corporation tax.........................     (426)          (1,062)            --
Deferred taxation.......................       --               --            152
                                             ----           ------          -----
                                               92            3,707          4,791
                                             ----           ------          -----
Effective tax rates.....................       --%             (32)%           31%
                                             ====           ======          =====

     The Company's effective tax rate in 2000 and 1999 is significantly distorted by the impact of provisions for amortisation of goodwill (see note 5) which is not an allowable expense for tax purposes. The tax rate in 2000 and 1999 is also impacted by the distribution of corporate profits and losses among the tax jurisdictions in which the Company operates. The Company's effective tax rate is expected to be significantly impacted by provisions for amortisation of goodwill for the next three years.

     In 1998 the effective tax rate was distorted by the impact of losses incurred in the United States which can only be offset against profits arising in the United States in future periods.

     The corporation tax returns of certain U.S. subsidiary undertakings for the years ended January 31 1993 to January 31 1997 have been examined by the U.S. Internal Revenue Service, which has proposed increases to the amount of U.S. income taxes due in respect of those years. The Company believes that the outcome of the examination will not give rise to any material adjustment to the financial statements.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                       NOTES TO THE FINANCIAL STATEMENTS
                            UK FORMAT -- (CONTINUED)

NOTE 11  (LOSS)/EARNINGS PER SHARE

     (Loss)/earnings per share is computed from the following data and in accordance with the bases set out in note 1.

                                                        FIFTEEN MONTHS
                                          YEAR ENDED        ENDED         YEAR ENDED
                                           APRIL 30        APRIL 30       JANUARY 31
                                             2000            1999            1998
                                            L'000           L'000            L'000
                                          ----------    --------------    -----------
(Loss)/profit after taxation............   (35,461)        (15,279)          10,426
                                           -------         -------          -------
Weighted average number of ordinary
  shares:
  In issue..............................   145,958         110,714           78,735
  Owned by employee share ownership
     trust (note 14)....................    (3,795)         (3,834)          (4,109)
                                           -------         -------          -------
Used in computing basic (loss)/earnings
  per share.............................   142,163         106,880           74,626
Dilutive options........................        --              --            3,900
                                           -------         -------          -------
Used in computing diluted
  (loss)/earnings per share.............   142,163         106,880           78,526
                                           -------         -------          -------
(Loss)/earnings per share: basic........    (24.9P)         (14.3p)           14.0p
(Loss)/earnings per share: diluted......    (24.9P)         (14.3p)           13.3p
                                           -------         -------          -------

     In 2000 and 1999 share options were anti-dilutive and therefore excluded from the computations.

NOTE 12  INTANGIBLE FIXED ASSETS

                                           SOFTWARE
                                           PRODUCT
                                            ASSETS         GOODWILL          TOTAL
                                            L'000           L'000            L'000
                                          ----------    --------------    -----------
COST:
At April 30 1999........................    90,028         145,521          235,549
Currency fluctuations...................       124             966            1,090
Arising on acquisitions.................        --          31,401           31,401
Impairment charge.......................    (4,657)             --           (4,657)
Additions...............................     2,356             142            2,498
Fully amortised items...................   (52,535)             --          (52,535)
                                           -------         -------          -------
AT APRIL 30 2000........................    35,316         178,030          213,346
                                           -------         -------          -------
AMORTISATION:
At April 30 1999........................    79,465          22,108          101,573
Currency fluctuations...................        96             117              213
Provision for the period................     4,740          39,150           43,890
Fully amortised items...................   (52,535)             --          (52,535)
                                           -------         -------          -------
AT APRIL 30 2000........................    31,766          61,375           93,141
                                           -------         -------          -------

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                       NOTES TO THE FINANCIAL STATEMENTS
                            UK FORMAT -- (CONTINUED)

NOTE 12  INTANGIBLE FIXED ASSETS -- (CONTINUED)

                                           SOFTWARE
                                           PRODUCT
                                            ASSETS         GOODWILL          TOTAL
                                            L'000           L'000            L'000
                                          ----------    --------------    -----------
NET BOOK VALUES:
At April 30 1999........................    10,563         123,413          133,976
                                           -------         -------          -------
AT APRIL 30 2000........................     3,550         116,655          120,205
                                           -------         -------          -------

NOTE 13  TANGIBLE FIXED ASSETS

(a) MERANT:

                                                                     COMPUTER &
                                                                   COMMUNICATIONS
                        FREEHOLD LAND    LEASEHOLD      OFFICE      EQUIPMENT &     TRANSPORTATION
                        AND BUILDINGS   IMPROVEMENTS   EQUIPMENT      SOFTWARE        EQUIPMENT      TOTAL
                            L'000          L'000         L'000         L'000            L'000        L'000
                        -------------   ------------   ---------   --------------   --------------   ------
COST:
At April 30 1999......     13,828          6,189         8,315         44,003            238         72,573
Currency
  fluctuations........         --             41           (22)           196             (9)           206
Arising on
  acquisitions........         --             --           127            673             --            800
Additions.............          5            771         1,158          6,424             37          8,395
Disposals.............         --           (271)         (794)        (1,694)           (51)        (2,810)
                           ------          -----         -----         ------            ---         ------
AT APRIL 30 2000......     13,833          6,730         8,784         49,602            215         79,164
                           ------          -----         -----         ------            ---         ------
DEPRECIATION:
At April 30 1999......        686          2,958         5,338         34,859             99         43,940
Currency
  fluctuations........         --             32           (16)           103             (3)           116
Arising on
  acquisitions........         --             --            65            179             --            244
Provision for the
  period..............         23            572           644          4,648             45          5,932
Disposals.............         --            111           (28)        (1,197)           (29)        (1,143)
                           ------          -----         -----         ------            ---         ------
AT APRIL 30 2000......        709          3,673         6,003         38,592            112         49,089
                           ------          -----         -----         ------            ---         ------
NET BOOK VALUES:
At April 30 1999......     13,142          3,231         2,977          9,144            139         28,633
                           ------          -----         -----         ------            ---         ------
AT APRIL 30 2000......     13,124          3,057         2,781         11,010            103         30,075
                           ------          -----         -----         ------            ---         ------

(b) COMPANY:

     The Company's tangible fixed assets consist of freehold land and buildings, valued at cost which includes capitalised interest amounting to L385,000.

                                                                         NET BOOK
                                                COST     DEPRECIATION     VALUE
                                                L'000       L'000         L'000
                                                -----    ------------    --------
At April 30 1999..............................  3,088        143          2,945
Provision for the period......................     --         21            (21)
                                                -----        ---          -----
At April 30 2000..............................  3,088        164          2,924
                                                -----        ---          -----

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                       NOTES TO THE FINANCIAL STATEMENTS
                            UK FORMAT -- (CONTINUED)

NOTE 14  INVESTMENTS

(a) MERANT:

     Investment in own shares represents the cost of ordinary shares in MERANT plc acquired by MERANT Trustees Limited on behalf of the MERANT Employee Benefit Trust 1994 ("the Trust") (see note 24, below).

                                                            APRIL 30    APRIL 30
                                                              2000        1999
                                                             L'000       L'000
                                                            --------    --------
Beginning of period.......................................   4,691       4,886
Sold on exercise of options...............................    (242)       (195)
Acquired..................................................   2,982          --
                                                             -----       -----
End of period.............................................   7,431       4,691
                                                             -----       -----

     As at April 30 2000 the Trust owned 4,371,269 shares. The market value of these shares was L6,775,000 (1999: L5,620,000). The Trust has not waived its right to dividends in respect of this shareholding. The assets and liabilities of the Trust, as well as its operating costs, are included in MERANT's consolidated financial statements.

(b) COMPANY:

                                                          APRIL 30    APRIL 30
                                                            2000        1999
                                                           L'000       L'000
                                                          --------    --------
Investments in subsidiary undertakings:
Beginning of period.....................................  201,788       40,200
Acquisitions............................................    6,000      170,573
Disposals...............................................      (24)    (185,207)
Additional investment...................................    6,875      176,222
                                                          -------     --------
End of period...........................................  214,639      201,788
Investment in own shares (see (a) above)................    7,431        4,691
                                                          -------     --------
                                                          222,070      206,479
                                                          -------     --------

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                       NOTES TO THE FINANCIAL STATEMENTS
                            UK FORMAT -- (CONTINUED)

NOTE 14  INVESTMENTS -- (CONTINUED)
     The principal subsidiary undertakings, which are wholly-owned except where noted below, are:

                                                            COUNTRY OF INCORPORATION
                                                   NOTES         AND OPERATION
                                                   -----    ------------------------
MERANT Holdings Limited..........................   1             U.K.
MERANT International Limited.....................   1             U.K.
MERANT Asia Limited..............................   2             U.K.
MERANT Solutions, Inc. ..........................   2            U.S.A.
MERANT, Inc. ....................................   2            U.S.A.
MERANT Pty Limited...............................   2           Australia
MERANT NV........................................   2            Belgium
MERANT (Canada) Limited..........................   2            Canada
MERANT SA........................................   2            France
MERANT Gmbh......................................   2            Germany
MERANT Solutions Pvt Limited.....................  2,4            India
MERANT s.r.l. ...................................   2             Italy
MERANT KK........................................   2             Japan
MERANT Investments Limited.......................  1,3           Jersey
MERANT BV........................................   2          Netherlands
System Focus BV..................................   2          Netherlands
MERANT Nordic AS.................................   2            Norway
MERANT Ltda (80%)................................   2           Portugal
MERANT Pte Ltd. .................................   2           Singapore
MERANT Solutions SA..............................   2             Spain

---------------
(1) Held directly by the Company

(2) Held by a subsidiary undertaking

(3) Operating as a financing company. The activities of the other subsidiary undertakings are described in the Directors' Report.

(4) MERANT Solutions Pvt. Limited has a financial year-end of March 31, which corresponds with its permanent tax year-end, and is required to prepare audited financial statements made up to that date each year. The Company does not consider that the benefits of preparing audited financial statements to April 30 each year justify the additional costs which would be incurred in producing them. See also note 26 on page 106.

NOTE 15  STOCKS

     The replacement value of stocks is not considered to be materially different from its balance sheet value.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                       NOTES TO THE FINANCIAL STATEMENTS
                            UK FORMAT -- (CONTINUED)

NOTE 16  DEBTORS

                                                            APRIL 30    APRIL 30
                                                              2000        1999
                                                             L'000       L'000
                                                            --------    --------
Trade debtors:
  Due within one year.....................................   58,340      68,898
  Due after more than one year............................      420       1,784
                                                             ------      ------
                                                             58,760      70,682
Other debtors and prepaid expenses (see note 25)..........    7,101       7,205
                                                             ------      ------
                                                             65,861      77,887
                                                             ------      ------

NOTE 17  CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                            APRIL 30    APRIL 30
                                                              2000        1999
                                                             L'000       L'000
                                                            --------    --------
Bank loan (note 22).......................................    1,763       1,696
Obligations under finance leases..........................       --           3
Trade creditors...........................................    7,726       7,546
Current corporation tax...................................    4,801      11,534
Other taxes and social security costs.....................    1,913       1,345
Product royalties and purchases...........................    1,565         776
Accrued employee compensation and commissions.............   12,714      15,126
Deferred revenue..........................................   44,196      42,954
Other accrued expenses....................................   11,951      11,711
                                                             ------      ------
                                                             86,629      92,691
                                                             ------      ------

     Accrued expenses includes L256,000 (1999: L161,000) in respect of an unfunded defined benefit scheme operated by a foreign subsidiary undertaking.

NOTE 18  CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

     Creditors due after more than one year represent obligations under lease commitments (see note 19).

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                       NOTES TO THE FINANCIAL STATEMENTS
                            UK FORMAT -- (CONTINUED)

NOTE 19  LEASE COMMITMENTS

     Financial commitments for future periods under lease agreements existing at April 30 2000 are as follows:

     Finance leases:

                                                            APRIL 30    APRIL 30
                                                              2000        1999
                                                             L'000       L'000
                                                            --------    --------
Amounts payable within one year...........................     --          3
                                                               --          --
Amounts payable from one to two years.....................     --          6
                                                               --          --
                                                               --          9
                                                               --          --
Shown as:
Amounts due within one year (note 17).....................     --          3
                                                               --          --
Amounts due beyond one year (note 18).....................     --          6
                                                               --          --
                                                               --          9
                                                               --          --

     Operating leases:

                                          LAND AND BUILDINGS            OTHER
                                         --------------------    --------------------
                                         APRIL 30    APRIL 30    APRIL 30    APRIL 30
                                           2000        1999        2000        1999
                                          L'000       L'000       L'000       L'000
                                         --------    --------    --------    --------
Annual commitment under leases which
  expire:
  within one year......................     758         990         911       1,249
  in the second to fifth years
     inclusive.........................   3,476       3,389       1,473       1,566
  thereafter...........................   2,275       2,175          20          83
                                          -----       -----       -----       -----
                                          6,509       6,554       2,404       2,898
                                          -----       -----       -----       -----

NOTE 20  CAPITAL COMMITMENTS

     At April 30 2000 and 1999 MERANT had no material capital expenditure commitments.

NOTE 21  PROVISIONS FOR LIABILITIES AND CHARGES

                                   RESTRUCTURING    CONTINGENT     DEFERRED
                                    PROVISIONS      LIABILITIES    TAXATION    TOTAL
                                       L'000           L'000        L'000      L'000
                                   -------------    -----------    --------    ------
As at April 30 1999..............      3,671              --        8,884      12,555
Arising during the period........      3,834           6,332           --      10,166
Utilised.........................     (2,601)           (142)        (701)     (3,444)
Currency fluctuations............         --              --          169         169
                                      ------           -----        -----      ------
As at April 30 2000..............      4,904           6,190        8,352      19,446
                                      ------           -----        -----      ------

     Restructuring provisions include amounts which arose in respect of the fundamental restructuring of the Company's operations in 1999 and the additional non-recurring charges arising in April 2000, as described in note 8, above. It is expected that the majority of the outstanding amounts will be settled during the current financial year.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                       NOTES TO THE FINANCIAL STATEMENTS
                            UK FORMAT -- (CONTINUED)

NOTE 21  PROVISIONS FOR LIABILITIES AND CHARGES -- (CONTINUED)
     Contingent liabilities represents estimates of amounts payable to vendors of companies acquired by MERANT. The amounts to be paid are dependent on meeting performance targets (see also note 23).

     Deferred taxation has been fully provided. The following table discloses the major components of deferred taxation, and the movements during the year:

                                               CAPITAL
                                            ALLOWANCES IN
                                              ADVANCE OF
                                           DEPRECIATION AND    OTHER TIMING
                                             AMORTISATION      DIFFERENCES     TOTAL
                                                L'000             L'000        L'000
                                           ----------------    ------------    -----
Balance, April 30 1999...................         (96)            8,980        8,884
Movement during the year.................        (238)             (294)        (532)
                                                 ----             -----        -----
Balance, April 30 2000...................        (334)            8,686        8,352
                                                 ----             -----        -----

NOTE 22  FINANCIAL INSTRUMENTS

     An explanation of the group's objectives, policies and strategies for the role of financial instruments in creating and changing the risks of the group in its activities is included in the Management's Discussion and Analysis on page 72.

INTEREST RATE EXPOSURES:

     The interest rate risk profile of the Company's financial liabilities, excluding short-term debtors and creditors, is as follows:

                                                            APRIL 30    APRIL 30
                                                              2000        1999
                                                             L'000       L'000
                                                            --------    --------
Floating rate financial liabilities:
Euros.....................................................   1,763       1,696
Sterling..................................................      --           9
                                                             -----       -----
                                                             1,763       1,705
                                                             -----       -----

     The euro liability represents borrowings against an unsecured revolving multi-currency facility, under which financing of up to L5,000,000 (1999:
L5,000,000), or its equivalent in such other currency as the Company may determine, is available until January 2001. Borrowings under this facility bear interest at 0.75% above the London Interbank Offered Rate ("LIBOR").

     The sterling liability represented outstanding finance lease obligations.

     The group's financial liabilities at April 30 2000 and April 30 1999 all mature within one year, or on demand.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                       NOTES TO THE FINANCIAL STATEMENTS
                            UK FORMAT -- (CONTINUED)

NOTE 22  FINANCIAL INSTRUMENTS -- (CONTINUED)
     The interest rate risk profile of the Company's financial assets is as follows:

                                                            APRIL 30    APRIL 30
                                                              2000        1999
                                                             L'000       L'000
                                                            --------    --------
Floating rate financial assets:
U.S. dollars..............................................   42,024      44,890
Sterling..................................................   23,439      20,045
Deutschemarks.............................................    3,261       4,193
Japanese yen..............................................    2,274         751
French francs.............................................    1,294       1,389
Italian lire..............................................    1,288         413
Norwegian kroner..........................................    1,214          --
Indian rupees.............................................    1,069         839
Spanish pesetas...........................................      778         695
Australian dollars........................................      698       1,083
Belgian francs............................................      694         171
Dutch florins.............................................      687         605
Canadian dollars..........................................      383         320
Portuguese escudos........................................      271          --
Euros.....................................................      107          --
Other currencies..........................................       62          --
                                                             ------      ------
                                                             79,543      75,394
                                                             ------      ------

     Floating rate financial assets comprise cash balances on current accounts and money market deposits at call. Where these assets are interest-bearing, interest rates are set by the respective depositaries.

CURRENCY EXPOSURES:

     The group's objectives in managing currency exposures arising from its net investments overseas are explained on page 84.

     Net foreign currency monetary assets/liabilities held by the group's sterling, U.S. dollar and other operations are as follows:

                                        STERLING    U.S. DOLLAR    OTHER     TOTAL
FUNCTIONAL CURRENCY OF OPERATIONS:       L'000         L'000       L'000     L'000
----------------------------------      --------    -----------    ------    ------
AT APRIL 30 2000:
U.S. dollar...........................     425        41,599           --    42,024
Other.................................   2,042            --       12,038    14,080
                                         -----        ------       ------    ------
Total.................................   2,467        41,599       12,038    56,104
                                         -----        ------       ------    ------
AT APRIL 30 1999:
U.S. dollar...........................   4,325        40,490           --    44,815
Other.................................     297            --       10,146    10,443
                                         -----        ------       ------    ------
Total.................................   4,622        40,490       10,146    55,258
                                         -----        ------       ------    ------

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                       NOTES TO THE FINANCIAL STATEMENTS
                            UK FORMAT -- (CONTINUED)

NOTE 22  FINANCIAL INSTRUMENTS -- (CONTINUED)
FAIR VALUES:

     The fair values of all the group's financial assets and liabilities excluding short-term debtors and creditors, which have been determined on the basis of market value, are not materially different from the book values shown below:

                                                            APRIL 30    APRIL 30
                                                              2000        1999
                                                             L'000       L'000
                                                            --------    --------
Primary financial instruments:
  Short term borrowings...................................   (1,763)     (1,705)
  Cash....................................................   79,543      75,394
                                                             ------      ------
                                                             77,780      73,689
                                                             ------      ------
Contingent liabilities (see note 21)......................    6,190          --
                                                             ======      ======

NOTE 23  CONTINGENT LIABILITY

     In December 1998 and January 1999 seven class action securities complaints were filed in the United States District Court for the Southern District of New York against the Company and certain of its officers and directors. The Court ordered the seven cases consolidated, appointed lead plaintiffs and lead counsel, and ordered the filing of a consolidated amended complaint, which was filed on June 9, 1999. The lead plaintiffs sought to have the matter certified as a class action of purchasers of American Depositary Shares of the Company during the period from June 17 1998 to November 12 1998, including the former shareholders of INTERSOLV, Inc. who acquired American Depositary Shares of the Company in connection with the merger involving the two companies. The consolidated complaint alleges various violations of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 and sought unspecified compensatory damages for alleged failure to disclose material nonpublic information concerning the Company's business condition and prospects. In May 1999, the Company filed a motion to transfer the matter to the Northern District of California, and the Court granted the Company's motion in November 1999. The action was transferred in December 1999 to the Northern District of California. After the action was transferred to California, plaintiffs again amended their complaint alleging the same claims as described in the prior amended complaint but without the 1934 Act claims or the class period. MERANT filed a motion to dismiss the newly-amended complaint in June 2000.

     The Company intends to defend this litigation vigorously. However, due to the inherent uncertainties of litigation, the Company cannot accurately predict the ultimate outcome of the litigation. Any unfavourable outcome of the litigation could have an adverse impact on the Company's business, financial condition and results of operations.

     The Company and its subsidiaries are also involved in legal proceedings, claims and litigation arising in the ordinary course of business. Although the ultimate results of these legal proceedings, claims and litigation are not currently determinable, in the opinion of management these matters will not materially affect the Company's financial position, results of operations, or liquidity.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                       NOTES TO THE FINANCIAL STATEMENTS
                            UK FORMAT -- (CONTINUED)

NOTE 24  SHARE PLANS

EMPLOYEE SHARE OPTION PLANS

     The Company's share option plans provide for the grant of options to acquire shares to persons who devote substantially all their working time to MERANT and such other eligible persons as the Board may determine. The exercise price of options issued under these plans is 100% of the fair market value at the time such options are granted. Options are generally exercisable in monthly or annual instalments commencing one year after the date of grant. Unexercised options lapse as a consequence of the optionholder ceasing to be employed by MERANT or at a predetermined expiry date (of up to ten years from the date of grant), whichever occurs first.

     In September 1998 shareholders approved the 1998 Share Option Plan, which authorised the Company to grant options over a maximum of 21,352,000 shares under the 1998, 1996 and 1991 Share Option Plans. This authority will expire on September 24 2008. Under this plan 25% of options granted become exercisable one year from the date of grant and the remaining 75% in equal monthly instalments over the following three years. As at April 30, 2000, 13,403,640 options were outstanding under this plan.

     Prior to 1998, authority to issue options under similar terms had been granted pursuant to the 1991 Share Option Plan and the 1996 Share Option Plan; these authorities have now expired. Options can no longer be granted under any of the Company's previous share option plans, but options granted under those plans continue to be exercisable in accordance with the original grant rules.

     Options are also outstanding under share option plans adopted by MERANT as a result of the recent acquisitions of EnterpriseLink, INTERSOLV and XDB. No further options can be granted under these plans.

     When the Company acquired EnterpriseLink in November 1999, it assumed obligations under EnterpriseLink's share option plans that entitled EnterpriseLink's former option-holders to exercise their options in return for MERANT shares. Pursuant to the agreement to acquire INTERSOLV in 1998, the Company adopted INTERSOLV's stock option plans, including the option plans previously assumed by INTERSOLV from companies which it had acquired. Under the agreement, each outstanding option or right to purchase or acquire shares of INTERSOLV stock was assumed by the Company and became an option or right to purchase or acquire ADSs in the Company, with appropriate adjustments to the price and number of shares based on the exchange ratio of 0.55 ADSs per INTERSOLV share. Pursuant to the agreement to acquire XDB in 1998, the Company adopted XDB's share option plans. Under the agreement, XDB's former option-holders are entitled to exercise their options in return for shares in the Company.

     In addition to options granted by the Company, MERANT Trustees Limited ("MTL") is permitted to acquire ordinary shares in the Company and to grant options over them, under the terms of the MERANT Employee Benefit Trust 1994 ("the Trust"). The Trust was established to further the Company's policy of encouraging employee share ownership. At April 30 2000 MTL owned 4,371,269 shares. Options granted by MTL and outstanding at April 30 2000 totalled 2,660,055 and a further 110,000 shares were reserved for options granted before MTL purchased the shares. The remaining 1,601,214 shares were available for the grant of further options and for the MERANT 1999 Employee Share Purchase Plan. The shares held by the Trust are included in Investments (see note 14, above).

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                       NOTES TO THE FINANCIAL STATEMENTS
                            UK FORMAT -- (CONTINUED)

NOTE 24  SHARE PLANS -- (CONTINUED)
     Share option activity under all of the Company's share option plans is summarised below:

                                                       NUMBER      OPTION PRICE
                                                     OF SHARES      PER SHARE
                                                     ----------    ------------
Outstanding, January 31 1997.......................  12,475,160    L1.08-L4.32
Options granted....................................   6,622,725    L0.97-L7.41
Options exercised..................................  (1,553,705)   L1.08-L3.70
Options cancelled..................................  (5,674,775)   L0.97-L4.52
                                                     ----------    -----------
Outstanding, January 31 1998.......................  11,869,405    L0.97-L7.41
Options obligations assumed........................  11,424,537    L0.11-L3.61
Options granted....................................  10,142,575    L1.05-L7.15
Options exercised..................................  (1,160,885)   L0.11-L3.70
Options cancelled..................................  (6,597,528)   L0.11-L4.52
                                                     ----------    -----------
Outstanding, April 30 1999.........................  25,678,104    L0.11-L7.41
Options granted....................................  11,628,119    L2.46-L4.54
Option obligations assumed.........................     481,731    L0.34-L1.02
Options exercised..................................  (5,954,997)   L0.11-L7.41
Options cancelled..................................  (3,544,707)   L1.06-L6.28
                                                     ----------    -----------
Outstanding, April 30 2000.........................  28,288,250    L0.34-L7.15
                                                     ----------    -----------

     Options outstanding at April 30 2000 were granted under the authorities indicated below:

AUTHORITY FOR                                          NUMBER      OPTION PRICE
GRANT OF OPTIONS                                     OF SHARES      PER SHARE
----------------                                     ----------    ------------
1991 Share Option Plan.............................   1,111,322    L1.13-L3.49
1996 Share Option Plan.............................   1,609,341    L1.47-L7.15
1998 Share Option Plan.............................  15,261,640    L1.05-L4.54
XDB plans..........................................      42,750    L3.41-L4.69
INTERSOLV plans....................................   7,058,105    L1.50-L3.68
EnterpriseLink plans...............................     435,037    L0.34-L1.02
                                                     ----------
                                                     25,518,195    L0.34-L7.15
The Trust..........................................   2,770,055    L1.05-L4.85
                                                     ----------    -----------
Outstanding, April 30 2000.........................  28,288,250    L0.34-L7.15
                                                     ----------    -----------

     These options are exercisable between 2000 and 2010. The proceeds on exercise of all outstanding options at April 30 2000 would be L61,578,000 (1999:
L54,990,000).

     At April 30 2000 options for 11,464,000 shares (1999: 11,671,000 shares)
were currently exercisable at prices per share of between L0.34 and L7.15; the proceeds from exercise of these options at April 30 2000 would be L22,847,000 (1999: L28,391,000).

EMPLOYEE SHARE PURCHASE PLANS

     At the annual general meeting held on September 16 1999, shareholders approved adoption of the MERANT 1999 Employee Share Purchase Plan (ESPP). All full-time employees are eligible to participate

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                       NOTES TO THE FINANCIAL STATEMENTS
                            UK FORMAT -- (CONTINUED)

NOTE 24  SHARE PLANS -- (CONTINUED)
in the ESPP, and up to 1,000,000 ordinary shares will initially be made available to participating employees. Under the terms of the ESPP, payroll deductions are made during six-month offering periods for the purpose of purchasing ordinary shares at the end of an offering period. Participants may purchase shares at a price equivalent to 85% of the market value at either the beginning or the end of the offering period, whichever is the lower. The initial offering period runs from December 1999 to June 2000. At April 30, 2000, amounts totaling L1,125,000 had been collected under the plan. At the end of the first offering period, on June 19 2000, participating employees acquired approximately 850,000 ordinary shares.

     Most INTERSOLV employees were eligible to participate in the INTERSOLV employee stock purchase plan, which was constituted under similar rules. The INTERSOLV plan was terminated on September 24 1998. During the fifteen-month period ended April 30 1999 employees purchased units of INTERSOLV common stock equivalent to 465,515 MERANT ordinary shares.

NOTE 25  RELATED PARTY TRANSACTION

     Included in Other debtors and prepaid expenses is a loan to the executive director amounting to $1,219,600 (equivalent to L772,000 using year-end exchange rates) (1999: Lnil).

     In August of 1999, one of the Company's subsidiaries, MERANT Inc., a California corporation, entered into a loan agreement with Mr. Greenfield. The loan was made in conjunction with a home purchase by Mr. Greenfield and is secured by that property. The loan is denominated in U.S. dollars and accrues interest at a rate of 7.5% per annum, which is comparable to mortgage interest rates in the United States and higher than the rate that the Company generally earned on invested cash. At the beginning of fiscal year 2000 no amount was outstanding, and the maximum principal outstanding during the fiscal year was L789,000. The outstanding balance as of April 30 2000 was L772,000, including L19,000 of accrued interest. The maturity date is August 30 2001. The Company has made no provision (within the meaning of Schedule 4 to the Companies Act) in respect of delinquency in repayment of the loan, as the Company has every expectation that the loan will be repaid in accordance with its terms. As of the date of this filing, Mr. Greenfield is current on all interest payments. The directors believe the loan is appropriate for a company whose business is primarily in the United States and whose executive director is living in the United States, where loans of this type are not uncommon.

NOTE 26  SUBSEQUENT EVENT

     In June 2000, the Company's Indian subsidiary undertaking, MERANT Solutions, Pvt., Ltd., terminated its business as a distributor for the Company's products in India. The Company has entered into an agreement with a third party for the distribution of its products in India and does not expect this event to have any material adverse impact on its operating results or financial condition.

     On August 24, 2000, MERANT purchased for cancellation 14,408,798 ordinary shares at 95 pence per share for an aggregate consideration of L13,688,000. Authority to make this purchase was granted by shareholders at the annual general meeting held on September 16, 1999. The purchase represented 9.7% of the issued share capital at the date of the transaction. The shares were purchased on the London Stock Exchange and were cancelled on September 1 2000.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                    STATEMENT OF DIRECTORS' RESPONSIBILITIES
                     IN RESPECT OF THE FINANCIAL STATEMENTS
                                   UK FORMAT

     Company law requires the directors to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the Company and of the group and of the profit or loss of the group for that period. In preparing those financial statements the directors are required to:

          (a) select suitable accounting policies and then apply them consistently;

          (b) make judgments and estimates that are reasonable and prudent; and

          (c) state whether applicable accounting standards have been followed, subject to any material departures disclosed and explained in the financial statements.

     The directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the group and to enable them to ensure that the financial statements comply with the U.K. Companies Act 1985. They are also responsible for safeguarding the assets of the group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

                                   MERANT PLC
                           FINANCIAL STATEMENTS 2000

                             REPORT OF THE AUDITORS
                                   UK FORMAT

To the shareholders of MERANT plc

     We have audited the financial statements on pages 74 to 106, which have been prepared under the historical cost convention and on the basis of the accounting policies set out in note 1 to the financial statements on pages 81 to 84.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

     The directors are responsible for preparing the Annual Report. As described on page 107, this includes responsibility for preparing the financial statements in accordance with United Kingdom law and accounting standards. Our responsibilities, as independent auditors, are established in the United Kingdom by statute, the Auditing Practices Board, the Listing Rules of the Financial Services Authority and by our profession's ethical guidance.

     We report to you our opinion as to whether the financial statements give a true and fair view and are properly prepared in accordance with the Companies Act. We also report to you if, in our opinion, the directors' report is not consistent with the financial statements, if the Company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if the information specified by law or the Listing Rules regarding directors' remuneration and transactions with the Company is not disclosed.

     We read the other information contained in the Annual Report and consider whether it is consistent with the audited financial statements. We consider the implications for our report if we become aware of any apparent misstatements or material inconsistencies with the financial statements.

     We review whether the statement on pages 11 to 14 reflects the Company's compliance with those provisions of the Combined Code specified for our review by the Listing Rules, and we report if it does not. We are not required to form an opinion on the effectiveness of either the Company's corporate governance procedures or its internal controls.

BASIS OF AUDIT OPINION

     We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgments made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the group's circumstances, consistently applied and adequately disclosed.

     We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material mis-statement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION

     In our opinion the financial statements give a true and fair view of the state of affairs of the Company and of the group as at April 30 2000 and of the loss of the group for the year then ended and have been properly prepared in accordance with the U.K. Companies Act 1985.

Ernst & Young
Registered Auditor
Reading
September 12 2000